Exhibit T3C

Digicel GROUP 0.5 Limited,
as Issuer,

DIGICEL PACIFIC LIMITED,

AS GUARANTOR,

AND

DEUTSCHE BANK TRUST COMPANY AMERICAS,
AS TRUSTEE AND AS COLLATERAL AGENT

_____________________________

Indenture

Dated as of                , 2020
_____________________________

$
10.0% Senior Secured Cash Pay/PIK Notes due 2024

CROSS-REFERENCE TABLE

Reconciliation and tie showing the location in the Indenture dated as of                , 2020 of the provisions inserted pursuant to Sections 310 to 318(a), inclusive, of the Trust Indenture Act of 1939, as amended. This reconciliation and tie shall not, for any purpose, be deemed to be a part of the Indenture.

Trust Indenture Act of 1939 Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	7.12
(a)(4)	Not Applicable
(a)(5)	7.10
(b)	7.03, 7.08
311(a)	7.03
(b)	7.03
312(a)	2.05
(b)	13.03
(c)	13.03
313(a)	7.05
(b)	11.04
(c)	7.05
(d)	7.05
314(a)(1)	Not Applicable
(a)(2)	Not Applicable
(a)(3)	Not Applicable
(a)(4)	4.05
(b)	11.03
(c)(1)	13.04
(c)(2)	13.04
(c)(3)	Not Applicable
(d)	11.05
(e)	13.05
315(a)	7.01
(b)	6.01
(c)	7.01
(d)	7.01
(e)	6.11
316(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	Not Applicable
(b)	6.07
(c)	6.15
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.04
318(a)	13.01

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TABLE OF CONTENTS

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Exhibits

Exhibit A	-	Form of Notes
Exhibit B	-	Form of Transfer Certificate for Transfer from Restricted Global Note to Regulation S Global Note
Exhibit C	-	Form of Transfer Certificate for Transfer from Regulation S Global Note to Restricted Global Note
Exhibit D	-	Form of Certificate from Acquiring Accredited Investor

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INDENTURE dated as of                , 2020 among Digicel Group 0.5 Limited, an exempted company with limited liability incorporated under the laws of Bermuda (the “Issuer”), Digicel Pacific Limited, an exempted company with limited liability incorporated under the laws of Bermuda (together with any other Restricted Subsidiaries that Guarantee the Notes from time to time, the “Guarantors”), and Deutsche Bank Trust Company Americas, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”).

RECITALS OF THE ISSUER AND DIGICEL PACIFIC LIMITED

The Issuer has duly authorized the execution and delivery of this Indenture to provide for the issuance of its 10.0% Senior Secured Cash Pay/PIK Notes due 2024 issued on the date hereof (the “Original Notes”) and any Additional Notes (as defined herein).  Digicel Pacific Limited has duly authorized the execution and delivery of this Indenture to provide for the issuance of its Guarantee (as defined herein).  The Issuer and Digicel Pacific Limited have received good and valuable consideration for the execution and delivery of this Indenture and Digicel Pacific Limited’s Guarantee, as the case may be.  Digicel Pacific Limited will derive substantial direct and indirect benefits from the issuance of the Notes (as defined herein).  All necessary acts and things have been done to make (i) the Notes, when duly issued and executed by the Issuer and authenticated and delivered hereunder, the legal, valid and binding obligations of the Issuer, (ii) Digicel Pacific Limited’s Guarantee, when executed by Digicel Pacific Limited and delivered hereunder, the legal, valid and binding obligations of Digicel Pacific Limited and (iii) this Indenture a legal, valid and binding agreement of the Issuer and Digicel Pacific Limited in accordance with the terms of this Indenture.

This Indenture is subject to, and will be governed by, the provisions of the Trust Indenture Act that are required to be a part of and govern indentures qualified under the Trust Indenture Act.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE One

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01.   Definitions.

“Acceptable Junior Lien Intercreditor Agreement” means an intercreditor agreement the terms of which are consistent with market terms governing security arrangements for the sharing of Liens and Collateral proceeds on a junior lien basis at the time such intercreditor agreement is proposed to be established in light of the type of Debt subject thereto (as certified by the applicable Grantors to the Collateral Agent in an Officer’s Certificate) and duly executed by the applicable Grantors, the Collateral Agent and the representative(s) of the holders of such Debt that is secured by Liens on the Collateral that are junior to the Liens securing the Obligations pursuant to any Collateral Document; provided, that any such intercreditor agreement shall be limited to terms governing the sharing of Liens and the relative rights and obligations of the secured parties regarding Collateral and the proceeds thereof on a junior lien basis and shall not restrict or limit any Debt or the terms and conditions thereof (including any amendments and refinancings) to the extent such Debt would otherwise be permitted by this Indenture.

“Acceptable Pari Passu Intercreditor Agreement” means an intercreditor agreement the terms of which are consistent with market terms governing security arrangements for the sharing of Liens and Collateral proceeds on a pari passu basis at the time such intercreditor agreement is proposed to be established in light of the type of Debt subject thereto (as certified by the applicable Grantors to the Collateral Agent in an Officer’s Certificate) and duly executed by the applicable Grantors, the Collateral Agent and the representative(s) of the holders of such Debt that is secured by Liens on the Collateral that are pari passu to the Liens securing the Obligations pursuant to any Collateral Document; provided, that any such intercreditor agreement shall be limited to terms governing the sharing of Liens and the relative rights and obligations of the secured parties regarding Collateral and the proceeds thereof on a pari passu basis and shall not restrict or limit any Debt or the terms and conditions thereof (including any amendments and refinancings) to the extent such Debt would otherwise be permitted by this Indenture.

“Accredited Investor” means an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act).

“Additional Notes” means any additional Notes (other than the Original Notes and any PIK Notes) that may be issued on any Issue Date other than the date hereof.

“Affiliate” means, with respect to any specified Person:

(a)  any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, or

(b)  any other Person that beneficially owns, directly or indirectly, 5% or more of such specified Person’s Voting Stock or any officer or director of any such specified Person or other Person or, with respect to any natural Person, any Person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin.

For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Asset Sale” means any Disposition other than:

(a)  dispositions (including of Capital Stock) among the Issuer and/or any Restricted Subsidiary (upon voluntary liquidation or otherwise);

(b)  [reserved];

(c)  dispositions of inventory, equipment or other assets in the ordinary course of business (including on an intercompany basis);

(d)  dispositions of surplus, obsolete, used or worn out property or other property that, in the good faith judgment of the Issuer, is (1) no longer useful in its business (or in the business of any Restricted Subsidiary of the Issuer) or (2) otherwise economically impracticable to maintain;

(e)  dispositions of cash and/or Cash Equivalents or other assets that were cash and/or Cash Equivalents when the relevant original Investment was made;

(f)  dispositions that constitute Investments that are Permitted Investments (other than under clause (j) of the definition of “Permitted Investments”), Permitted Liens, Restricted Payments permitted by Section 4.08(b) or (c) (other than Section 4.08(c)(ix)) and Sale and Lease-Back Transactions permitted under Section 4.14;

(g)  other dispositions involving (I) an asset in one or a series of related transactions with a Fair Market Value of not more than $25.0 million or (II) asset dispositions not exempt pursuant to clause (I) in any fiscal year not exceeding $50.0 million in the aggregate, provided that this exception shall not apply in respect of any disposition governed by Section 4.09(d);

(h)  to the extent that (1) the relevant property is exchanged for credit against the purchase price of similar replacement property or (2) the proceeds of the relevant Disposition are promptly applied to the purchase price of such replacement property;

(i)  dispositions of Investments in Joint Ventures to the extent required by, or made pursuant to, buy/sell arrangements between Joint Venture or similar parties set forth in the relevant Joint Venture arrangements and/or similar binding arrangements;

(j)  dispositions of notes receivable or accounts receivable in the ordinary course of business (including any discount and/or forgiveness thereof) or in connection with the collection or compromise thereof;

(k)  dispositions and/or terminations of leases, subleases, licenses, sublicenses or cross-licenses (including the provision of software under any open source license), the dispositions or terminations of which (1) do not materially interfere with the business of the Issuer and its Restricted Subsidiaries or (2) relate to closed facilities or the discontinuation of any product line;

(l)   any termination of any lease, sublease, license or sub-license in the ordinary course of business, (1) any expiration of any option agreement in respect of real or personal property and (2) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;

(m)  dispositions of property subject to foreclosure, expropriation, forced disposition, casualty, eminent domain or condemnation proceedings (including in lieu thereof of any similar proceeding);

(n)  dispositions or consignments of equipment, inventory or other assets (including leasehold or licensed interests in real property) with respect to facilities that are temporarily not in use, held for sale or closed;

(o)  any issuance of Capital Stock by a Restricted Subsidiary to the Issuer or to another Restricted Subsidiary or to a minority shareholder or as required by applicable law or the terms of any license or concession;

(p)  dispositions of non-core assets and sales of real estate assets, in each case acquired in any acquisition or other Investment permitted hereunder, (x) which disposition or sale is required to obtain the approval of any anti-trust authority or (y) which, within 90 days of the date of such acquisition or Investment, are designated by the Issuer as being held for sale and not for the continued operation of the Issuer or any of its Restricted Subsidiaries or any of their respective businesses;

(q)  exchanges or swaps, including transactions covered by Section 1031 of the Code (or any comparable provision of any foreign jurisdiction), of property or assets so long as any such exchange or swap is made for fair value (as determined by the Issuer in good faith) for like property or assets;

(r)  [reserved];

(s)  licensing and cross-licensing (including sub-licensing) arrangements involving any technology, intellectual property or intellectual property rights (“IP Rights”) of the Issuer or any Restricted Subsidiary in the ordinary course of business, (1) dispositions, abandonments, cancellations or lapses of IP Rights, or issuances or registrations, or applications for issuances or registrations, of IP Rights, which, in the good faith determination of the Issuer, are not material to the conduct of the business of the Issuer or its Restricted Subsidiaries, or are no longer economical to maintain in light of its use and (2) dispositions of any technology, intellectual property or other IP Rights of the Issuer or any Restricted Subsidiary involving their customers in the ordinary course of business;

(t)  terminations or unwinds of Derivative Transactions;

(u)  dispositions of contract and license rights, development rights, leases and market data made in connection with the initial development of a telecommunications business and prior to the commencement of commercial operation of such telecommunications business for reasonable equivalent value;

(v)  disposition of assets for purposes of charitable contributions or similar gifts to the extent such assets are not material to the ability of the Issuer or any Restricted Subsidiary to conduct its business in the ordinary course;

(w)  dispositions made to comply with any order or other directive of any governmental authority or any applicable law;

(x)  other dispositions involving assets having a Fair Market Value of not more than, in any fiscal year, $25.0 million which amounts if not used in any fiscal year may be carried forward to the next subsequent fiscal year, and which carried-over amounts shall be deemed first applied in such subsequent fiscal year, provided that this exception shall not apply in respect of any disposition governed by Section 4.09(d);

(y)  [reserved];

(z)  the Issuer and the Restricted Subsidiaries may issue directors’ qualifying shares and shares issued to foreign nationals, in each case as required by applicable law;

(aa) the Issuer and the Restricted Subsidiaries may enter into any netting arrangement of accounts receivable between or among the Issuer and its Restricted Subsidiaries or among Restricted Subsidiaries of the Issuer made in the ordinary course of business; and

(bb) dispositions to any Parent Company in amounts and for purposes for which Restricted Payments to such Parent Company are permitted under Section 4.08(b) or (c); provided that any disposition made as provided above in lieu of any such Restricted Payment shall reduce availability under the applicable Restricted Payment basket under Section 4.08(b) or (c).

“Available Excluded Contribution Amount” means the aggregate amount of cash or Cash Equivalents or the Fair Market Value of other assets or property received by the Issuer or any of its Restricted Subsidiaries after the Issue Date from: (A) contributions in respect of Qualified Capital Stock (other than any amounts or other assets received from the Issuer or any of its Restricted Subsidiaries), and (B) the sale of Qualified Capital Stock of the Issuer or any of its Restricted Subsidiaries (other than (x) to the Issuer or any Restricted Subsidiary of the Issuer, or (y) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan), in each case, designated as an Available Excluded Contribution Amount pursuant to an Officer’s Certificate on or promptly after the date the relevant capital contribution is made or the relevant proceeds are received, as the case may be; provided that (i) the proceeds of any capital contributions or issuance of Capital Stock in connection with the Transactions shall not constitute Available Excluded Contribution Amount and (ii) no such amounts may be designated as Available Excluded Contribution Proceeds to the extent used to make a Restricted Payment pursuant to Sections 4.08(b) or Sections 4.08(c)(ii)(B), (c)(vii), (c)(viii), (c)(x) or (c)(xx).

“Banking Services” means each and any of the following bank services: commercial credit cards, stored value cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with Cash management and deposit accounts.

“Banking Services Obligations” means any and all obligations of the Issuer or any Guarantor, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) under any arrangement between the Issuer or any Guarantor and a counterparty that is (or is an Affiliate of) the Administrative Agent, any lender or any arranger under the Senior Credit Facility at the time such arrangement is entered into, in each case, in connection with Banking Services, in each case, that has been designated by the Issuer as being Banking Services Obligations for purposes of this Indenture.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.), as amended.

“Bankruptcy Law” means any law relating to bankruptcy, insolvency, receivership, moratorium, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law, including, without limitation, (i) bankruptcy law of Jamaica, (ii) bankruptcy law of Bermuda, (iii) bankruptcy law of the Cayman Islands, (iv) bankruptcy law of Barbados, (v) bankruptcy law of St. Lucia, (vi) bankruptcy law of Trinidad & Tobago, (vii) bankruptcy law of Aruba, (viii) bankruptcy law of Curaçao, (ix) bankruptcy law of Bonaire, (x) bankruptcy law of Anguilla, (xi) bankruptcy law of Antigua & Barbuda, (xii) bankruptcy law of Haiti, (xiii) bankruptcy law of El Salvador, (xiv) bankruptcy law of France, (xv) bankruptcy law of Luxembourg or (xvi) the Bankruptcy Code.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with IFRS, is or should be accounted for as a capital lease on the balance sheet of that Person; provided that for the avoidance of doubt, the amount of obligations attributable to any Capital Lease shall be the amount thereof accounted for as a liability in accordance with IFRS.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation or company, any and all equivalent ownership interests in a Person (other than a corporation or company), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding for the avoidance of doubt any Debt convertible into or exchangeable for any of the foregoing.

“Cash” or “cash” means money, currency or a credit balance in any Deposit Account, in each case determined in accordance with IFRS.

“Cash Equivalents” means any of the following, to the extent owned by the Issuer or any of its Restricted Subsidiaries and having a maturity of not greater than 90 days from the date of acquisition by the Issuer or any of its Restricted Subsidiaries: (a) readily marketable direct obligations of the U.S. government or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the U.S. government, (b) insured certificates of deposit of, or time deposits with, any commercial bank that (i) is a lender under a Senior Credit Facility or a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) below, (iii) is organized under the laws of the United States or any State thereof and (iv) has combined capital and surplus of at least $1.0 billion; (c) commercial paper in an aggregate amount of no more than $1.0 million per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P, and (d) money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition; provided that bank deposits and short term investments in the local currency of any Restricted Subsidiary shall qualify as Cash Equivalents so long as the aggregate amount thereof does not exceed the amount reasonably estimated by the Issuer as being necessary to finance the operations, including capital expenditures, of such Restricted Subsidiary for the succeeding 90 days.

The term “Cash Equivalents” shall also include (x) Investments of the type and maturity described in clauses (a) through (g) above of foreign obligors, which Investments or obligors (or the parent companies thereof) have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (y) other short-term Investments utilized by the Issuer and its Subsidiaries in accordance with normal investment practices for cash management in Investments analogous to the Investments described in clauses (a) through (g) and in this paragraph.

“Change of Control” means any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than a Permitted Holder, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting power of the Issuer’s outstanding Voting Stock, but excluding (i) any employee benefit plan and/or Person acting as the trustee, agent or other fiduciary or administrator therefor, and (ii) any underwriter in connection with any Equity Offering.

Notwithstanding the foregoing, a transaction shall not be deemed to involve a Change of Control if (1) the Issuer becomes a direct or indirect wholly owned Subsidiary of a holding company and (2) (a) the direct or indirect holders of the Capital Stock of the ultimate parent holding company immediately following that transaction are substantially the same as the holders of the Issuer’s Voting Stock (or the Voting Stock of any Parent Company of the

Issuer, if applicable) immediately prior to that transaction or (b) no “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner of 50% or more of the total voting power of the Capital Stock of such ultimate parent holding company (other than a Permitted Holder).

“Clearstream” means Clearstream Banking, société anonyme.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the assets and properties subject to Liens granted by the Issuer or the Guarantor, or any of their subsidiaries, in favor of any Collateral Agent for the benefit of the Trustee and the Holders, including, on the date of this Indenture, (i) all Capital Stock of Digicel Pacific Limited owned by the Issuer, (ii) all Capital Stock of Digicel Limited owned by the Issuer, (iii) all Capital Stock (including warrants to acquire Capital Stock) of Digicel Holdings (Central America) Limited owned by the Issuer, (iv) the Issuer’s receivable under the DCAGL Credit Agreement, (v) all Capital Stock of Digicel (Singapore) Private Limited owned by Digicel Pacific Limited and (vi) all Capital Stock of Digicel (PNG) Limited owned by Digicel (Singapore) Private Limited.

“Collateral Documents” means, collectively, the instruments and documents pursuant to which any Issuer or Guarantor, or any of their subsidiaries, grants a Lien on any Collateral as security for the Notes, in each case in accordance with the terms of this Indenture and the Notes, including the Pledge Agreement, PNG Deed of Charge over Securities and Singapore Pledge Agreement.

“Commission” means the U.S. Securities and Exchange Commission.

“Consolidated Adjusted EBITDA” for any period means, as to any Person, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, (a) plus the sum of (i) Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period (including any PIK Interest excluded from the definition of Consolidated Interest Expense), (ii) Consolidated Tax Expense of such Person and its Restricted Subsidiaries for such period, (iii) the consolidated depreciation and amortization expense included in the income statement of such Person and its Restricted Subsidiaries for such period, (iv) any other non-cash items reducing Consolidated Net Income (other than any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period required to be made by IFRS), (v) charges or expenses related to any stock option plan or employee benefit plan required to be made pursuant to IFRS, and (vi) to the extent not included in Consolidated Net Income, any proceeds of business interruption insurance received by such Person and its Restricted Subsidiaries for such period, and (b) minus all non-cash items increasing Consolidated Net Income for such period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period).

“Consolidated First Lien Net Debt” means, as to any Person at any date of determination, the aggregate principal amount of Consolidated Total Net Debt outstanding on such date that is secured by a first priority Lien on any asset or property of such Person or its Restricted Subsidiaries that constitutes Collateral.

“Consolidated Interest Expense” means, for any period, the consolidated interest expense included in a consolidated income statement (without deduction of interest income) of the Issuer and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with IFRS, (a) excluding the amortization of deferred financing costs and PIK Interest on the Notes or on other Debt issued in the Transactions and (b) including without limitation or duplication (or, to the extent not so included, with the addition of), (i) the amortization of debt discounts; (ii) any payments or fees with respect to letters of credit, bankers’ acceptances or similar facilities; (iii) fees with respect to interest rate swap or similar agreements; and (iv) accrued Disqualified Capital Stock dividends, whether or not declared or paid.

“Consolidated Net Income” for any period means the consolidated net income (or loss) of the Issuer and its Restricted Subsidiaries for such period determined on a consolidated basis (before minority interests) in accordance with IFRS; provided that there shall be excluded therefrom (without duplication) (a) the net income (or loss) of any Person acquired by the Issuer or its Restricted Subsidiaries in a pooling-of-interests transaction for any period prior to the date of such transaction, (b) the net income (or loss) of any Person that is not a Restricted Subsidiary of the Issuer (including Unrestricted Subsidiaries) except to the extent of the amount of dividends or other distributions actually paid to the Issuer or its Restricted Subsidiaries by such Person during such period, (c) gains or losses on dispositions by the Issuer or its Restricted Subsidiaries other than in the ordinary course of business, (d) all extraordinary or non-recurring gains and extraordinary or non-recurring losses, (e) the cumulative effect of changes in accounting principles, (f) gains or losses resulting from fluctuations in currency exchange rates (whether realized or unrealized) and (g) the tax effect of any of the items described in clauses (a) through (f) above.

“Consolidated Tax Expense” means, for any period with respect to any Relevant Taxing Jurisdiction, the provision for all national, local and foreign federal, state or other income taxes of the Issuer and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with IFRS.

“Consolidated Total Assets” means, as to any Person, at any date, all amounts that would, in conformity with IFRS, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the applicable Person at such date.

“Consolidated Total Debt” means, as to any Person at any date of determination, the aggregate principal amount of all Debt of the type described in clauses (a), (b), (c) and (d) of the definition thereof (including, for this purpose, a payment or disbursement made by a bank pursuant to a letter of credit that have not been reimbursed within five Business Days but excluding, for the avoidance of doubt, undrawn letters of credit), in each case of such Person and, without duplication, all guarantees of such Debt of other Persons by such Person; provided that “Consolidated Total Debt” shall be calculated to exclude any obligation, liability or indebtedness of such Person if, upon or prior to the maturity thereof, such Person has irrevocably deposited with the proper Person in trust or escrow the necessary funds (or evidences of indebtedness) for the payment, redemption or satisfaction of such obligation, liability or indebtedness.

“Consolidated Total Net Debt” means, as to any Person at any date of determination, the Consolidated Total Debt of such Person, net of the Unrestricted Cash Amount.

“Consolidated Working Capital” means, as at any date of determination, the excess of Current Assets over Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period; provided that there shall be excluded (a) the effect of reclassification during such period between current assets and long term assets and current liabilities and long term liabilities (with a corresponding restatement of the prior period to give effect to such reclassification), (b) the effect of any Disposition of any Person, facility or line of business or acquisition of any Person, facility or line of business during such period, (c) the effect of any fluctuations in the amount of accrued and contingent obligations under any Hedge Agreement, and (d) the application of purchase or recapitalization accounting.

“Convertible Perpetual Preferred Notes” means (i) the Convertible Perpetual Preferred Notes to be issued Digicel Group 0.5 Limited in connection with the Transactions and (ii) any such notes issued by Digicel Group 0.5 Limited as in-kind interest on the notes referenced in clause (i).

“Corporate Trust Office” means the principal corporate trust office of the Trustee, at which at any particular time its corporate trust business shall be administered, which office at the date of execution of this Indenture is located at 60 Wall Street, 24th Floor, MS:  NYC60-2405, New York, New York 10005, Attention:  Trust and Agency Services, or such other address as the Trustee may designate from time to time by notice to the Holders and the Issuer, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Issuer).

“Credit Facility” or “Credit Facilities” means, one or more debt facilities or indentures, as the case may be, (including the Senior Credit Facility) or commercial paper facilities with banks, insurance companies or other institutional lenders providing for revolving credit loans, term loans, notes, letters of credit or other forms of guarantees and assurances or other credit facilities or extensions of credit, including overdrafts, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time and, for the avoidance of doubt, includes any agreement extending the maturity of, refinancing or restructuring all or any portion of the indebtedness under such agreements or any successor agreements.

“Current Assets” means, at any date, all assets of the Issuer and its Restricted Subsidiaries which under IFRS would be classified as current assets (excluding any (i) cash or Cash Equivalents (including cash and Cash Equivalents held on deposit for third parties by the Issuer and/or any Restricted Subsidiary), (ii) permitted loans to third parties, (iii) deferred bank fees and derivative financial instruments related to Indebtedness, (iv) the current portion of current and deferred taxes and (v) assets held for sale or pension assets).

“Current Liabilities” means, at any date, all liabilities of the Issuer and its Restricted Subsidiaries which under IFRS would be classified as current liabilities, other than (i) current maturities of long term debt, (ii) outstanding revolving loans and letter of credit exposures, (iii) accruals of Consolidated Interest Expense (excluding Consolidated Interest Expense that is due and unpaid), (iv) obligations in respect of derivative financial instruments related to Indebtedness, (v) the current portion of current and deferred taxes, (vi) liabilities in respect of unpaid earnouts, (vii) accruals relating to restructuring reserves, (viii) liabilities in respect of funds of third parties on deposit with the Issuer and/or any Restricted Subsidiary, (ix) the current portion of any Capital Lease, (x) any liabilities recorded in connection with stock based awards, partnership interest based awards, awards of profits interests, deferred compensation awards and similar initiative based compensation awards or arrangements and (xi) the current portion of any other long term liability for borrowed money.

“DCAGL Credit Agreement” means that certain credit agreement among Digicel (Central America) Group Limited and Digicel Group One Limited, as the lender (to be assigned to the Issuer in connection with the Transactions), as in effect on the Issue Date and as may be amended, modified, supplemented or restated from time to time in compliance with this Indenture, together with any related agreements or documents (including any security documents and guarantee agreements).

“Debt” means, with respect to any Person, without duplication:

(a)  all indebtedness of such Person for borrowed money;

(b) that portion of obligations with respect to Capital Leases of such Person to the extent recorded as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with IFRS;

(c) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with IFRS;

(d) any obligation of such Person owed for all or any part of the deferred purchase price of property or services (excluding (w) any earn out obligation or purchase price adjustment until such obligation (A) becomes a liability on the statement of financial position or balance sheet of such Person (excluding the footnotes thereto) in accordance with IFRS and (B) has not been paid within 30 days after becoming due and payable following expiration of any dispute resolution mechanics set forth in the applicable agreement governing the applicable transaction, (x) accrued expenses and trade accounts payable in the ordinary course of business (including on an intercompany basis) and (y) liabilities associated with customer prepayments and deposits), which purchase price is (i) due more than six months from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or similar written instrument;

(e) all Debt of others secured by any Lien on any property or asset owned or held by such Person regardless of whether the Debt secured thereby has been assumed by such Person or is non-recourse to the credit of such Person;

(f) the face amount of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings;

(g) the guarantee by such Person of the Debt of another;

(h) all obligations of such Person in respect of any Disqualified Capital Stock and all obligations of such Person’s non-Guarantor Subsidiaries in respect of Preferred Stock; and

(i) all net obligations of such Person in respect of any Derivative Transaction, including any Hedge Agreement, whether or not entered into for hedging or speculative purposes;

provided that (i) in no event shall obligations under any Derivative Transaction be deemed “Debt” for any calculation of the Total Leverage Ratio, the First Lien Net Leverage Ratio or any other financial ratio under this Indenture, (ii) the amount of Debt of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Debt and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith and (iii) in no event shall the term “Debt” include (A) non-interest bearing installment obligations and accrued liabilities incurred in the ordinary course of business that are not more than 90 days past due, (B) liabilities in respect of performance bonds or surety bonds provided by the Issuer or any Restricted Subsidiary in the ordinary course of business, to the extent such bonds are not drawn upon or, if and to the extent drawn upon are honored in accordance with their terms and if, to be reimbursed, are reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement following payment on the bond or (C)  any pension obligation of the Issuer or any Restricted Subsidiary.

For all purposes hereof, the Debt of any Person shall include the Debt of any partnership in which such Person is a general partner, except to the extent such Person’s liability for such Debt is otherwise limited.

The principal amount of any non-interest bearing Debt or other discount security constituting Debt at any date shall be the principal amount thereof that would be shown on a balance sheet of the Issuer dated such date prepared in accordance with IFRS.

“Default” means any event or condition which upon notice, lapse of time or both would become an Event of Default.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, excluding, for the avoidance of doubt, any investment property (within the meaning of the UCC) or any account evidenced by an instrument or negotiable certificate of deposit (within the meaning of the UCC).

“Depository” or “DTC” means, with respect to the Notes issued in the form of one or more Global Notes, The Depository Trust Company or another Person designated as Depository by the Issuer, which Person must be a clearing agency registered under the Exchange Act.

“Derivative Transaction” means (a) any interest-rate transaction, including any interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) any exchange-rate transaction, including any cross-currency interest-rate swap, any forward foreign-exchange contract, any currency swap or currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) any equity derivative transaction, including any equity-linked swap, any equity-linked option, any forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) any commodity (including precious metal) derivative transaction, including any commodity-linked swap, any commodity-linked option, any forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided that, no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management, managers or consultants of the Issuer or its subsidiaries shall constitute a Derivative Transaction.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or any Restricted Subsidiary in connection with any Asset Sale that is designated as Designated Non-Cash

Consideration by the Issuer (which amount shall be reduced by the amount of cash or Cash Equivalents received in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to cash or Cash Equivalents).

“DIFL Secured Notes” means the 8.750% Senior Secured Notes due 2024 issued by Digicel Holdings (Bermuda) Limited and Digicel International Finance Limited as co-issuers (a) issued before the Issue Date or (b) issued in the Transactions.

“DIFL Subordinated Notes” means the Subordinated Notes to be issued in the Transactions by Digicel International Finance Limited and Digicel Holdings (Bermuda) Limited as co-issuers.

“DIFL Unsecured Notes” means the Senior Unsecured Notes to be issued in the Transactions by Digicel International Finance Limited and Digicel Holdings (Bermuda) Limited as co-issuers, including any increase in the principal amount of outstanding DIFL Unsecured Notes or any issuance of additional DIFL Unsecured Notes, in each case as a result of the payment of PIK Interest on the DIFL Unsecured Notes.

“Digicel (CA) Limited” means Digicel (CA) Limited, an exempted company with limited liability incorporated and existing under the laws of Bermuda.

“Digicel (Central America) Group Limited” means Digicel (Central America) Limited, an exempted company with limited liability incorporated and existing under the laws of Bermuda.

“Digicel (PNG) Limited” means Digicel (PNG) Limited, a limited liability company incorporated under the laws of the Independent State of Papua New Guinea.

“Digicel (Singapore) Private Limited” means Digicel (Singapore) Private Limited, a private limited company incorporated under the laws of the Republic of Singapore.

“Digicel Holdings (Central America) Limited” means Digicel Holdings (Central America) Limited, an exempted company with limited liability incorporated and existing under the laws of Bermuda.

“Digicel Limited” means Digicel Limited, an exempted company with limited liability incorporated and existing under the laws of Bermuda.

“Digicel Pacific Limited” means Digicel Pacific Limited, an exempted company with limited liability incorporated and existing under the laws of Bermuda.

“Disposition” or “Dispose” means the sale, lease, sublease, or other disposition of any property of any Person.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, on or prior to 91 days following the maturity date of the Notes at the time such Capital Stock is issued (it being understood that if any such redemption is in part, only such part coming into effect prior to 91 days following the maturity date of the Notes at the time such Capital Stock is issued shall constitute Disqualified Capital Stock), (b) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock that would constitute Disqualified Capital Stock, in each case at any time on or prior to 91 days following the maturity date of the Notes at the time such Capital Stock is issued, (c) contains any mandatory repurchase obligation or any other repurchase obligation at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, which may come into effect prior to 91 days following the maturity date of the Notes at the time such Capital Stock is issued (it being understood that if any such repurchase obligation is in part, only such part coming into effect prior to 91 days following such maturity date of the Notes at the time such Capital Stock is issued shall constitute Disqualified Capital Stock) or (d) provides for the scheduled payments of dividends in Cash on or prior to 91 days following the maturity date of the Notes at the time such Capital Stock is issued; provided that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of any change of control, Qualifying IPO or any Asset Sale occurring prior to 91 days following the maturity date of the Notes at the time such Capital Stock is issued shall not constitute Disqualified Capital Stock if such Capital Stock provides that the issuer thereof shall not redeem any such Capital Stock pursuant to such provisions prior to the maturity date of the Notes.

Notwithstanding the preceding sentence, (A) if such Capital Stock is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the ordinary course of business of the Issuer or any Restricted Subsidiary, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (B) no Capital Stock held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or Immediate Family Members) of the Issuer (or any Parent Company or any subsidiary) shall be considered Disqualified Capital Stock because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“dollars” means the lawful currency of the United States of America.

“Dollar Equivalent” means, at any date of determination, (a) with respect to any amount denominated in dollars, such amount, and (b) with respect to any amount denominated any currency other than dollars, the equivalent amount thereof in dollars as determined by the Issuer at such time on the basis of the Spot Rate in effect on such date for the purchase of Dollars with such currency.

“ECF Prepayment Amount” means an amount equal to (A) 75% of Excess Cash Flow of the Issuer and its Restricted Subsidiaries for such fiscal year, minus (B) at the option of the Issuer, to the extent occurring during fiscal year or occurring after such fiscal year and prior to the date of the applicable Excess Amount Offer and without duplication (including duplication of any amounts deducted in any prior fiscal year), the following:

(a)   the aggregate principal amount of any Notes and/or any other Debt permitted to exist pursuant to this Indenture to the extent secured by Liens on the Collateral that are pari passu with the Liens on the Collateral securing the Notes, voluntarily prepaid, repurchased, redeemed or otherwise retired (or contractually committed to be prepaid, repurchased, redeemed or otherwise retired);

(b)   the aggregate principal amount of any Debt of any Restricted Subsidiaries of the Issuer permitted to exist pursuant to this Indenture repaid, prepaid, repurchased, redeemed or otherwise retired (or contractually committed to be prepaid, repurchased, redeemed or otherwise retired);

(c)   the aggregate amount of any premiums, make-whole or penalty payments actually paid in Cash (or committed or budgeted) by the Issuer and/or any Restricted Subsidiary during such that are or were required to be made in connection with any prepayment, repurchase, redemption or retirement of Debt;

(d)   all Cash payments in respect of capital expenditures as would be reported in the Issuer’s consolidated statement of cash flows;

(e)   Cash payments by the Issuer and its Restricted Subsidiaries made (or committed or budgeted) in respect of long-term liabilities (including for purposes of clarity, the current portion of such long-term liabilities) of the Issuer and its Restricted Subsidiaries other than Debt, except to the extent such cash payments were deducted in the calculation of Consolidated Net Income or Consolidated Adjusted EBITDA for such period;

(f)    any Investment (including acquisitions) permitted by this Indenture (other than Investments (x) in Cash or Cash Equivalents or (y) in the Issuer or any Restricted Subsidiary) and/or any Restricted Payment permitted by this Indenture;

(g)   the aggregate consideration (i) required to be paid in Cash by the Issuer or its Restricted Subsidiaries pursuant to binding contracts entered into prior to or during such period relating to capital expenditures, acquisitions or other Investments permitted by this Indenture and/or Restricted Payments described in clause (f) above and/or (ii) otherwise committed or budgeted to be made in connection with capital expenditures, acquisitions or Investments and/or Restricted Payments described in clause (f) above (clauses (i) and (ii) of this clause (g), the “Scheduled Consideration”) (other than Investments in (x) Cash and Cash Equivalents or (y) the Issuer or any Restricted Subsidiary) to be consummated or made during the period of four consecutive fiscal quarters of the Issuer following the end of such period; provided that to the extent the aggregate amount actually utilized to finance such capital expenditures, acquisitions, Investments or Restricted Payments during such subsequent period of four consecutive fiscal quarters is less than the Scheduled Consideration, the amount of the resulting shortfall shall be added to the calculation of Excess Cash Flow at the end of such subsequent period of four consecutive fiscal quarters;

(h)   to the extent not expensed (or exceeding the amount expensed) during such period or not deducted (or exceeding the amount deducted) in calculating Consolidated Net Income, the aggregate amount of any fee, loss, charge, expense, cost, accrual or reserve of any kind (“Charges”) paid or payable in Cash by the Issuer and its Restricted Subsidiaries during such period;

(i)    Consolidated Interest Expense to the extent paid or payable in Cash (including (A) fees and expenses paid to the Trustee in connection with its services under this Indenture, (B) other bank, administrative agency (or trustee) and financing fees (including rating agency fees), (C) costs of surety bonds in connection with financing activities (whether amortized or immediately expensed) and (D) commissions, discounts and other fees and charges owed with respect to letters of credit, bank guarantees, bankers’ acceptances or any similar facilities or financing and hedging agreements);

(j)    taxes (including taxes paid or payable pursuant to any tax sharing arrangement or arrangements and/or any tax distribution) paid or payable, and provisions for taxes, to the extent payable in Cash with respect to such fiscal year;

(k)   Cash payments (other than in respect of taxes, which are governed by clause (10) above) for any liability the accrual of which in a prior period did not reduce Consolidated Adjusted EBITDA and therefore increased Excess Cash Flow in such prior period (provided there was no other deduction to Consolidated Adjusted EBITDA or Excess Cash Flow related to such payment);

(l)    the amount of any tax obligation of the Issuer and/or any Restricted Subsidiary that is estimated in good faith by the Issuer as due and payable (but is not currently due and payable) by the Issuer and/or any Restricted Subsidiary as a result of the repatriation of any dividend or similar distribution of net income of any Subsidiary to the Issuer and/or any Restricted Subsidiary;

(m)   Cash expenditures in respect of any Derivative Transaction during such period to the extent not otherwise deducted in the calculation of Consolidated Net Income or Consolidated Adjusted EBITDA; and

(n)   the aggregate amount of expenditures actually made by the Issuer and/or any Restricted Subsidiary in Cash (including any expenditure for the payment of fees or other Charges (or any amortization thereof for such period) in connection with any Disposition, incurrence or repayment of Debt, issuance of Capital Stock, refinancing transaction, amendment or modification of any debt instrument, including this Indenture, and including, in each case, any such transaction consummated prior to, on or after the Issue Date, and Charges incurred in connection therewith, whether or not such transaction was successful), to the extent that such expenditures were not expensed;

in the case of each of clauses (a) through (n) (as applicable), (I) excluding any such prepayments made during such fiscal year that reduced the amount required to be prepaid pursuant to an Excess Amount Offer in the prior fiscal year, (II) in the case of any prepayment of revolving Debt, to the extent accompanied by a permanent reduction in the relevant commitment and (III) to the extent that such prepayments were not financed with the proceeds of other Debt (other than revolving Debt) of the Issuer or its Restricted Subsidiaries.

“Equity Offering” means an offer and sale of Capital Stock (which is Qualified Capital Stock) of the Issuer or any Parent Company with gross proceeds to the Issuer of at least $50.0 million (including any sale of common shares purchased upon the exercise of any over-allotment option granted in connection therewith).

“Euroclear” means Euroclear S.A./N.V., as operator of the Euroclear System.

“Excess Amount” means, for any fiscal year of the Issuer, an amount equal to the amount by which the ECF Prepayment Amount exceeds $10.0 million.

“Excess Cash Flow” means, for any fiscal year, an amount (if positive) equal to:

(a)   the sum, without duplication, of the amounts for such period of the following:

(i)   Consolidated Adjusted EBITDA for such period, plus

(ii)   the Consolidated Working Capital Adjustment for such period, minus

(b)   the sum, without duplication, of the amounts for such period of the following:

(i)   any foreign translation losses paid or payable in cash (including any currency re-measurement of Debt, any net gain or loss resulting from Derivative Transactions for currency exchange risk resulting from any intercompany Debt, any foreign currency translation or transaction or any other currency-related risk) to the extent included in calculating Consolidated Adjusted EBITDA, plus

(ii)   an amount equal to (A) any fee, loss, charge, expense, cost, accrual or reserve of any kind either (1) excluded in calculating Consolidated Net Income or (2) added back in calculating Consolidated Adjusted EBITDA, in each case, to the extent paid or payable in cash and (B) all non-Cash credits included in calculating Consolidated Net Income or Consolidated Adjusted EBITDA, plus

(iii)   amounts paid in Cash (except to the extent financed with long term funded Debt (other than revolving Debt)) during such period on account of (A) items that were accounted for as non-Cash reductions of Consolidated Net Income or Consolidated Adjusted EBITDA in a prior period and (B) reserves or amounts established in purchase accounting to the extent such reserves or amounts are added back to, or not deducted from, Consolidated Net Income, plus

(iv)   the aggregate amount of any extraordinary, unusual, special or non-recurring cash Charges paid or payable during such period (whether or not incurred in such Excess Cash Flow Period) that were excluded in calculating Consolidated Adjusted EBITDA (including any component definition used therein) for such period, plus

(v)   the amount of any payment of Cash to be amortized or expensed over a future period and recorded as a long-term asset.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

“Exchange Debt” means any Debt of DGL1 or DGL2 that remains outstanding following completion of the Transactions and any Debt incurred to refinance such Debt.

“Excluded Subsidiary” means:

(a) any Restricted Subsidiary that is not a Wholly-Owned Subsidiary;

(b) any Immaterial Subsidiary;

(c) any Restricted Subsidiary that is prohibited or restricted by law, rule or regulation or contractual obligation (not entered into in contemplation of such Person becoming a Restricted Subsidiary) from providing a Guarantee or that would require a governmental (including regulatory) or third party consent, approval, license or authorization to provide a Guarantee (including under any financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance or similar legal principles) to the extent not so received, it being understood that the Issuer and its Subsidiaries shall have no obligation to obtain any such consent, approval, license or authorization;

(d) any not-for-profit subsidiary;

(e) any captive insurance subsidiary or subsidiary that is a broker-dealer;

(f) any special purpose entity (including a special purpose entity used for any permitted securitization or receivables facility or financing);

(g) any Unrestricted Subsidiary;

(h) any Subsidiary acquired by the Issuer or any Subsidiary that has secured Debt not incurred in contemplation of such acquisition, and any Restricted Subsidiary thereof that guarantees such secured Debt, in each case to the extent the terms of such secured Debt prohibit such subsidiary from becoming a Guarantor;

(i) any Restricted Subsidiary if the provision of a Guarantee could reasonably be expected to result in material adverse tax consequences to the Issuer or any Guarantor or any of their subsidiaries or Parent Companies as determined by the Issuer in good faith; and

(j) any other Restricted Subsidiary with respect to which, in the reasonable judgment of the Issuer, the burden or cost of providing a Guarantee outweighs the benefits afforded thereby.

“Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s-length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Issuer’s board of directors.

“First Lien Notes Secured Parties” means the Trustee, the Collateral Agent and the Holders.

“First Lien Net Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated First Lien Net Debt as of such date to (b) Consolidated Adjusted EBITDA for the Test Period then ended or as otherwise specified where the term “First Lien Net Leverage Ratio” is used in this Indenture, in each case for the Issuer and its Restricted Subsidiaries.

“Grantor” has the meaning given to such term (or any equivalent term, such as pledgor or mortgagor) in the applicable Collateral Document.

“Guarantee” means any guarantee of the Issuer’s obligations under this Indenture and the Notes by any Restricted Subsidiary or any other Person in accordance with the provisions of this Indenture, including the Guarantee by the Guarantor dated as of the date of this Indenture. When used as a verb, “Guarantee” shall have a corresponding meaning.

“guarantees” means, as applied to any obligation,

(a)  a guarantee (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation; and

(b)  except for the purposes of Section 4.15, an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, by the mortgage, charge or pledge of assets and the payment of amounts drawn down under letters of credit;

provided that the term “guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Issue Date or entered into in connection with any acquisition, Disposition or other transaction permitted under this Indenture (other than such obligations with respect to Debt). The amount of any guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Hedge Agreement” means any agreement with respect to any Derivative Transaction between the Issuer or any of its Restricted Subsidiaries and any other Person.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary of the Issuer (other than Digicel Pacific Limited) (a) that does not have assets in excess of 2.5% of Consolidated Total Assets of the Issuer and its Restricted Subsidiaries and (b) that does not contribute Consolidated Adjusted EBITDA in excess of 2.5% of the Consolidated Adjusted EBITDA of the Issuer and its Restricted Subsidiaries, in each case, as of the last day of the most recently ended Test Period; provided that, the Consolidated Total Assets and Consolidated Adjusted EBITDA (as so determined) of all Immaterial Subsidiaries shall not exceed 5.0% of Consolidated Total Assets and 5.0% of Consolidated Adjusted EBITDA, in each case, of the Issuer and its Restricted Subsidiaries as of the last day of the most recently ended Test Period.

“Immediate Family Member” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), any trust, partnership or other bona fide estate planning vehicle the only beneficiaries of which are any of the foregoing individuals, such individual’s estate (or an executor or administrator acting on its behalf), heirs or legatees or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indenture” means this instrument as originally executed or as it may from time to time be supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof.

“Interest Payment Date” means the Stated Maturity of an installment of interest on the Notes.

“Investment” means (a) any purchase or other acquisition by the Issuer or any of its Restricted Subsidiaries of any of the securities of any other Person, (b) the acquisition by purchase or otherwise (other than any purchase or other acquisition of inventory, materials, supplies and/or equipment in the ordinary course of business) of all or a substantial portion of the business, property or fixed assets of any other Person or any division or line of business or other business unit of any other Person and (c) any loan, advance or capital contribution by the Issuer or any of its Restricted Subsidiaries to any other Person. Subject to Section 4.17, the amount of any Investment shall be the original cost of such Investment, plus the cost of any addition thereto that otherwise constitutes an Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto, but giving effect to any repayments of principal in the case of any Investment in the form of a loan and any return of capital or return on Investment in the case of any equity Investment (whether as a distribution, dividend, redemption or sale but not in excess of the amount of the relevant initial Investment).

“Investors” means Denis O’Brien and any Permitted Transferee of Denis O’Brien.

“Issue Date” means, in respect of any Note, the date on which such Note was initially issued.

“Issuer” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“Issuer Order” means a written order signed in the name of the Issuer by any Person authorized by a resolution of the board of directors of the Issuer.

“Joint Venture” means, with respect to any Person, any other Person in which such Person owns Capital Stock (other than any Wholly-Owned Subsidiary), and including, for the avoidance of doubt, any other Person in which such Person owns less than a 100% interest. Unless otherwise specified, “Joint Venture” shall refer to any Person in which the Issuer or any Restricted Subsidiary owns Capital Stock (other than any Wholly-Owned Subsidiary).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capital Lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided that in no event shall an operating lease in and of itself be deemed to constitute a Lien.

“Maturity” means, with respect to any indebtedness, the date on which any principal of such indebtedness becomes due and payable as therein or herein provided, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Proceeds” means (a) with respect to any Disposition, the cash proceeds (including Cash Equivalents and cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received), net of (i) selling costs and out-of-pocket expenses (including reasonable broker’s fees or commissions, legal fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and transfer and similar taxes and the Issuer’s good faith estimate of income taxes paid or payable (including pursuant to tax sharing arrangements or that are or would be imposed on intercompany distributions with such proceeds) in connection with such Disposition), (ii) amounts provided as a reserve in accordance with IFRS against any liabilities under any indemnification obligation or purchase price adjustment associated with such Disposition (provided that to the extent and at the time any such amounts are released from such reserve, other than to make a payment for which such amount was reserved, such amounts shall constitute Net Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Debt (other than any other Debt secured by a Lien on the Collateral that is pari passu with, or expressly subordinated to, the Lien on the Collateral securing the Notes) which is secured by the asset sold in such Disposition and which is required to be repaid or otherwise comes due or would be in default and is repaid (other than any such Debt that is assumed by the purchaser of such asset), (iv) cash escrows (until released from escrow to the Issuer or any of its Restricted Subsidiaries) from the sale price for such Disposition and (v) in the case of any Disposition by any non-Wholly-Owned Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (v)) attributable to any minority interest and not available for distribution to or for the account of the Issuer or a Wholly-Owned Subsidiary as a result thereof; and (b) with respect to any issuance or incurrence of Debt or Capital Stock, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs, underwriting discounts and other fees and expenses incurred in connection therewith.

“New DGL0.5 Unsecured Notes” means the 8.00% Senior Cash Pay/PIK Notes due 2025 to be issued in the Transactions by Digicel Group 0.5 Limited, including any increase in the principal amount of outstanding New DGL0.5 Unsecured Notes or any issuance of additional New DGL0.5 Unsecured Notes, in each case as a result of the payment of PIK Interest on the New DGL0.5 Unsecured Notes.

“New DL Notes” means the Senior Notes to be issued in the Transactions by Digicel Limited.

“Notes” means the Initial Notes and more particularly means any Note authenticated and delivered under this Indenture.  For all purposes of this Indenture, the term “Notes” shall also include any PIK Notes and any Additional Notes that are actually issued.  For purposes of this Indenture, all references to Notes to be issued or authenticated upon transfer, replacement or exchange shall be deemed to, unless the context requires otherwise, include any PIK Notes and any Additional Notes that are actually issued.

“Officer’s Certificate” means a certificate signed by a director or an officer of the Issuer, a Guarantor or a Surviving Entity, as the case may be, and delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel.  The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Parent Company” means any other Person, or group of Persons that are Affiliates of the Issuer of which the Issuer is a direct or indirect Subsidiary.

“Pari Passu Debt” means (a) any Debt of the Issuer that ranks equally in right of payment with the Notes or (b) any Debt of a Guarantor that ranks equally in right of payment to the Guarantee of such Guarantor, in each case to the extent such Debt is secured by ratable Liens on the Collateral.

“Permitted Debt” has the meaning set forth in Section 4.06.

“Permitted Holders” means (a) the Investors and (b) any Person with which one or more Investors form a “group” (within the meaning of Section 14(d) of the Exchange Act) so long as, in the case of this clause (b), the relevant Investors beneficially own more than 50% of the relevant Voting Stock beneficially owned by the group.

“Permitted Investments” means any of the following:

(a)	Cash or Investments that were Cash Equivalents at the time made;

(b)	Investments in (i) the Issuer, (ii) a Restricted Subsidiary or (iii) any other Person if as a result of such Investment such other Person becomes a Restricted Subsidiary or such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Issuer or a Restricted Subsidiary (in the case of any such Permitted Investments pursuant to this clause (b) that constitute Debt, to the extent permitted under Section 4.06);

(c)	any payments or other transactions pursuant to a tax sharing agreement between the Issuer and any other Person with which the Issuer files or filed a consolidated tax return or with which the Issuer is part of a consolidated group for tax purposes or any tax advantageous group contribution made pursuant to applicable legislation;

(d)	Investments in (i) Digicel (CA) Limited or any Subsidiary thereof in an aggregate outstanding amount not to exceed $25.0 million, (ii) Turgeau Holdings Limited or any Subsidiary thereof in an aggregate outstanding amount not to exceed $30.0 million and (iii) any Similar Business in an aggregate outstanding amount not to exceed $125.0 million;

(e)	[reserved];

(f)	(i) Investments existing on, or contractually committed to as of, the Issue Date and (ii) any modification, replacement, renewal or extension of any Investment described in clause (i) above so long as no such modification, renewal or extension thereof increases the amount of such Investment except by the terms thereof or as otherwise permitted under this Indenture;

(g)	Investments received in lieu of cash in connection with any Asset Sale permitted by Section 4.09 or any other disposition of assets not constituting an Asset Sale;

(h)	[reserved];

(i)	Investments consisting of rebates and extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(j)	Investments consisting of (or resulting from) Debt permitted under Section 4.06 (other than Debt permitted under Section 4.06(b)(ii) and (viii)(1)), including Debt in the form of guarantees of Debt of any Parent Company incurred in accordance with Section 4.06, Permitted Liens, Restricted Payments permitted under Section 4.08 (other than Section 4.08(c)(ix)) and mergers, consolidations, amalgamations, liquidations, windings up, dissolutions or dispositions permitted by Section 4.09;

(k)	Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers, vendors, suppliers, sponsors, licensors, sublicensors, licensees and sublicensees;

(l)	(i) Investments consisting of shares, stock, obligations or securities received in satisfaction of judgments, foreclosure of liens or settlement of debts, and (ii) any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(m)	loans and advances (or guarantees of third party loans) to directors, officers or employees of the Issuer or any Restricted Subsidiary made in the ordinary course of business and consistent with the Issuer’s past practices or past practices of the Restricted Subsidiaries, as the case may be, in an amount outstanding not to exceed at any one time $1.0 million;

(n)	[reserved];

(o)	(i) Investments of any Restricted Subsidiary acquired after the Issue Date, or of any Person acquired by, or merged into or consolidated or amalgamated with, the Issuer or any Restricted Subsidiary after the Issue Date, in each case as part of an Investment otherwise permitted under this Indenture to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of the relevant acquisition, merger, amalgamation or consolidation and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except as otherwise permitted under this Indenture;

(p)	[reserved];

(q)	Investments made after the Issue Date by the Issuer and/or any of its Restricted Subsidiaries, in an aggregate amount at any time outstanding not to exceed: (i) $125.0 million plus (ii) at the election of the Issuer, the amount of Restricted Payments then permitted to be made in reliance on Section 4.08(c)(x) (it being understood that any amount utilized under this clause (ii) to make an Investment shall result in a corresponding reduction in availability under Section 4.08(c)(x)), (after giving effect to any reductions in the amount of any such Investments as a result of the repayment or other disposition thereof, or designation of the Person in which the Investment was made as a Restricted Subsidiary, the amount of such reduction not to exceed the amount of such Investments previously made pursuant to this clause (q)); plus (iii) in the event that (A) the Issuer or any of its Restricted Subsidiaries makes any Investment after the Issue Date in any Person that is not a Restricted Subsidiary and (B) such Person subsequently becomes a Restricted Subsidiary, an amount equal to 100.0% of the fair market value of such Investment as of the date on which such Person becomes a Restricted Subsidiary;

(r)	[reserved];

(s)	(i) guarantees of leases or subleases (in each case other than Capital Leases) or of other obligations not constituting Debt and (ii) guarantees of the lease obligations of suppliers, customers, franchisees and licensees of the Issuer and/or its Restricted Subsidiaries, in each case, in the ordinary course of business;

(t)	Investments in any Parent Company in amounts and for purposes for which Restricted Payments to such Parent Company are permitted under Section 4.08(b) or (c); provided that any Investment made as provided above in lieu of any such Restricted Payment shall reduce availability under the applicable Restricted Payment basket under Section 4.08;

(u)	[reserved];

(v)	expenses or advances in the ordinary course of the Issuer’s or any Restricted Subsidiary’s business to cover payroll, travel, entertainment, moving, other relocation and similar matters that are expected at the time of such advances to be treated as expenses of the Issuer or any Restricted Subsidiary in accordance with IFRS;

(w)	Investments arising under or in connection with any Derivative Transaction of the type permitted under Section 4.06(b)(xvi);

(x)	[reserved];

(y)	Investments made in Joint Ventures as required by, or made pursuant to, buy/sell arrangements between the Joint Venture parties set forth in Joint Venture agreements and similar binding arrangements in effect on the Issue Date or entered into after the Issue Date in the ordinary course of business;

(z)	unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable law;

(aa)	Investments made in connection with any nonqualified deferred compensation plan or arrangement for any present or former employee, director, member of management, officer, manager or consultant or independent contractor (or any Immediate Family Member thereof) of any Parent Company of the Issuer, the Issuer, its subsidiaries and/or any Joint Venture;

(bb)	additional Investments so long as, after giving effect thereto on a pro forma basis, the Total Leverage Ratio of the Issuer does not exceed 4.5 to 1.0; provided that no Default relating to any payment to be made under this Indenture or Event of Default has occurred and is continuing or would result therefrom;

(cc)	the conversion to Qualified Capital Stock of any Debt owed by the Issuer or any Restricted Subsidiary and permitted under Section 4.06;

(dd)	[reserved];

(ee)	Investments consisting of earnest money deposits required in connection with purchase agreements or other acquisitions or Investments that are Permitted Investments and any other pledges or deposits permitted by Section 4.07;

(ff)	Investments in the Notes; and;

(gg)	guarantee obligations of the Issuer or any Restricted Subsidiary in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Restricted Subsidiary of the Issuer to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States.

“Permitted Liens” means the following types of Liens:

(a)	Liens securing Debt incurred pursuant to Section 4.06(b)(i);

(b)	Liens for taxes, assessments, government charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which adequate reserves in accordance with IFRS shall have been set aside;

(c)	statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen, employees, pension plan administrators or other like Liens arising in the ordinary course of the Issuer’s or any Restricted Subsidiary’s business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings and for which a reserve or other appropriate provision, if any, as shall be required in conformity with IFRS shall have been made or Liens arising solely by virtue of any statutory or common law provisions relating to attorney’s liens or bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depositary institution;

(d)	Liens incurred (i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security laws and regulations, (ii) in the ordinary course of business to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), (iii) pursuant to pledges and deposits of Cash or Cash Equivalents in the ordinary course of business securing (x) any liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty, liability or other insurance to the Issuer and its Subsidiaries or (y) leases or licenses of property otherwise permitted under this Indenture and (iv) to secure obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments posted with respect to the items described in clauses (i) through (iii) above;

(e)	zoning restrictions, easements, licenses, reservations, title defects, rights of others for rights-of- way, utilities, sewers, electrical lines, telephone lines, telegraph wires, restrictions, encroachments and other similar charges, encumbrances or title defects and incurred in the ordinary course of business that do not in the aggregate interfere with in any material respect the ordinary conduct of the business of the Issuer and its Restricted Subsidiaries on the properties subject thereto, taken as a whole;

(f)	Liens (i) solely on any Cash (or Cash Equivalent) earnest money deposits (including as part of any escrow arrangement) made by the Issuer and/or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Investment permitted under this Indenture (or to secure letters of credit, bank guarantees or similar instruments posted in respect thereof) or (ii) consisting of (A) an agreement to dispose of any property in a Disposition permitted under Section 4.09 and/or (B) the pledge of Cash or Cash Equivalents as part of an escrow or similar arrangement required in any Disposition permitted under Section 4.09;

(g)	precautionary or purported Liens evidenced by the filing of UCC financing statements or similar financing statements under applicable Requirements of Law relating solely to (i) operating leases or consignment or bailee arrangements entered into in the ordinary course of business and/or (ii) the sale of accounts receivable in the ordinary course of business for which a UCC financing statement or similar financing statement under applicable Requirements of Law is required;

(h)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods arising in the ordinary course of the Issuer’s or any Restricted Subsidiary’s business;

(i)	Liens in connection with any zoning, building or similar requirement of law or right reserved to or vested in any governmental authority to control or regulate the use of any dimensions of real property or any structure thereon, including Liens in connection with any condemnation or eminent domain proceeding or compulsory purchase order;

(j)	Liens securing Debt permitted pursuant to clause (n) (solely with respect to the permitted refinancing, refunding or replacement of Debt permitted pursuant to Section 4.06(a) and Section 4.06(b)(i), (iii),

(ix), (xii), (xv) and (xvii)); provided that no such Lien extends to any asset not covered by the Lien securing the Debt that is being refinanced;

(k)	Liens existing on the Issue Date (including Liens securing the DIFL Secured Notes, including the DIFL Secured Notes issued on the Issue Date in the Transactions) and any modification, replacement, refinancing, renewal or extension thereof; provided that (1) no such Lien extends to any additional property other than (a) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Debt permitted under Section 4.06 and (b) proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon and (2) any such modification, replacement, refinancing, renewal or extension of the obligations secured or benefited by such Liens, if constituting Debt, is permitted by Section 4.06;

(l)	Liens arising out of Sale and Lease-Back Transactions permitted under Section 4.14;

(m)	Liens securing Capital Leases and purchase money Debt permitted pursuant to Section 4.06(a) or Section 4.06(b)(xvii); provided that any such Lien shall encumber only the asset acquired with the proceeds of such Debt and proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon;

(n)	Liens securing Debt permitted pursuant to Section 4.06(b)(xii) on the relevant acquired assets or on the Capital Stock and assets of the relevant newly acquired Restricted Subsidiary; provided that no such Lien (x) extends to or covers any other assets or (y) was created in contemplation of the applicable acquisition of assets or Capital Stock;

(o)	Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Issuer or any Restricted Subsidiary arising in the ordinary course of the Issuer’s or any Restricted Subsidiary’s business, including rights of offset and set-off;

(p)	Liens on assets and Capital Stock of Restricted Subsidiaries that are not the Issuer or Guarantor (including Capital Stock owned by such Persons) securing Debt or other obligations of Restricted Subsidiaries that are not the Issuer or a Guarantor, that are permitted to be incurred under Section 4.06;

(q)	Liens securing obligations (other than obligations representing Debt for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Issuer and/or its Restricted Subsidiaries;

(r)	[reserved];

(s)	[reserved];

(t)	Liens arising by reason of any judgment, decree or order of any court so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(u)	the rights reserved or vested in any Person (including any governmental authority) by the terms of any lease, license, franchise, grant or permit held by the Issuer or any of the Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(v)	Liens securing obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments permitted under Section 4.06(b)(iv), (v), (vii) and (xix);

(w)	Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale of any assets or property and bailee arrangements in the ordinary course of business and permitted by under this Indenture or (ii) by operation of law under Article 2 of the UCC (or any similar applicable law of any jurisdiction);

(x)	Liens in favor of the Issuer or any Guarantor;

(y)	Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(z)	Liens on specific items of inventory or other goods and the proceeds thereof securing the relevant Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(aa)	Liens securing (i) obligations under Hedge Agreements of the type described in Section 4.06(b)(xvi) and/or (ii) obligations of the type described in Section 4.06(b)(vi);

(bb)	(i) Liens on Capital Stock of Joint Ventures or Unrestricted Subsidiaries securing capital contributions to, or obligations of, such Persons and (ii) customary rights of first refusal and tag, drag and similar rights in Joint Venture agreements and agreements with respect to non-Wholly-Owned Subsidiaries;

(cc)	Liens on cash or Cash Equivalents arising in connection with the defeasance, discharge or redemption of Debt;

(dd)	undetermined or inchoate Liens, rights of distress and charges incidental to current operations that have not at such time been filed or exercised, or which relate to obligations not due or payable or if due, the validity of such Liens are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with IFRS;

(ee)	with respect to any Subsidiary, Liens and privileges arising mandatorily by any requirement of law; provided such Liens and privileges extend only to the assets or Capital Stock of such Subsidiary;

(ff)	Liens arising solely in connection with rights of dissenting equity holders pursuant to any requirement of law in respect of any acquisition or other similar Investment;

(gg)	Liens on the Collateral ranking junior to the Liens securing the Notes and the Guarantee pursuant to an intercreditor agreement containing customary terms (as certified by the Issuer to the Trustee); and

(hh)	Liens on assets of Restricted Subsidiaries other than a Guarantor securing Debt of Restricted Subsidiaries other than a Guarantor.

“Permitted Transferee” means, with respect to Person, (i) such Person’s spouse or children (natural or adopted), any trust for Person’s benefit or the benefit of his spouse or children (natural or adopted), or any corporation, limited liability company or partnership, a majority of the direct and beneficial equity ownership of which is held by such Person or one or more of the foregoing, but only so long as such Person shall retain ultimate control over the transferred assets; and (ii) the heirs, executors, administrators or personal representatives upon the death of such Person or upon the incompetency or disability of such Person for purposes of the protection and management of such Person’s assets.

“Person” means any natural person, company, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or any other entity.

“Pledge Agreement” means the agreement between Issuer and the Collateral Agent creating Liens on the assets of the Issuer to secure the obligations under the Notes and this Indenture as in effect on the Issue Date, and as amended, restated, supplemented, waived or otherwise modified from time to time.

“PNG Deed of Charge over Securities” means the agreement between Digicel (PNG) Limited, Digicel (Singapore) Private Limited and [Bank of South Pacific Limited], as co-collateral agent, creating a Lien over the Capital Stock of Digicel (PNG) Limited to secure the obligations under the Notes and this Indenture as in effect on the Issue Date, and as amended, restated, supplemented, waived or otherwise modified from time to time.

“PNG Facility” means the loan agreement dated June 18, 2019 between Digicel (PNG) Limited, a wholly owned indirect subsidiary of Digicel Pacific Limited, as borrower, and Bank of South Pacific Limited, as lender, as may be amended, modified, supplemented, restated, extended, renewed, refinanced, replaced or substituted from time to time, together with any related agreements or documents (including any security documents and guarantee agreements), as any such agreement or document may be amended, modified, supplemented, restated, extended, renewed, refinanced, replaced or substituted from time to time.

“Preferred Stock” means, with respect to any Person, Capital Stock of any class or classes (however designated) of such Person which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class of such Person whether now outstanding, or issued after the date of this Indenture, and including, without limitation, all classes and series of preferred or preference stock of such Person.

“pro forma basis” or “pro forma effect” means, with respect to any determination of the Total Leverage Ratio, the First Lien Net Leverage Ratio, Consolidated Adjusted EBITDA, Consolidated Net Income or Consolidated Total Assets (including component definitions thereof) that each Subject Transaction shall be deemed to have occurred as of the first day of the Test Period (or, in the case of Consolidated Total Assets (or with respect to any determination pertaining to the balance sheet, including the acquisition of cash and Cash Equivalents in connection with an acquisition of a Person, business line, unit, division or product line), as of the last day of the Test Period) with respect to any test or covenant for which such calculation is being made and that:

(a)  (i) in the case of (A) any disposition of all or substantially all of the Capital Stock of any Restricted Subsidiary or any division and/or product line of the Issuer or any Restricted Subsidiary or (B) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction shall be excluded as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made and (ii) in the case of any permitted acquisition, Investment and/or designation of an Unrestricted Subsidiary as a Restricted Subsidiary described in the definition of “Subject Transaction,” income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction shall be included as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that any pro forma adjustment may be applied to any such test or covenant solely to the extent that such adjustment is consistent with the definition of “Consolidated Adjusted EBITDA;”

(b)  any retirement or repayment of Debt (other than normal fluctuations in revolving Debt incurred for working capital purposes) shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made;

(c)  any Debt incurred by the Issuer or any of its Restricted Subsidiaries in connection therewith shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that, (x) if such Debt has a floating or formula rate, such Debt shall have an implied rate of interest for the applicable Test Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Debt at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Debt), (y) interest on any obligation with respect to any Capital Lease shall be deemed to accrue at an interest rate determined by a responsible officer of the Issuer in good faith to be the rate of interest implicit in such obligation in accordance with IFRS and (z) interest on any Debt that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Issuer; and

(d)  the acquisition of any assets (including cash and Cash Equivalents) included in calculating Consolidated Total Assets, whether pursuant to any Subject Transaction or any Person becoming a subsidiary or merging, amalgamating or consolidating with or into the Issuer or any of its subsidiaries, or the disposition of any assets (including cash and Cash Equivalents) included in calculating Consolidated Total Assets shall be deemed to have occurred as of the last day of the applicable Test Period with respect to any test or covenant for which such calculation is being made.

“Public Company Costs” means charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and charges relating to compliance with the provisions of the Securities Act and the Exchange Act (and in each case, any similar requirement of law under any other applicable jurisdiction), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’, compensation, fees and expense reimbursement, charges relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance, listing fees and all executive, legal and professional fees related to the foregoing.

“QIB” means a “Qualified Institutional Buyer” as defined under Rule 144A.

“Qualified Capital Stock” of any Person means any Capital Stock of such Person that is not Disqualified Capital Stock.

“Qualifying IPO” means any transaction or series of related transactions that results in any of the common Capital Stock of the Issuer or any Parent Company being publicly traded on any U.S. national securities exchange or any analogous exchange or any recognized securities exchange in Canada, the United Kingdom or any country in the European Union.

“Record Date” for the interest payable on any Interest Payment Date means the March 15 or September 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.

“Redemption Date,” when used with respect to any Note to be redeemed, in whole or in part, means the date fixed for such redemption by or pursuant to this Indenture.

“Redemption Price,” when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to this Indenture.

“Regulation S” means Regulation S under the Securities Act (including any successor regulation thereto), as it may be amended from time to time.

“Replacement Assets” means properties and assets that replace the properties and assets that were the subject of an Asset Sale or properties and assets that will be used or useful in the Issuer’s business or in that of the Restricted Subsidiaries, including Investments but excluding Cash and Cash Equivalents.

“Restricted Subsidiary” means, as to any Person, any subsidiary of such Person that is not an Unrestricted Subsidiary. Unless otherwise specified, “Restricted Subsidiary” shall mean any Restricted Subsidiary of the Issuer.

“Rule 144” means Rule 144 under the Securities Act (including any successor regulation thereto), as it may be amended from time to time.

“Rule 144A” means Rule 144A under the Securities Act (including any successor regulation thereto), as it may be amended from time to time.

“S&P” means Standard and Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. and its successors.

“Securities Act” means the U.S. Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

“Senior Credit Facility” means that certain First Lien Credit Agreement dated May 25, 2017 among Digicel Holdings (Bermuda) Limited, as Holdings, Digicel International Finance Limited, as Borrower, DIFL US Finance LLC, as Co-Borrower, the lenders party thereto and Citibank, N.A., as Administrative Agent, Issuing Bank and Collateral Agent, as may be amended, modified, supplemented, restated, extended, renewed, refinanced, replaced or substituted from time to time, together with any related agreements or documents (including any security documents and guarantee agreements), as any such agreement or document may be amended, modified, supplemented, restated, extended, renewed, refinanced, replaced or substituted from time to time.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of Article I Rule 1-02(w) under Regulation S-X promulgated under the Securities Act, as such regulation is in effect on the date hereof (provided that clause (3) shall be read as if all references to income from continuing operations before income taxes are instead to Consolidated Adjusted EBITDA).

“Significant Subsidiary Group” means a group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer), would constitute a Significant Subsidiary.

“Similar Business” means any Person the majority of the revenues of which are derived from those material lines of business engaged in by the Issuer or any Restricted Subsidiary on the Issue Date and reasonably related, similar, incidental, complementary, ancillary, corollary, synergistic or related businesses.

“Singapore Pledge Agreement” means the agreement between Digicel Pacific Limited, Digicel (Singapore) Private Limited and Madison Pacific Trust Limited, as co-collateral agent, creating a Lien over the Capital Stock of Digicel (Singapore) Private Limited to secure the obligations under the Notes and this Indenture as in effect on the Issue Date, and as amended, restated, supplemented, waived or otherwise modified from time to time.

“Spot Rate” means, on any day, with respect to any currency in relation to Dollars, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., London time, on the date two (2) Business Days prior to such date on the Bloomberg Foreign Exchange Rates & World Currencies Page for such currency. In the event that such rate does not appear on the applicable Bloomberg Foreign Exchange Rates & World Currencies Page, the Spot Rate shall be calculated by reference to such other publicly available service for displaying exchange rates as may be determined by the Issuer; provided that if, at the time of any such determination, for any reason, no such spot rate is being quoted, the Issuer may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Stated Maturity” means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest, respectively, is due and payable, and, when used with respect to any other indebtedness, means the date specified in the instrument governing such indebtedness as the fixed date on which the principal of such indebtedness, or any installment of interest thereon, is due and payable.

“Subject Transaction” means, with respect to any Test Period, (a) any acquisition, whether by purchase, merger, amalgamation or otherwise, of all or substantially all of the assets of, or any business line, unit or division of, any Person or any facility, or of a majority of the outstanding Capital Stock of any Person (but in any event including any Investment in (x) any Restricted Subsidiary which serves to maintain or increase the Issuer’s or any Restricted Subsidiary’s respective equity ownership in such Restricted Subsidiary or (y) any Existing Joint Venture for the purpose of maintaining or increasing the Issuer’s or its relevant Restricted Subsidiary’s ownership interest in such Existing Joint Venture), in each case that is permitted by this Indenture, (c) any Disposition of all or substantially all of the assets or Capital Stock of a subsidiary (or any business unit, line of business or division of the Issuer or a Restricted Subsidiary) not prohibited by this Indenture, (d) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary, (e) any incurrence or repayment of Debt (other than revolving Debt) and/or (f) any other event that by the terms of this Indenture requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis.

“Subordinated Debt” means Debt of the Issuer or the Guarantor that is subordinated in right of payment to the Notes or the Guarantee of the Guarantor, as the case may be.

“Subsidiary” means, with respect to any Person, any company, corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares, stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, trustees or other Persons performing similar functions)

having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of such Person or a combination thereof; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interests in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise specified, “Subsidiary” shall mean any subsidiary of the Issuer.

“Test Period” means, as of any date, the period of four consecutive fiscal quarters then most recently ended for which financial statements under Section 4.21 have been delivered (or are required to have been delivered); it being understood and agreed that prior to the first delivery (or required delivery) of financial statements under Section 4.21, “Test Period” means the period of four consecutive fiscal quarters most recently ended for which financial statements of the Issuer and its Restricted Subsidiaries are available.

“Total Leverage Ratio” means, as to any Person, the ratio, as of any date of determination, of (a) Consolidated Total Debt outstanding as of such date to (b) Consolidated Adjusted EBITDA for the Test Period or as otherwise specified where the term “Total Leverage Ratio” is used in this Indenture, in each case for such Person and its Restricted Subsidiaries.

“Turgeau Holdings Limited” means Turgeau Holdings Limited, a company organized and existing under the laws of St. Lucia.

“Transactions” means the Exchange Offers for (i) Digicel Limited’s 6.00% Senior Notes due 2021 in exchange for the DIFL Secured Notes, the DIFL Unsecured Notes and the DIFL Subordinated Notes, (ii) Digicel Limited’s 6.75% Senior Notes due 2023 in exchange for the New DL Notes, (iii) Digicel Group Two Limited’s 8.250% Senior Notes due 2022 in exchange for the New DGL0.5 Unsecured Notes, (iv) Digicel Group Two Limited’s 9.125% Senior Cash Pay/PIK Notes due 2024 in exchange for the New DGL0.5 Unsecured Notes and Convertible Perpetual Preferred Notes and (v) Digicel Group One Limited’s 8.250% Senior Notes due 2022 in exchange for the Notes.

“Trust Indenture Act” means the US Trust Indenture Act of 1939, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

“Trust Officer” means, when used with respect to the Trustee, any director, vice president, assistant vice president or associate in the corporate trust administration of the Trustee or any other officer of the Trustee customarily performing functions similar to those performed by any of the above-designated officers, and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject, and, in each case, who shall have direct responsibility for the administration of this Indenture.

“Trustee” means the party named as such in this Indenture until a successor replaces it in accordance with the provisions of this Indenture and, thereafter, means the successor serving hereunder.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the creation or perfection of security interests.

“Unrestricted Cash Amount” means, as to any Person on any date of determination, the amount of (a) unrestricted Cash and Cash Equivalents of such Person and (b) Cash and Cash Equivalents of such Person that are restricted in favor of the Credit Facilities and/or other permitted pari passu or junior secured Debt (which may also include Cash and Cash Equivalents securing other Debt that is secured by a Lien on Collateral along with the Credit Facilities and/or any other permitted pari passu or junior secured Debt), in each case as determined in accordance with IFRS.

“Unrestricted Subsidiary” means:

(a)	each of Digicel (CA) Limited and Turgeau Holdings Limited;

(b)	any Subsidiary of the Issuer that at the time of the determination is an Unrestricted Subsidiary (as designated by the Issuer’s board of directors pursuant to Section 4.17); and

(c)	any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States is pledged.

“Voting Stock” means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees (or Persons performing similar functions) of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

“Weighted Average Life to Maturity” means, when applied to any Debt at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Debt; provided that the effect of any prepayment made in respect of such Debt shall be disregarded in making such calculation.

“Wholly-Owned Subsidiary” of any Person means any Subsidiary of such Person, 100% of the Capital Stock of which (other than directors’ qualifying shares or shares required by applicable law to be owned by a resident of the relevant jurisdiction) shall be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

SECTION 1.02.   Other Definitions.

Term	Defined in Section
“Additional Amounts”	4.12(a)
“Agreed Guarantee Principles”	4.15(a)
“Authorized Agent”	13.09
“Cash Transaction”	7.03(a)
“Change of Control Offer”	4.11(a)
“Change of Control Purchase Date”	4.11(a)
“Change of Control Purchase Price”	4.11(a)
“Collateral Agent”	Preamble
“Collateral Proceeds”	4.09(d)
“Collateral Proceeds Offer”	4.09(d)
“Controlling Holder”	4.10(b)
“Covenant Defeasance”	8.03
“Debt Incurrence Amount”	4.23(a)
“Debt Incurrence Offer”	4.23(a)
“Declined Debt Incurrence Amount Proceeds”	4.23(b)
“Declined Excess Amount Proceeds”	4.24(b)
“Defaulted Interest”	2.12
“Escrow Notes”	4.17(d)
“Event of Default”	6.01(a)
“Excess Amount Offer”	4.24(a)
“Excess Proceeds”	4.09(b)
“Excess Proceeds Offer”	4.09(c)
“Executed Documentation”	13.16
“Financial Reports”	4.21
“Global Notes”	2.01(c)
“Guarantors”	Preamble

“IAI Global Note”	2.01(b)
“IFRS”	1.04(ii)
“Increased Amount”	4.07(e)
“Initial Default”	6.01
“Initial Lien”	4.07(a)
“Legal Defeasance”	8.02
“Minimum Consolidated Liquidity”	4.23(a)
“Obligations”	10.01(a)
“Optional PIK Interest”	2.01(d)
“Original Notes”	Recitals
“Participants”	2.01(b)
“Paying Agent”	2.03
“PIK Interest”	2.01(d)
“PIK Notes”	2.01(d)
“PIK Payment”	2.01(d)
“Registrar”	2.03
“Regulation S Global Note”	2.01(b)
“Relevant Taxing Jurisdiction”	4.12(a)
“Restricted Global Note”	2.01(b)
“Restricted Payment”	4.08(a)
“Self-Liquidiating Paper”	7.03(b)
“Security Register”	2.03
“Surviving Entity”	5.01(a)(i)
“Taxes”	4.12(a)
“Transfer Agent”	2.03

SECTION 1.03.   Certain Calculations; Limited Condition Transactions; Terms Generally.

(a)   Notwithstanding anything to the contrary in this Indenture, but subject to Section 1.03(b) through (g), all financial ratios and tests (including the Total Leverage Ratio, the First Lien Net Leverage Ratio, Consolidated Net Income and Consolidated Adjusted EBITDA) contained in this Indenture that are calculated with respect to any Test Period during which any Subject Transaction occurs shall be calculated with respect to such Test Period and such Subject Transaction on a pro forma basis. Further, if since the beginning of any such Test Period and on or prior to the date of any required calculation of any financial ratio or test (x) any Subject Transaction has occurred or (y) any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such Test Period has consummated any Subject Transaction, then, in each case, any applicable financial ratio or test shall be calculated on a pro forma basis for such Test Period as if such Subject Transaction had occurred at the beginning of the applicable Test Period (or with respect to any determination pertaining to the balance sheet, including the acquisition of Cash and Cash Equivalents, as of the last day of such Test Period).

(b)     Notwithstanding anything to the contrary set forth above or in the definition of “Capital Lease,” in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that such leases were in existence on the date hereof) that would constitute Capital Leases (including leases that are classified as “Financing Leases” for purposes of IFRS) in conformity with IFRS on the Issue Date shall be considered Capital Leases, and all calculations and deliverables under this Indenture (other than financial statements provided pursuant to Section 4.21) shall be made or delivered, as applicable, in accordance therewith.

(c)     For purposes of determining the permissibility of any action, change, transaction or event that by the terms of this Indenture requires a calculation of any financial ratio or financial test (including the Total Leverage Ratio, the First Lien Net Leverage Ratio and the amount of Consolidated Adjusted EBITDA or Consolidated Net Income), subject to the succeeding paragraph, such financial ratio or test shall be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or financial test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

(d)     Notwithstanding anything to the contrary in this Indenture (including in connection with any calculation made on a pro forma basis), if the terms of this Indenture require (i) compliance with any financial ratio or financial test (including, without limitation any First Lien Net Leverage Ratio test, and/or any Total Leverage Ratio test) or Consolidated Adjusted EBITDA, (ii) the absence of a Default or Event of Default (or any type of default or event of default) or (iii) compliance with any basket, as a condition to (A) the consummation of any transaction (including in connection with any acquisition or similar Investment or the assumption or incurrence of Debt) and/or (B) the making of any Restricted Payment the determination of whether the relevant condition is satisfied may be made, at the election of the Issuer, (1) in the case of any acquisition or similar Investment, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) either (x) the execution of the letter of intent or the definitive agreement with respect to such acquisition or Investment or (y) the consummation of such acquisition or Investment and (2) in the case of any Restricted Payment, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) (x) the declaration of such Restricted Payment or (y) the making of such Restricted Payment, in each case, after giving effect to the relevant acquisition and/or Restricted Payment or other transaction on a pro forma basis including, in each case, giving effect to the relevant transaction, any relevant Debt (including the intended use of proceeds thereof) and, at the election of the Issuer, giving pro forma effect to other prospective “limited conditionality” acquisitions or similar Investments for which definitive agreements have been executed, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such election is made.

(e)     Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture that does not require compliance with a financial ratio or financial test (including any First Lien Net Leverage Ratio test and/or any Total Leverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture that requires compliance with a financial ratio or financial test (including any First Lien Net Leverage Ratio test and/or any Total Leverage Ratio test) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts (and thereafter, incurrence of the portion of such amount under the Fixed Amount shall be included in such calculation).

(f)      For purposes of determining compliance at any time with the covenants set forth under Sections 4.06, 4.07, 4.08 and 4.09, in the event that any Debt, Lien, Investment or asset, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such covenants, the Issuer, in its sole discretion, may, from time to time, classify or reclassify such transaction or item (or portion thereof) under one or more clauses of each such covenant and shall only be required to include the amount and type of such transaction (or portion thereof) in any one category; provided that, (i) upon delivery of any financial statements pursuant to Section 4.21 following the initial incurrence of any portion of any Debt incurred under Section 4.06 (such portion of such Debt, the “Subject Debt”), if any such Subject Debt could, based on such financial statements, have been incurred in reliance on Section 4.06(a), such Subject Debt shall automatically be reclassified as having been incurred under such Section 4.06(a) and (ii) the DIFL Secured Notes (including DIFL Secured Notes issued on the Issue Date in connection with the Transactions) and any Debt under the Senior Credit Facility and the PNG Facility outstanding on the Issue Date shall at all times be deemed incurred under Section 4.06(b)(i)(I)(i). It is understood and agreed that any Debt, Lien, Restricted Payment, Investment and/or Disposition need not be permitted solely by reference to one category of permitted Debt, Lien, Restricted Payment, Investment and/or Disposition under the covenants set forth above, but may instead be permitted in part under any combination thereof.

(g)   For purposes of any determination under the covenants described (other than the calculation of compliance with any financial ratio for purposes of taking any action hereunder) with respect to the amount of any Debt, Lien, Restricted Payment, Investment, Disposition, Sale and Lease-Back Transaction, affiliate transaction or other transaction, event or circumstance, or any determination under any other provision of this Indenture (any of the foregoing, a “relevant transaction”), in a currency other than Dollars, (i)the Dollar Equivalent amount of a relevant transaction in a currency other than Dollars shall be calculated based on the Spot Rate on the date of such relevant transaction (which, in the case of any Restricted Payment, shall be deemed to be the date of the declaration thereof and, in the case of the incurrence of Debt, shall be deemed to be on the date first committed); provided that if any Debt is incurred (and, if applicable, associated Lien granted) to refinance or replace other Debt denominated in a currency other than Dollars, and the relevant refinancing or replacement would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Debt (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Debt being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest, penalties and premiums (including tender premiums) thereon plus other customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred pursuant to Section 4.06 and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any relevant transaction so long as such relevant transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth in clause (i). For purposes of the calculation of compliance with any financial ratio for purposes of taking any action hereunder on any relevant date of determination, amounts denominated in currencies other than Dollars shall be translated into Dollars at the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Section 4.21 for the relevant Test Period (and shall, with respect to any Debt, reflect the currency translation effects, determined in accordance with IFRS, of any Hedge Agreement permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the Dollar Equivalent amount of such Debt).

SECTION 1.04.   Rules of Construction.  Unless the context otherwise requires:

(i)   a term has the meaning assigned to it;

(ii)   an accounting term not otherwise defined has the meaning assigned to it in accordance with International Financial Reporting Standards (“IFRS”);

(iii)   “or” is not exclusive;

(iv)   “including” or “include” means including or include without limitation;

(v)   words in the singular include the plural and words in the plural include the singular;

(vi)   unsecured or unguaranteed Debt shall not be deemed to be subordinate or junior to secured or guaranteed Debt merely by virtue of its nature as unsecured or unguaranteed Debt;

(vii)   the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section, clause or other subdivision;

(viii)   references to the “principal amount” of the Notes shall include any increase in the principal amount of the outstanding Notes as a result of any PIK Payment; and

(ix)   all other terms used herein which are defined in the Trust Indenture Act, either directly or by reference therein, have the meaning assigned to them therein to the extent applicable.

ARTICLE Two

THE NOTES

SECTION 2.01.   The Notes.

(a)   Form and Dating.  The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture.  The Notes may have notations, legends or endorsements required by-law, the rules of any securities exchange agreements to which the Issuer is subject, if any, or usage, provided that any such notation, legend or endorsement is in form reasonably acceptable to the Issuer.  The Issuer shall approve the form of the Notes.  Each Note shall be dated the date of its authentication.  The terms and provisions contained in the form of the Notes shall constitute and are hereby expressly made a part of this Indenture.  The Notes shall be issued only in fully registered form, without coupons, and only in minimum denominations of $1.00 in principal amount and any integral multiples of $1.00 in excess thereof.

(b)   Global Notes.  Notes offered and sold in reliance on Regulation S shall be issued initially in the form of one or more Global Notes substantially in the form of Exhibit A hereto, with such applicable legends as are provided in Exhibit A hereto, except as otherwise permitted herein (the “Regulation S Global Note”), which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Depository, and registered in the name of the Depository or its nominee, as the case may be, for credit to an account of DTC or members of, or participants and account holders in DTC (“Participants”) (or, in the case of the Regulation S Global Notes, of Euro-clear and Clearstream), duly executed by the Issuer and authenticated by the Trustee (or an authenticating agent appointed by the Trustee in accordance with Section 2.02) as hereinafter provided.  The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made by the Registrar on Schedule A to the Regulation S Global Note and recorded in the Security Register, as hereinafter provided.

Notes offered and sold to QIBs in reliance on Rule 144A shall be issued initially in the form of one or more Global Notes substantially in the form of Exhibit A hereto, with such applicable legends as are provided in Exhibit A hereto, except as otherwise permitted herein (the “Restricted Global Note”), which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Depository, and registered in the name of the Depository or its nominee, as the case may be, for credit to an account of DTC or Participants, duly executed by the Issuer and authenticated by the Trustee (or its agent in accordance with Section 2.02) as hereinafter provided.  The aggregate principal amount of the Restricted Global Note may from time to time be increased or decreased by adjustments made by the Registrar on Schedule A to the Restricted Global Note and recorded in the Security Register, as hereinafter provided.

Notes transferred to Accredited Investors shall be issued initially in the form of one or more Global Notes substantially in the form of Exhibit A hereto, with such applicable legends as are provided in Exhibit A hereto, except as otherwise permitted herein (the “IAI Global Note”), which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Depository, and registered in the name of the Depository or its nominee, as the case may be, for credit to an account of DTC or Participants, duly executed by the Issuer and authenticated by the Trustee (or its agent in accordance with Section 2.02) as hereinafter provided.  The aggregate principal amount of the IAI Global Note may from time to time be increased or decreased by adjustments made by the Registrar on Schedule A to the IAI Global Note and recorded in the Security Register, as hereinafter provided.

Notes offered and sold to the Issuer or any Subsidiary of the Issuer shall be issued in the form of certificated notes substantially in the form of Exhibit A hereto, with such applicable legends as are provided in Exhibit A hereto, except as otherwise permitted herein.  Such certificated notes shall be issued as set forth in Section 2.10(b).  Such Notes may be transferred to interests in a Global Note upon transfer of such Note to someone other than the Issuer or a Subsidiary permitted hereby.

(c)   Book-Entry Provisions.  This Section 2.01(c) shall apply to the IAI Global Note, Regulation S Global Note and the Restricted Global Note (together, the “Global Notes”) deposited with or on behalf of the Depository.

Participants shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository or by the Trustee or any custodian of the Depository or under such Global Note, and the Depository or its nominee may be treated by the Issuer, a Guarantor, the Trustee and any agent of the Issuer, a Guarantor or the Trustee as the sole owner of such Global Note for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Issuer, a Guarantor, the Trustee or any agent of the Issuer, a Guarantor or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and the Participants, the operation of customary practices of such persons governing the exercise of the rights of a Holder of a beneficial interest in any Global Note.

Subject to the provisions of Section 2.10(b), the registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Participants and Persons that may hold interests through Participants, to take any action that a Holder is entitled to take under this Indenture or the Notes.

Except as provided in Section 2.10, owners of a beneficial interest in Global Notes shall not be entitled to receive physical delivery of certificated Notes.

(d)   PIK Interest.  In addition to the cash interest payable pursuant to Section 4.01 hereof, interest shall be paid by increasing the principal amount of the outstanding Notes or by issuing Notes (such notes, “PIK Notes”) (rounded up to the nearest $1.00) (“PIK Interest”) under this Indenture, having the same terms and conditions as the Notes (in each case, a “PIK Payment”). PIK Interest on the Notes shall accrue at a rate of 2.0% per annum commencing on March 30, 2020. On the first two Interest Payment Dates following the Issue Date, the Issuer may, at its option and in lieu of cash and PIK Interest that would otherwise be due on such dates, pay PIK Interest at a rate of 10.0% per annum with no cash interest (“Optional PIK Interest”). In the event that the Issuer elects to pay Optional PIK Interest with respect to an Interest Payment Date, the Issuer shall deliver a notice of such election to the Trustee and Holders not later than ten Business Days prior to the Record Date for such Interest Payment Date.  If no such notice is timely delivered, the Issuer shall be deemed to have waived its right to elect to pay Optional PIK Interest with respect to the applicable Interest Payment Date. PIK Interest, including Optional PIK Interest, shall be payable (x) with respect to Notes represented by one or more Global Notes registered in the name of, or held by, DTC or its nominee on the relevant Record Date, by increasing the principal amount of the outstanding Global Note by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar) and (y) with respect to Notes represented by certificated notes, by issuing Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable period (rounded up to the nearest whole dollar), and the Trustee shall, at the request of the Issuer, authenticate and deliver such Notes in certificated form for original issuance to the Holders on the relevant Record Date, as shown by the records of the register of Holders. Following an increase in the principal amount of the outstanding Global Notes as a result of a PIK Payment, the Global Notes shall bear interest on such increased principal amount from and after the date of such PIK Payment.  Any Notes issued in certificated form shall be dated as of the applicable interest payment date and shall bear interest from and after such date. All Notes issued pursuant to a PIK Payment shall mature on April 1, 2024 and shall be governed by, and subject to the terms, provisions and conditions of, this Indenture and shall have the same rights and benefits as the Notes issued on the Issue Date. Any certificated Notes shall be issued with the description PIK on the face of such Note, and references to the “principal amount” of the Notes shall include any increase in the principal amount of the outstanding Notes as a result of any PIK Payment.

The calculation of PIK Interest shall be made by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate, and in no event shall the Trustee have any duty or obligation to calculate PIK Interest or to verify the Issuer’s or its designee’s calculations of PIK Interest.  The Issuer shall provide the Trustee with an Officer’s Certificate setting forth its (or its designee’s) calculation of PIK Interest not less than five days prior to the applicable Interest Payment Date.

SECTION 2.02.   Execution and Authentication.  An authorized member of the Issuer’s board of directors or an executive officer of the Issuer shall sign the Notes on behalf of the Issuer by manual or facsimile signature.

If an authorized member of the Issuer’s board of directors or an executive officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid or obligatory for any purpose until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note.  The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

Upon receipt of an Issuer Order, the Issuer shall execute and the Trustee shall authenticate (a) Original Notes, on the date hereof, for original issue up to an aggregate principal amount of $               , (b) Additional Notes, from time to time, subject to compliance at the time of issuance of such Additional Notes with the provisions of Sections 4.06 and 4.07 and (c) PIK Notes pursuant to Section 2.01(d). Any issue of Additional Notes or PIK Notes that is to utilize the same ISIN or CUSIP number as a Note already issued hereunder shall be effected in a manner and under circumstances whereby such Additional Notes or such PIK Notes are fungible for U.S. federal income tax purposes with Notes previously issued.  Otherwise, the Additional Notes or PIK Notes, as applicable, shall have a separate CUSIP or ISIN number.

The Trustee may appoint an authenticating agent reasonably acceptable to the Issuer to authenticate the Notes.  Unless limited by the terms of such appointment, any such authenticating agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by any such agent.  An authenticating agent has the same rights as any Registrar, co-Registrar Transfer Agent or Paying Agent to deal with the Issuer or an Affiliate of the Issuer.

The Trustee shall have the right to decline to authenticate and deliver any Notes under this Section 2.02 if the Trustee, being advised by counsel, determines that such action may not lawfully be taken or if the Trustee in good faith shall determine that such action would expose the Trustee to personal liability.

SECTION 2.03.   Registrar, Transfer Agent and Paying Agent.  The Issuer shall maintain an office or agency for the registration of the Notes and of their transfer or exchange (the “Registrar”), an office or agency where Notes may be transferred or exchanged (the “Transfer Agent”), an office or agency where the Notes may be presented for payment (the “Paying Agent”) and an office or agency where notices or demands to or upon the Issuer in respect of the Notes may be served.  The Issuer may appoint one or more Transfer Agents, one or more co-Registrars and one or more additional Paying Agents.

The Issuer shall maintain a Transfer Agent and Paying Agent in New York, New York.  The Issuer may appoint one or more Transfer Agents, one or more co-Registrars and one or more additional Paying Agents.  The Issuer or any of its Affiliates may act as Transfer Agent, Registrar, co-Registrar, Paying Agent and agent for service of notices and demands in connection with the Notes; provided that neither the Issuer nor any of its Affiliates shall act as Paying Agent for the purposes of Articles Three and Eight and Sections 4.09 and 4.11.

The Issuer hereby appoints the office of Deutsche Bank Trust Company Americas in New York, New York located at the address set forth in Section 13.02(a) as Paying Agent in New York, New York and as Registrar.

Subject to any applicable laws and regulations, the Issuer shall cause the Registrar to keep a register (the “Security Register”) at its corporate trust office in which, subject to such reasonable regulations it may prescribe, the Issuer shall provide for the registration of ownership, exchange, and transfer of the Notes.  Such registration in the Security Register shall be conclusive evidence of the ownership of Notes.  Included in the books and records for the Notes shall be notations as to whether such Notes have been paid, exchanged or transferred, canceled, lost, stolen, mutilated or destroyed and whether such Notes have been replaced.  In the case of the replacement of any of the Notes, the Registrar shall keep a record of the Note so replaced and the Note issued in replacement thereof.  In the case of the cancellation of any of the Notes, the Registrar shall keep a record of the Note so canceled and the date on which such Note was canceled.

The Issuer shall enter into an appropriate agency agreement with any Paying Agent or co-Registrar not a party to this Indenture.  The agreement shall implement the provisions of this Indenture that relate to such agent.  The Issuer shall notify the Trustee of the name and address of any such agent.  If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07.

SECTION 2.04.   Paying Agent To Hold Money in Trust.  Not later than 11:00 a.m. Eastern time on each due date of the principal, premium, if any, and interest on any Notes, the Issuer shall deposit with the Paying Agent money in immediately available funds sufficient to pay such principal, premium, if any, and interest so becoming due on the due date for payment under the Notes.  The Issuer shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium, if any, and interest on the Notes (whether such money has been paid to it by the Issuer or any other obligor on the Notes), and such Paying Agent shall promptly notify the Trustee of any default by the Issuer (or any other obligor on the Notes) in making any such payment.  The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee and account for any funds disbursed, and the Trustee may at any time during the continuance of any payment default, upon written request to a Paying Agent, require such Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed.  Upon doing so, the Paying Agent shall have no further liability for the money so paid over to the Trustee.  If the Issuer or any Affiliate of the Issuer acts as Paying Agent, it shall, on or before each due date of any principal, premium, if any, or interest on the Notes, segregate and hold in a separate trust fund for the benefit of the Holders a sum of money sufficient to pay such principal, premium, if any, or interest so becoming due until such sum of money shall be paid to such Holders or otherwise disposed of as provided in this Indenture, and shall promptly notify the Trustee of its action or failure to act.

SECTION 2.05.   Holder Lists.  The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders.  If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee, in writing no later than the Record Date for each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such Record Date as the Trustee may reasonably require of the names and addresses of Holders, including the aggregate principal amount of Notes held by each Holder.

SECTION 2.06.   Transfer and Exchange.

(a)   Where Notes are presented to the Registrar or a co-Registrar with a request to register a transfer or to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall register the transfer or make the exchange in accordance with the requirements of this Section 2.06.  To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall, upon receipt of an Issuer Order, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes, of any authorized denominations and of a like aggregate principal amount, at the Registrar’s request.  No service charge shall be made for any registration of transfer or exchange of Notes (except as otherwise expressly permitted herein), but the Issuer may require payment of a sum sufficient to cover any agency fee or similar charge payable in connection with any such registration of transfer or exchange of Notes (other than any agency fee or similar charge payable upon exchanges pursuant to Section 2.10, 3.08 or 9.05) or in accordance with an Excess Proceeds Offer pursuant to Section 4.09 or Change of Control Offer pursuant to Section 4.11, not involving a transfer.

Upon presentation for exchange or transfer of any Note as permitted by the terms of this Indenture and by any legend appearing on such Note, such Note shall be exchanged or transferred upon the Security Register and one or more new Notes shall be authenticated and issued in the name of the Holder (in the case of exchanges only) or the transferee, as the case may be.  No exchange or transfer of a Note shall be effective under this Indenture unless and until such Note has been registered in the name of such Person in the Security Register.  Furthermore, the exchange or transfer of any Note shall not be effective under this Indenture unless the request for such exchange or transfer is made by the Holder or by a duly authorized attorney-in-fact at the office of the Registrar.

Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Issuer or the Registrar) be duly endorsed, or be accompanied by a written instrument or transfer, in form satisfactory to the Issuer and the Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing.

All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Issuer evidencing the same indebtedness, and entitled to the same benefits under this Indenture, as the Notes surrendered upon such registration of transfer or exchange.

Neither the Issuer nor the Trustee, Registrar or any Paying Agent shall be required (i) to issue, register the transfer of, or exchange any Note during a period beginning at the opening of 15 Business Days before the day of the mailing of a notice of redemption of Notes selected for redemption under Section 3.02 and ending at the close of business on the day of such mailing, or (ii) to register the transfer of or exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(b)   Notwithstanding any provision to the contrary herein, so long as a Global Note remains outstanding and is held by or on behalf of the Depository, transfers of a Global Note, in whole or in part, or of any beneficial interest therein, shall only be made in accordance with Section 2.01(a), Section 2.01(c), Section 2.06(a) and this Section 2.06(b); provided that a beneficial interest in a Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Global Note in accordance with the transfer restrictions set forth in the restricted Note legend on the Note, if any.

(i)   Except for transfers or exchanges made in accordance with any of clauses (ii), (iii) or (iv) of this Section 2.06(b), transfers of a Global Note shall be limited to transfers of such Global Note in whole, but not in part, to nominees of the Depository or to a successor of the Depository or such successor’s nominee.

(ii)   Restricted Global Note/IAI Global Note to Regulation S Global Note.  If the Holder of a beneficial interest in the Restricted Global Note or IAI Global Note at any time wishes to exchange its interest in such Restricted Global Note or IAI Global Note for an interest in the Regulation S Global Note, or to transfer its interest in such Restricted Global Note or IAI Global Note to a Person who wishes to take delivery thereof in the form of a beneficial interest in the Regulation S Global Note, such transfer or exchange may be effected, only in accordance with this clause (ii) and the rules and procedures of the Depository.  Upon receipt by the Registrar from the Transfer Agent of (A) instructions directing the Registrar to credit or cause to be credited an interest in the Regulation S Global Note in a specified principal amount and to cause to be debited an interest in the Restricted Global Note or IAI Global Note, as the case may be, in such specified principal amount, and (B) a certificate in the form of Exhibit B attached hereto given by the Holder of such beneficial interest stating that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Notes and (x) pursuant to and in accordance with Regulation S or (y) that the Note being transferred is being transferred in a transaction permitted by Rule 144, then the Registrar shall reduce or cause to be reduced the principal amount of the Restricted Global Note or IAI Global Note, as the case may be, and the Depository shall increase or cause to be increased the principal amount of the Regulation S Global Note by the aggregate principal amount of the interest in the Restricted Global Note to be exchanged.

(iii)   Regulation S Global Note/IAI Global Note to Restricted Global Note.  If the Holder of a beneficial interest in the Regulation S Global Note or IAI Global Note at any time wishes to transfer such interest to a Person who wishes to take delivery thereof in the form of a beneficial interest in the Restricted Global Note, such transfer may be effected only in accordance with this clause (iii) and the rules and procedures of the Depository.  Upon receipt by the Registrar from the Transfer Agent of (A) instructions directing the Registrar to credit or cause to be credited an interest in the Restricted Global Note in a specified principal amount and to cause to be debited an interest in the Regulation S Global Note or IAI Global Note, as the case may be, in such specified principal amount, and (B) a certificate in the form of Exhibit C attached hereto given by the Holder of such beneficial interest stating that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Notes and stating that (x) the Person transferring such interest reasonably believes that the Person acquiring such interest is a QIB and is obtaining such interest in a transaction meeting the requirements of Rule 144A and any applicable securities laws of any state of the United States or (y) that the Person transferring such interest is relying on an exemption other than Rule 144A from the registration requirements of the Securities Act and, in such circumstances, such Opinion of Counsel as the Issuer or the Trustee may reasonably request to ensure that the requested transfer or exchange is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, then the Registrar shall reduce or cause to be reduced the principal amount of the Regulation S Global Note or IAI Global Note, as the case may be, and increase or cause to be increased the principal amount of the

Restricted Global Note by the aggregate principal amount of the interest in the Regulation S Global Note to be exchanged or transferred.

(iv)   Restricted Global Note/Regulation S Global Note to IAI Global Note.  If the Holder of a beneficial interest in the Restricted Global Note or Regulation S Global Note at any time wishes to transfer such interest to a Person who wishes to take delivery thereof in the form of a beneficial interest in the IAI Global Note, such transfer may be effected only in accordance with this clause (iv) and the rules and procedures of the Depository.  Upon receipt by the Registrar from the Transfer Agent of (A) instructions directing the Registrar to credit or cause to be credited an interest in the IAI Global Note in a specified principal amount and to cause to be debited an interest in the Restricted Global Note or Regulation S Global Note, as the case may be, in such specified principal amount, and (B) a certificate in the form of Exhibit D attached hereto given by the Holder of such beneficial interest stating that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Notes and providing the certifications, certificates and legal opinion, if applicable, set forth in Exhibit D, then the Registrar shall reduce or cause to be reduced the principal amount of the Restricted Global Note or Regulation S Global Note, as the case may be, and increase or cause to be increased the principal amount of the IAI Global Note by the aggregate principal amount of the interest in the Restricted Global Note or Regulation S Global Note to be exchanged or transferred.

(c)   If Notes are issued upon the transfer, exchange or replacement of Notes bearing the restricted Notes legends set forth in Exhibit A hereto, the Notes so issued shall bear the restricted Notes legends and a request to remove such restricted Notes legends from Notes shall not be honored unless there is delivered to the Issuer such satisfactory evidence, which may include an Opinion of Counsel licensed to practice law in the State of New York, as may be reasonably required by the Issuer, that neither the legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of Rule 144A or Rule 144 under the Securities Act.  Upon provision of such satisfactory evidence, the Trustee, at the direction of the Issuer, shall authenticate and deliver Notes that do not bear the legend.

(d)   The Trustee shall have no responsibility for any actions taken or not taken by the Depository, Euroclear or Clearstream, as the case may be.

SECTION 2.07.   Replacement Notes.  If a mutilated certificated Note is surrendered to the Registrar or if the Holder claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall, upon receipt of an Issuer Order, authenticate a replacement Note in such form as the Note mutilated, lost, destroyed or wrongfully taken if the Holder satisfies any other reasonable requirements of the Issuer and any requirement of the Trustee.  If required by the Trustee or the Issuer, such Holder shall furnish an indemnity bond sufficient in the judgment of the Issuer and the Trustee to protect the Issuer, the Trustee, the Paying Agent, the Transfer Agent, the Registrar and any co-Registrar, and any authenticating agent from any loss that any of them may suffer if a Note is replaced.  The Issuer and the Trustee may charge the Holder for their expenses in replacing a Note.

Every replacement Note shall be an additional obligation of the Issuer.

SECTION 2.08.   Outstanding Notes.  Notes outstanding at any time are all Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation and those described in this Section 2.08 as not outstanding.  A Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the Note that has been replaced is held by a bona fide purchaser.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a Redemption Date or Maturity date money sufficient to pay all principal, interest and Additional Amounts, if any, payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.09.   Notes Held by Issuer.  In determining whether the Holders of the required principal amount of Notes have concurred in any direction or consent or any amendment, modification or other change to this Indenture, Notes owned by the Issuer or by an Affiliate of the Issuer shall be disregarded and treated as if they were not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent or any amendment, modification or other change to this Indenture, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so disregarded.  Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgees right so to act with respect to the Notes and that the pledgee is not the Issuer or an Affiliate of the Issuer.

SECTION 2.10.   Certificated Notes.

(a)   A Global Note deposited with the Depository pursuant to Section 2.01 shall be transferred in whole to the beneficial owners thereof in the form of certificated Notes only if such transfer complies with Section 2.06 and (i) the Depository notifies the Issuer that it is unwilling or unable to continue as the Depository for such Global Note, or if at any time the Depository ceases to be a “clearing agency” registered under the Exchange Act and a successor Depository is not appointed by the Issuer within 90 days of such notice, or (ii) the Issuer, at its option, executes and delivers to the Trustee a notice that such Global Note be so transferable, registrable and exchangeable, or (iii) an Event of Default, or an event which after notice or lapse of time or both would be an Event of Default, has occurred and is continuing with respect to the Notes or (iv) such transfer is to the Issuer or an Affiliate of the Issuer.  Notice of any such transfer shall be given by the Issuer in accordance with the provisions of Section 13.02(a).

(b)   Any Global Note that is transferable to the beneficial owners thereof in the form of certificated Notes pursuant to this Section 2.10 shall be surrendered by the Depository to the Transfer Agent, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount at Maturity of Notes of authorized denominations in the form of certificated Notes.  Any portion of a Global Note transferred or exchanged pursuant to this Section 2.10 shall be executed, authenticated and delivered only in fully registered form in denominations of $1.00 and $1.00 in integral multiples thereof and registered in such names as the Depository shall direct.  Subject to the foregoing, a Global Note is not exchangeable except for a Global Note of like denomination to be registered in the name of the Depository or its nominee or the Depository or its nominee.  In the event that a Global Note becomes exchangeable for certificated Notes, payment of principal, premium, if any, and interest on the certificated Notes shall be payable, and the transfer of the certificated Notes shall be registrable, at the office or agency of the Issuer maintained for such purposes in accordance with Section 2.03.  Such certificated Notes shall bear the applicable legends set forth in Exhibit A hereto.

(c)   If a Note in certificated form is transferred or exchanged for a beneficial interest in a Global Note, the Trustee shall (x) cancel such Note in certificated form, (y) record an increase in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (z) in the event that such transfer or exchange involves less than the entire principal amount of the canceled Note in certificated form, deliver to the Holder thereof one or more new Notes in certificated form in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Note in certificated form, registered in the name of the Holder thereof.

(d)   In the event of the occurrence of any of the events specified in Section 2.10(a), the Issuer shall promptly make available to the Trustee a reasonable supply of certificated Notes in definitive, fully registered form without interest coupons.

SECTION 2.11.   Cancellation.  The Issuer at any time may deliver Notes to the Trustee for cancellation.  The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment.  The Trustee, in accordance with its customary procedures, and no one else shall cancel (subject to the record retention requirements of the Exchange Act and the Trustee’s retention policy) all Notes surrendered for registration of transfer, exchange, payment or cancellation and dispose of such cancelled Notes in its customary manner.  Except as otherwise provided in this Indenture the Issuer may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Trustee for cancellation.

SECTION 2.12.   Defaulted Interest.  Any interest on any Note that is payable, but is not punctually paid or duly provided for, on the dates and in the manner provided in the Notes and this Indenture (all such interest herein called “Defaulted Interest”) shall forthwith cease to be payable to the Holder on the relevant Record Date by virtue of having been such Holder, and such Defaulted Interest may be paid by the Issuer, at its election in each case, as provided in clause (a) or (b) below:

(a) The Issuer may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes are registered at the close of business on a special record date for the payment of such Defaulted Interest, which shall be fixed in the following manner.  The Issuer shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer may deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest; or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held for the benefit of the Persons entitled to such Defaulted Interest as in this clause provided.  In addition, the Issuer shall fix a special record date for the payment of such Defaulted Interest, such date to be not more than 15 days and not less than 10 days prior to the proposed payment date and not less than 15 days after the receipt by the Trustee of the notice of the proposed payment date.  The Issuer shall promptly but, in any event, not less than 15 days prior to the special record date, notify the Trustee of such special record date and, in the name and at the expense of the Issuer, the Trustee shall cause notice of the proposed payment date of such Defaulted Interest and the special record date therefor to be mailed first-class, postage prepaid to each Holder as such Holder’s address appears in the Security Register, not less than 10 days prior to such special record date.  Notice of the proposed payment date of such Defaulted Interest and the special record date therefor having been so mailed, such Defaulted Interest shall be paid to the Persons in whose names the Notes are registered at the close of business on such special record date and shall no longer be payable pursuant to clause (b) below.

(b) The Issuer may make payment of any Defaulted Interest on the Notes in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Issuer to the Trustee of the proposed payment date pursuant to this clause, such manner of payment shall be deemed reasonably practicable.

Subject to the foregoing provisions of this Section 2.12, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.13.   Computation of Interest.  Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

SECTION 2.14.   ISIN and CUSIP Numbers.  The Issuer in issuing the Notes may use ISIN or CUSIP numbers (if then generally in use), and, if so, the Trustee shall use ISIN or CUSIP numbers, as appropriate, in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers or codes either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers.  The Issuer shall promptly notify the Trustee of any change in the ISIN or CUSIP numbers.

SECTION 2.15.   Issuance of PIK Notes and Additional Notes.  The Issuer may, subject to Sections 4.06 and 4.07 of this Indenture (in the case of Additional Notes), issue PIK Notes and other Additional Notes under this Indenture in accordance with the procedures of Section 2.02.  Any issuance of Additional Notes shall be subject to compliance at the time of issuance of such Additional Notes with the provisions of Sections 4.06 and 4.07.  The Original Notes issued on the date of this Indenture, any PIK Notes and any Additional Notes subsequently issued shall be treated as a single class for all purposes under this Indenture.

ARTICLE Three

REDEMPTION; OFFERS TO PURCHASE

SECTION 3.01.   Right of Redemption.  The Issuer may redeem all or any portion of the Notes upon the terms and at the Redemption Price set forth in the Notes.  Any redemption pursuant to this Section 3.01 shall be made pursuant to the provisions of this Article Three.

SECTION 3.02.   Notices to Trustee.  If the Issuer elects to redeem Notes pursuant to Section 3.01, it shall notify the Trustee in writing of the Redemption Date, the principal amount of Notes to be redeemed, the Redemption Price and the paragraph of the Notes pursuant to which the redemption will occur.

The Issuer shall give each notice to the Trustee provided for in this Section 3.02 in writing at least 10 days before the date notice is mailed to the Holders pursuant to Section 3.04 unless the Trustee consents to a shorter period.  Such notice shall be accompanied by an Officer’s Certificate from the Issuer to the effect that such redemption shall comply with the conditions herein.  If fewer than all the Notes are to be redeemed, the record date relating to such redemption shall be selected by the Issuer and given to the Trustee, which record date shall be not less than 15 days after the date of notice to the Trustee.

SECTION 3.03.   Selection of Notes To Be Redeemed.  If the Issuer is redeeming less than all of the Notes issued by it at any time, the Trustee shall select the Notes to be redeemed (a) if the Notes are listed on any securities exchange, in compliance with the requirements of the principal securities exchanges on which the Notes are listed, or (b) if the Notes are not listed on a securities exchange, on a pro rata basis to the extent practicable or by lot or by such other method as the Trustee in its sole discretion shall deem fair and appropriate, in each case in accordance with the rules of DTC; provided that no such partial redemption shall reduce the portion of the principal amount of a Note not redeemed to less than $2,000.

The Trustee shall make the selection from the Notes outstanding and not previously called for redemption.  The Trustee may select for redemption portions equal to $1.00 in principal amount or any integral multiple thereof; provided that no such partial redemption shall reduce the portion of the principal amount of a Note not redeemed to less than $2,000.  Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.  The Trustee shall notify the Issuer and the Registrar promptly in writing of the Notes or portions of Notes to be called for redemption.

SECTION 3.04.   Notice of Redemption.

(a)   At least 15 days but not more than 60 days before a date for redemption of Notes, the Issuer shall mail a notice of redemption by first-class mail, postage prepaid, to each Holder of a Note to be redeemed at such Holder’s registered address and shall comply with the provisions of Section 13.02(b) or otherwise in accordance with the procedures of DTC, except that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture.  Any redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of any Equity Offering, a refinancing transaction or any other corporate transactions.

(b)   The notice shall identify the Notes to be redeemed (including ISIN or CUSIP numbers) and shall state:

(i)   the Redemption Date;

(ii)   the appropriate calculation of the Redemption Price and the amount of accrued interest, if any, and Additional Amounts, if any, to be paid;

(iii)   the name and address of the Paying Agent;

(iv)   that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price plus accrued interest, if any, and Additional Amounts, if any;

(v)   that, if any Note is being redeemed in part, the portion of the principal amount (equal to $1.00 in principal amount or any integral multiple thereof) of such Note to be redeemed and that, on and after the Redemption Date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion thereof shall be reissued;

(vi)   that, if any Note contains an ISIN or CUSIP number, no representation is being made as to the correctness of such ISIN or CUSIP number either as printed on the Notes or as contained in the notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes;

(vii)   that, unless the Issuer and the Guarantor default in making such redemption payment, and subject to satisfaction of any conditions specified in such notice, interest on the Notes (or portion thereof) called for redemption shall cease to accrue on and after the Redemption Date; and

(viii)   the paragraph of the Notes pursuant to which the Notes called for redemption are being redeemed.

At the Issuer’s written request, the Trustee shall give a notice of redemption in the Issuer’s name and at the Issuer’s expense.  In such event, the Issuer shall provide the Trustee with the notice and the other information required by this Section 3.04.

SECTION 3.05.   [Reserved].

SECTION 3.06.   Deposit of Redemption Price.  No later than 11:00 a.m. Eastern time on the Redemption Date, or prior to any Redemption Date, the Issuer shall deposit or cause to be deposited with the Paying Agent (or, if the Issuer or an Affiliate of the Issuer is the Paying Agent, shall segregate and hold in trust) a sum in same day funds sufficient to pay the Redemption Price of and accrued interest and Additional Amounts, if any, on all Notes to be redeemed on that date other than Notes or portions of Notes called for redemption that have previously been delivered by the Issuer to the Trustee for cancellation.  Notwithstanding anything to the contrary herein, the payment of accrued interest (including interest that would be PIK Interest when paid) in connection with any redemption of Notes as described under this Article Three and Section 4.11 shall be made solely in cash.  The Paying Agent shall return to the Issuer any money so deposited that is not required for that purpose.

SECTION 3.07.   Payment of Notes Called for Redemption.  If notice of redemption has been given in the manner provided below, the Notes or portion of Notes specified in such notice to be redeemed shall become due and payable on the Redemption Date, subject to satisfaction of any conditions precedent specified in the notice of redemption, at the Redemption Price stated therein, together with accrued interest to such Redemption Date, and on and after such date (unless the Issuer shall default in the payment of such Notes at the Redemption Price and accrued interest to the Redemption Date, in which case the principal, until paid, shall bear interest from the Redemption Date at the rate prescribed in the Notes) such Notes shall cease to accrue interest.  Upon surrender of any Note for redemption in accordance with a notice of redemption, such Note shall be paid and redeemed by the Issuer at the Redemption Price, together with accrued interest, if any, to the Redemption Date; provided that installments of interest whose Stated Maturity is on or prior to the Redemption Date shall be payable to the Holders registered as such at the close of business on the relevant Record Date.

Notice of redemption shall be deemed to be given when mailed, whether or not the Holder receives the notice.  In any event, failure to give such notice, or any defect therein, shall not affect the validity of the proceedings for the redemption of Notes held by Holders to whom such notice was properly given.

SECTION 3.08.   Notes Redeemed in Part.

(a)   Upon surrender of a Global Note that is redeemed in part, the Paying Agent shall forward such Global Note to the Trustee who shall make a notation on the Security Register to reduce the principal amount of such Global Note to an amount equal to the unredeemed portion of the Global Note surrendered; provided that each such Global Note shall be in a principal amount at final Stated Maturity of $2,000 or an integral multiple of $1.00 in excess thereof.

(b)   Upon surrender and cancellation of a certificated Note that is redeemed in part, the Issuer shall execute and the Trustee shall authenticate for the Holder (at the Issuer’s expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered and canceled; provided that each such certificated Note shall be in a principal amount at final Stated Maturity of $2,000 or an integral multiple of $1.00 in excess thereof.

ARTICLE Four

COVENANTS

SECTION 4.01.   Payment of Notes.  The Issuer and the Guarantor covenant and agree for the benefit of the Holders that they shall duly and punctually pay the principal of, premium, if any, interest and Additional Amounts, if any, on the Notes on the dates and in the manner provided in the Notes and in this Indenture.  Principal, premium, if any, interest and Additional Amounts, if any, shall be considered paid on the date due if on such date the Trustee or the Paying Agent (other than the Issuer or any of its Affiliates) holds, as of 11:00 a.m.  Eastern time on the due date, in accordance with this Indenture, money sufficient to pay all principal, premium, if any, interest and Additional Amounts, if any, then due.  If the Issuer or any of its Affiliates acts as Paying Agent, principal, premium, if any, interest and Additional Amounts, if any, shall be considered paid on the due date if the entity acting as Paying Agent complies with Section 2.04.

The Issuer or the Guarantor shall pay interest on overdue principal at the rate specified therefor in the Notes.  The Issuer or the Guarantor shall pay interest on overdue installments of interest at the same rate to the extent lawful.

SECTION 4.02.   Corporate Existence.  Subject to Article Five, the Issuer and each Restricted Subsidiary shall do or cause to be done all things necessary to preserve and keep in full force and effect their corporate, partnership, limited liability company or other existence and the rights (charter and statutory), licenses and franchises of the Issuer and each Restricted Subsidiary; provided that the Issuer shall not be required to preserve any such right, license or franchise if the board of directors of the Issuer shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and the Restricted Subsidiaries as a whole and that the loss thereof is not disadvantageous in any material respect to the Holders.

SECTION 4.03.   Maintenance of Properties.  The Issuer shall cause all properties owned by it or any Restricted Subsidiary or used or held for use in the conduct of its business or the business of any Restricted Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Issuer may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided that nothing in this Section 4.03 shall prevent the Issuer from discontinuing the maintenance of any such properties if such discontinuance is, in the judgment of the Issuer, desirable in the conduct of the business of the Issuer and the Restricted Subsidiaries as a whole and not disadvantageous in any material respect to the Holders.

SECTION 4.04.   Insurance.  The Issuer shall maintain, and shall cause the Restricted Subsidiaries to maintain, insurance with carriers believed by the Issuer to be responsible, against such risks and in such amounts, and with such deductibles, retentions, self-insured amounts and coinsurance provisions, as the Issuer believes are customarily carried by businesses similarly situated and owning like properties, including as appropriate general liability, property and casualty loss and interruption of business insurance.

SECTION 4.05.   Statement as to Compliance.

(a)   The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officer’s Certificate, stating that in the course of the performance by the signer of its duties as an officer of the Issuer such signer would normally have knowledge of any Default and whether or not the signer knows of any Default that occurred during such period and if any specifying such Default, its status and what action the Issuer is taking or proposed to take with respect thereto.  For purposes of this Section 4.05, such compliance shall be determined without regard to any period of grace or requirement of notice under this Indenture.

(b)   If the Issuer shall become aware that (i) any Default or Event of Default has occurred and is continuing or (ii) any Holder seeks to exercise any remedy hereunder with respect to a claimed Default under this Indenture or the Notes, the Issuer shall immediately deliver to the Trustee an Officer’s Certificate specifying such event, notice or other action (including any action the Issuer is taking or proposed to take in respect thereof).

SECTION 4.06.   Limitation on Debt.

(a)   The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or otherwise become liable with respect to any Debt; provided that, (a) the Issuer and any of its Restricted Subsidiaries (other than Digicel Limited and its Subsidiaries) may incur Debt, if immediately after giving effect to the incurrence of such Debt and the application of the proceeds thereof, on a pro forma basis, the Total Leverage Ratio of the Issuer (but excluding the Consolidated Total Debt and Consolidated Adjusted EBITDA of Digicel Limited and its Subsidiaries) does not exceed 5.5 to 1.0 and (b) Digicel Limited and any of its Subsidiaries may incur Debt, if immediately after giving effect to the incurrence of such Debt and the application of the proceeds thereof, on a pro forma basis, the Total Leverage Ratio of Digicel Limited does not exceed 5.4 to 1.0.

(b)   This covenant shall not, however, prohibit the following (collectively, “Permitted Debt”):

(i)   the incurrence by any Restricted Subsidiary in reliance on this clause (i) of (I) Debt under Credit Facilities, including the DIFL Secured Notes (including the DIFL Secured Notes issued on the Issue Date in connection with the Transactions) and Debt outstanding under the Senior Credit Facility and the PNG Facility on the Issue Date, in an aggregate amount not to exceed the sum of (i) $2,370 million (of which $150 million may be incurred by Digicel Pacific Limited and its Restricted Subsidiaries), plus the principal amount of any Debt issued as payment of interest in kind thereon, less any amount of such Debt permanently repaid under Section 4.09, plus (ii) [reserved], plus (iii) an unlimited amount so long as, in the case of this clause (iii), on a pro forma basis after giving effect to the incurrence thereof, and the application of the proceeds thereof (other than any Cash funded to the balance sheet of the Issuer) and to any relevant Subject Transaction, the First Lien Net Leverage Ratio does not exceed 1.25 to 1.00 (calculated as if any Debt incurred pursuant to this clause (b)(i)(I)(iii) constituted Consolidated First Lien Net Debt regardless of whether such Debt satisfied the definition thereof); and (II) additional Debt incurred by Digicel Limited and its Restricted Subsidiaries in an aggregate amount not to exceed $100.0 million;

(ii)   Debt of the Issuer to any Restricted Subsidiary and/or of any Restricted Subsidiary to the Issuer or any other Restricted Subsidiary; provided that any such Debt of the Issuer or any Guarantor to any Restricted Subsidiary that is not the Issuer or a Guarantor must be subordinated in right of payment to the Notes or the Guarantee, as applicable, on customary terms;

(iii)   to the extent constituting Debt, Sale and Lease-Back Transactions permitted under clause (A) of the proviso under Section 4.14;

(iv)   Debt arising from any agreement providing for indemnification, adjustment of purchase price or similar obligations (including contingent earn-out obligations), or payment obligations in respect of any non-compete, consulting or similar arrangements, in each case incurred in connection with any disposition permitted hereunder, any acquisition or other Investment permitted hereunder or consummated prior to the Issue Date or any other purchase of assets or Capital Stock, and Debt arising from guaranties, letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments securing the performance of the Issuer or any such Restricted Subsidiary pursuant to any such agreement;

(v)   Debt of the Issuer and/or any Restricted Subsidiary (i) pursuant to tenders, statutory obligations (including health, safety and environmental obligations), bids, leases, governmental contracts, trade contracts, surety, indemnity, stay, customs, judgment, appeal, performance and/or return of money bonds or guaranties or other similar obligations incurred in the ordinary course of business and (ii) in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments to support any of the foregoing items;

(vi)   Debt of the Issuer and/or any Restricted Subsidiary in respect of commercial credit cards, stored value cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services, including Debt arising from the financing by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business), employee credit card programs, cash pooling services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with Cash management and deposit accounts, including Banking Services Obligations and incentive, supplier finance or similar programs;

(vii)   Debt in respect of letters of credit, bankers’ acceptances, bank guaranties or similar instruments supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(viii)   guarantees by the Issuer and/or any Restricted Subsidiary of (1) Debt of the Issuer or any Restricted Subsidiary with respect to Debt otherwise permitted to be incurred pursuant to this Section 4.06 or (2) Debt of any Parent Company to the extent such Debt is already guaranteed by the Issuer or other Restricted Subsidiaries;

(ix)   (i) the Notes, including any PIK Notes (but excluding any other Additional Notes) and (ii) Debt of the Issuer and/or any Restricted Subsidiary existing on the Issue Date after giving effect to the Transactions (other than Debt under the Senior Credit Facility, the DIFL Secured Notes and the PNG Facility), including the DIFL Unsecured Notes, the DIFL Subordinated Notes, the New DL Notes and the New DGL0.5 Unsecured Notes;

(x)   Debt of the Issuer and/or any Restricted Subsidiary consisting of (i) the financing of insurance premiums, (ii) take-or-pay obligations contained in supply arrangements in the ordinary course of business and/or (iii) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business;

(xi)   [reserved];

(xii)   Debt of any Person that becomes a Restricted Subsidiary or Debt assumed in connection with an acquisition or other Investment permitted hereunder after the Issue Date; provided that such Debt (i) existed at the time such Person became a Restricted Subsidiary or the assets subject to such Debt were acquired, (ii) was not created or incurred in anticipation thereof and (iii) if the acquisition is by the Issuer or a Restricted Subsidiary other than Digicel Limited or any of its Restricted Subsidiaries, the Total Leverage Ratio of the Issuer (but excluding the Consolidated Total Debt and Consolidated Adjusted EBITDA of Digicel Limited and its Subsidiaries), would not (a) exceed 5.5 to 1.0 or (b) be higher than the Total Leverage Ratio immediately prior thereto, or if the acquisition is by Digicel Limited or any of its Restricted Subsidiaries, the Total Leverage Ratio of Digicel Limited would not (a) exceed 5.4 to 1.0 or (b) be higher than the Total Leverage Ratio immediately prior thereto, in each case calculated on a pro forma basis after giving effect to the relevant acquisition or other Investment and the incurrence of such Debt and the application of the proceeds thereof;

(xiii)   Debt consisting of promissory notes issued by the Issuer or any Restricted Subsidiary to any current or former director, officer, employee, member of management, manager or consultant of any parent of the Issuer, the Issuer or any subsidiary (or their respective Immediate Family Members) so long as such Debt is expressly subordinated to any obligations of the Issuer thereof under the Notes;

(xiv)   any Debt refinancing, refunding or replacing any Debt permitted under Section 4.06(a) and Sections 4.06(b)(i), (iii), (ix), (xii), (xiv) and (xvii) (in any case, including any refinancing, refunding or replacing Debt incurred in respect thereof, “Refinancing Debt”) and any subsequent Refinancing Debt in respect thereof; provided that:

(A)   the principal amount of such Refinancing Debt does not exceed the principal amount of the Debt being refinanced, refunded or replaced, except by (1) an amount equal to unpaid accrued interest, penalties and premiums (including tender premiums) thereon plus underwriting discounts and other customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with the relevant refinancing, refunding or replacement or (2) additional amounts permitted to be incurred pursuant to this covenant (provided that (x) any additional Debt referred to in this clause (2) satisfies the other applicable requirements of this clause (xiv) (with additional amounts incurred in reliance on this clause (2) constituting a utilization of the relevant basket or exception pursuant to which such additional amount is permitted) and (y) if such additional Debt is secured, the Lien securing such Debt satisfies the applicable requirements of Section 4.07);

(B)   the incurrence thereof shall be without duplication of any amounts outstanding in reliance on the relevant clause of this covenant pursuant to which the Debt being refinanced, refunded or replaced was incurred (i.e., the incurrence of such Refinancing Debt shall not create availability under such relevant clause);

(C)   except in the case of Refinancing Debt incurred in respect of Debt permitted under Section 4.06(b)(i), (1) such Debt, if secured, is secured only by Permitted Liens at the time of such refinancing, refunding or replacement (it being understood that secured Debt may be refinanced with unsecured Debt), (2) such Debt is incurred by the obligor or obligors in respect of the Debt being refinanced, refunded or replaced, except to the extent otherwise permitted pursuant to this Section 4.06 and (3) if the Debt being refinanced, refunded or replaced was contractually subordinated to the Notes in right of payment (or the Liens securing such Debt were contractually subordinated to such Liens on the Collateral), such Debt is contractually subordinated to the obligations in right of payment (or the Liens securing such Debt are subordinated to the Liens on the relevant Collateral) either (x) on terms not materially less favorable, taken as a whole, to the Holders than those applicable to the Debt being refinanced, refunded or replaced, taken as a whole or (y) pursuant to an acceptable intercreditor agreement;

(D)   as of the date of the incurrence of such Debt and after giving effect thereto, no payment Default or Event of Default specified in Section 6.01(a)(vii) or (viii) exists;

(E)   in the case of Refinancing Debt incurred in respect of Debt permitted under Section 4.06(b)(i), (1) such Refinancing Debt is pari passu or junior in right of payment and secured by the Collateral on a pari passu or junior basis with respect to the remaining obligations under this Indenture, or is unsecured; provided that any such Refinancing Debt that is pari passu or junior with respect to the Collateral shall be subject to an acceptable intercreditor agreement, (2) if such Refinancing Debt is secured, it is not secured by any assets other than the Collateral, and (3) if such Refinancing Debt is guaranteed, it is not guaranteed by any Person other than the Issuer or the Guarantor;

(F)   in the case of Refinancing Debt incurred in respect of Debt permitted under Section 4.06(b)(i) or Section 4.06(b)(ix)(ii), the Stated Maturity of such Refinancing Debt is no earlier than the Stated Maturity of the Debt being refinanced;

(G)   in the case of Refinancing Debt incurred in respect of Debt permitted under Section 4.06(b)(i) or Section 4.06(b)(ix)(ii), the Weighted Average Life to Maturity of such Refinancing Debt is equal to or greater than the Weighted Average Life to Maturity of the Debt being refinanced, refunded or replaced;

(H)   Refinancing Debt shall not include Debt of the Issuer or a Restricted Subsidiary that refinances Debt of an Unrestricted Subsidiary; and

(I)    for the avoidance of doubt, Debt of Digicel Limited and its Subsidiaries cannot be refinanced, refunded or replaced by Digicel Pacific Limited or any of its Subsidiaries.

(xv)   [reserved];

(xvi)   Debt of the Issuer and/or any Restricted Subsidiary under any Derivative Transaction not entered into for speculative purposes;

(xvii)   (i) Debt of Digicel Pacific Limited and any of its Restricted Subsidiaries not to exceed at any time $100 million outstanding in the aggregate and (ii) Debt of Digicel Limited and any of its Restricted Subsidiaries not to exceed at any time $200 million outstanding in the aggregate;

(xviii)   [reserved];

(xix)   Debt (including obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments with respect to such Debt) incurred by the Issuer and/or any Restricted Subsidiary in respect of workers compensation claims, unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance obligations not in connection with the borrowing of money or the obtaining of advances or credit;

(xx)   obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Restricted Subsidiary of the Issuer to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States; and

(xxi)   Disqualified Capital Stock issued to and held by the Issuer or any Restricted Subsidiary.

(c)   For purposes of determining any particular amount of Debt under this Section 4.06:

(i)   obligations with respect to letters of credit, guarantees or Liens, in each case supporting Debt otherwise included in the determination of such particular amount shall not be included;

(ii)   any Liens granted pursuant to the equal and ratable provisions referred to in Section 4.07 shall not be treated as Debt; and

(iii)   accrual of interest, accrual of dividends, the accretion of accreted value, the obligation to pay commitment fees and the payment of interest in the form of additional Debt shall not be treated as Debt.

(d)   Neither the Issuer nor the Guarantor shall incur any Debt that is subordinated in right of payment to other Debt of the Issuer or Guarantor, respectively, unless such Debt is also subordinated in right of payment to the Notes or the Guarantee on substantially identical terms. This clause (d) does not apply to distinctions between categories of Debt that exist by reason of any Liens or Guarantees securing or in favor of some but not all of such Debt.

SECTION 4.07.   Limitation on Liens.  The Issuer shall not create, incur, assume or permit or suffer to exist any Lien (the “Initial Lien”) (except for Permitted Liens) on or with respect to any property of any kind owned by it, whether owned at or acquired after the date of this Indenture, or any income or profits therefrom, unless, (a) in the case of any Lien securing Subordinated Debt, the Issuer’s obligations in respect of the Notes and all other amounts due under this Indenture are directly secured by a Lien on such property that is senior in priority to the Lien securing such Subordinated Debt until such time as such Subordinated Debt is no longer secured by a Lien, and (b) in the case of any other Lien (except Liens on Collateral), the Issuer’s obligations in respect of the Notes and all other amounts due under this Indenture are equally and ratably secured with the obligation or liability secured by such Lien.

Any Lien created for the benefit of the Collateral Agent, the Trustee and the Holders pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

With respect to any Lien securing Debt that was permitted to secure such Debt at the time of the incurrence of such Debt, such Lien shall also be permitted to secure any Increased Amount of such Debt. The “Increased Amount” of any Debt shall mean any increase in the amount of such Debt in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Debt with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Debt outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Debt described in clause (e) of the definition of “Debt.”

SECTION 4.08.   Limitation on Restricted Payments.

(a)   The Issuer and its Restricted Subsidiaries shall not pay or make, directly or indirectly:

(i)   any dividend or other distribution on account of any shares of any class of the Capital Stock of the Issuer or any Restricted Subsidiary, except a dividend payable solely in shares of Qualified Capital Stock to the holders of such class and any dividend on any class of Capital Stock of any Restricted Subsidiary so long as the Issuer (or its Restricted Subsidiary) receives its pro rata share based on its relative ownership of such class;

(ii)   any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of any shares of any class of the Capital Stock of the Issuer;

(iii)   any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of the Capital Stock of the Issuer outstanding on the Issue Date or thereafter;

(iv)   (i) any principal payment on, or any payment made to repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Debt or unsecured Debt of the Issuer or the Guarantor (except (A) Debt permitted under Section 4.06(b)(ii) or (B) the purchase, repurchase or other acquisition of Debt purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition) or (ii) any payment (whether of principal, interest or other amounts) on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value any Debt incurred under Section 4.06(b)(xiii); or

(v)   any Investment (other than any Permitted Investment) in any Person;

(each of which is a “Restricted Payment” and which are collectively referred to as “Restricted Payments”).

(b)   Notwithstanding paragraph (a) above, the Issuer and its Restricted Subsidiaries may make a Restricted Payment if, at the time of and after giving pro forma effect to such proposed Restricted Payment:

(i)   no Default relating to any payment to be made under this Indenture or Event of Default has occurred and is continuing;

(ii)   the aggregate amount of Restricted Payments made after the Issue Date, but excluding any Restricted Payments made pursuant to Section 4.08(c) other than pursuant to Sections 4.08(c)(x), (xi) and (xiii), does not exceed the sum of, without duplication:

(A)   an amount equal to (a) Consolidated Adjusted EBITDA (which amount may be less than zero) for the cumulative period from and including April 1, 2020 to and including the last day of the most recently ended fiscal quarter of the Issuer prior to such date for which consolidated financial statements of the Issuer have been delivered (treated as one accounting period), minus (b) the product of (x) 1.20 and (y) aggregate Consolidated Interest Expense (for purposes of this definition, calculated excluding any interest expense attributable to Debt permitted pursuant to Section 4.06(b)(xiii)) for such cumulative period; plus

(B)   the amount of any capital contributions or other proceeds of any issuance of Capital Stock (other than any amounts (x) constituting an Available Excluded Contribution Amount (as defined below), proceeds of an issuance of Disqualified Capital Stock or proceeds of any capital contributions or issuance of Capital Stock in connection with the Transactions or (y) received from the Issuer or any Restricted Subsidiary) received as Cash equity by the Issuer, plus the Fair Market Value of Cash Equivalents, marketable securities or other property received by the Issuer or any Restricted Subsidiary as a capital contribution or in return for any issuance of Capital Stock (other than any amounts (x) constituting an Available Excluded Contribution Amount or proceeds of any issuance of Disqualified Capital Stock or (y) received from the Issuer or any Restricted Subsidiary), in each case, during the period from and including the day immediately following the Issue Date through and including such time of determination; plus

(C)   the aggregate principal amount of any Debt or Disqualified Capital Stock, in each case, of the Issuer or any Restricted Subsidiary issued after the Issue Date (other than Debt or such Disqualified Capital Stock issued to the Issuer or any Restricted Subsidiary), which has been converted into or exchanged for Capital Stock of the Issuer, any Restricted Subsidiary or any Parent Company that does not constitute Disqualified Capital Stock, together with the Fair Market Value of any cash or Cash Equivalents and the Fair Market Value of any property or assets received by the Issuer or such Restricted Subsidiary upon such exchange or conversion, in each case, during the period from and including the day immediately following the Issue Date through and including such time of determination; plus

(D)   the net proceeds received by the Issuer or any Restricted Subsidiary during the period from and including the day immediately following the Issue Date through and including such time of determination in connection with the Disposition to any Person (other than the Issuer or any Restricted Subsidiary) of any Investment made pursuant to this paragraph in an amount not to exceed the original Investment; plus

(E)   to the extent not already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the proceeds received by the Issuer or any Restricted Subsidiary during the period from and including the day immediately following the Issue Date through and including such time of determination in connection with cash returns, cash profits, cash distributions and similar cash amounts, including cash principal repayments of loans and interest payments on loans, in each case received in respect of any Investment made after the Issue Date pursuant to this paragraph in an amount not to exceed the original Investment or, without duplication, otherwise received by the Issuer or any Restricted Subsidiary from an Unrestricted Subsidiary (including any proceeds received on account of any issuance of equity interests by any Unrestricted Subsidiary (other than solely on account of the issuance of Capital Stock to the Issuer or any Restricted Subsidiary)); plus

(F)   an amount equal to the sum of (A) the amount of any Investments by the Issuer or any Restricted Subsidiary in any Unrestricted Subsidiary made pursuant to this paragraph that has been re-designated as a Restricted Subsidiary, (B) the amount of any Investments by the Issuer or any Restricted Subsidiary in any Unrestricted Subsidiary made pursuant to this paragraph that has been merged, consolidated or amalgamated with or into, or is liquidated, wound up or dissolved into, the Issuer or any Restricted Subsidiary and (C) the Fair Market Value of the property or assets of any Unrestricted Subsidiary that have been transferred, conveyed or otherwise distributed to the Issuer or any Restricted Subsidiary, in each case, during the period from and including the day immediately following the Issue Date through and including such time of determination; and

(iii)   (i) with respect to Restricted Payments by the Issuer and any of its Restricted Subsidiaries (other than Digicel Limited and its Subsidiaries), the Total Leverage Ratio of the Issuer (but excluding the Consolidated Total Debt and Consolidated Adjusted EBITDA of Digicel Limited and its Subsidiaries) calculated on a pro forma basis after giving effect to such Restricted Payment, would not exceed 5.5 to 1.0, and (ii) with respect to Restricted Payments by Digicel Limited and any of its Subsidiaries, the Total Leverage Ratio of Digicel Limited, calculated on a pro forma basis after giving effect to such Restricted Payment, would not exceed 5.4 to 1.0.

(c)   Notwithstanding Sections 4.08(a) and (b), the Issuer and its Restricted Subsidiaries may take the following actions:

(i)   the Issuer or any Restricted Subsidiary may make Restricted Payments to the extent necessary to permit any Parent Company:

(A)   to pay general administrative costs and expenses (including corporate overhead, legal or similar expenses and customary salary, bonus and other benefits payable to directors, officers, employees, members of management, managers and/or consultants of any Parent Company) and franchise fees and franchise taxes and similar fees, taxes and expenses required to maintain the organizational existence of such Parent Company, in each case, which are reasonable and customary and incurred in the ordinary course of business, plus any reasonable and customary indemnification claims made by directors, officers, members of management, managers, employees or consultants of any Parent Company, in each case, to the extent attributable to the ownership or operations of any Parent Company (but excluding, for the avoidance of doubt, the portion of any such amount, if any, that is attributable to the ownership or operations of any Subsidiary of any Parent Company other than the Issuer and/or its Subsidiaries) and/or its Subsidiaries;

(B)   to pay audit and other accounting and reporting expenses of such Parent Company to the extent attributable to any Parent Company (but excluding, for the avoidance of doubt, the portion of any such expenses, if any, attributable to the ownership or operations of any Subsidiary of any Parent Company other than the Issuer and/or its Subsidiaries) and/or its Subsidiaries;

(C)   for the payment of insurance premiums to the extent attributable to any Parent Company (but excluding, for the avoidance of doubt, the portion of any such premiums, if any, attributable to the ownership or operations of any Subsidiary of any Parent Company other than the Issuer and/or its Subsidiaries) and/or its Subsidiaries;

(D)   to pay (x) customary fees and expenses related to any debt and/or equity offerings (including refinancings), investments and/or acquisitions permitted under this Indenture (whether or not consummated, and including advisory, refinancing, subsequent transaction and exit fees of any Parent Company of the Issuer) and expenses and indemnities of any trustee, agent, arranger, underwriter or similar role and (y) after the consummation of an initial public offering or the issuance of public debt securities, Public Company Costs (but excluding, in each case, for the avoidance of doubt, the portion of any such premiums, if any, attributable to the ownership or operations of any Subsidiary of any Parent Company other than the Issuer and/or its Subsidiaries); and

(E)   to finance any Investment permitted under this covenant (provided that (x) any Restricted Payment under this clause (3)(a)(v) shall be made substantially concurrently with the closing of such Investment and (y) the relevant Parent Company shall, promptly following the closing thereof, cause (A) all property acquired to be contributed to the Issuer or one or more of its Restricted Subsidiaries or (B) the merger, consolidation or amalgamation of the Person formed or acquired into the Issuer or one or more of its Restricted Subsidiaries, in order to consummate such Permitted Investment as if undertaken as a direct Investment by the Issuer or the relevant Restricted Subsidiary);

(ii)   the Issuer or any Restricted Subsidiary may pay (or make Restricted Payments to allow any Parent Company to pay) for the repurchase, redemption, retirement or other acquisition or retirement for value of Capital Stock of any Parent Company or any subsidiary held by any future, present or former employee, director, member of management, officer, manager or consultant (or any Affiliate or Immediate Family Member thereof) of any Parent Company, the Issuer or any subsidiary, other than the Controlling Holder:

(A)   in accordance with the terms of promissory notes issued pursuant to Section 4.06(b)(xiii), so long as the aggregate amount of all cash payments made in respect of such promissory notes, together with the aggregate amount of Restricted Payments made pursuant to sub-clause (D) of this clause (ii) below, does not exceed $25.0 million in any fiscal year, which, if not used in any fiscal year, may be carried forward to the next subsequent fiscal year (and which carried-over amounts shall be deemed first applied in such subsequent fiscal year);

(B)   with the proceeds of any sale or issuance of, or of any capital contribution in respect of, the Capital Stock of the Issuer or any Parent Company (to the extent such proceeds are contributed to the Issuer or any Restricted Subsidiary in respect of Qualified Capital Stock issued by the Issuer or such Restricted Subsidiary);

(C)   with the net proceeds of any key-man life insurance policies; or

(D)   with Cash and Cash Equivalents in an amount not to exceed, together with the aggregate amount of all cash payments made pursuant to sub-clause (i) of this clause (b) in respect of promissory notes issued pursuant to Section 4.06(b)(xiii), $25.0 million in any fiscal year, which, if not used in any fiscal year, may be carried forward to the next subsequent fiscal year (and which carried-over amounts shall be deemed first applied in such subsequent fiscal year);

(iii)   the Issuer or any Restricted Subsidiary may make Restricted Payments in an amount not to exceed the portion, if any, of the Available Excluded Contribution Amount on the date that the Issuer elects to apply to this clause;

(iv)   the Issuer or any Restricted Subsidiary may make Restricted Payments (i) to any Parent Company to enable such Parent Company to make cash payments in lieu of the issuance of fractional shares and (ii) consisting of (A) payments made or expected to be made in respect of withholding or similar taxes payable by any future, present or former officers, directors, employees, members of management, managers or consultants of the Issuer, any Restricted Subsidiary or any Parent Company or any of their respective Immediate Family Members and/or (B) repurchases of Capital Stock in consideration of the payments described in sub-clause (A) above, including demand repurchases in connection with the exercise of stock options, in each case in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of such Parent Company, share splits, reverse share splits (or any combination thereof);

(v)   the Issuer or any Restricted Subsidiary may repurchase, redeem, acquire or retire Capital Stock upon (or make provisions for withholdings in connection with), or make Restricted Payments to any Parent Company to enable it to repurchase, redeem, acquire or retire Capital Stock upon (or make provisions for withholdings in connection with), the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represents all or a portion of the exercise price of, or tax withholdings with respect to, such warrants, options or other securities convertible into or exchangeable for Capital Stock as part of a “cashless” exercise;

(vi)   the Issuer or any Restricted Subsidiary may make any Restricted Payments in connection with the Transactions, including any distribution of cash to any Parent Company to fund any cash consideration (including accrued interest) paid in the Transactions;

(vii)   following the consummation of the first Qualifying IPO, the Issuer or any Restricted Subsidiary may (or may make Restricted Payments to any Parent Company to enable it to) make Restricted Payments with respect to any Capital Stock in an amount not to exceed an amount equal to 6.00% per annum of the net cash proceeds received by or contributed to the Issuer from any Qualifying IPO; provided that no Event of Default shall have occurred and be continuing;

(viii)   the Issuer or any Restricted Subsidiary may make Restricted Payments to (i) redeem, repurchase, retire or otherwise acquire any (A) Capital Stock (“Treasury Capital Stock”) of the Issuer and/or any Restricted Subsidiary or (B) Capital Stock of any Parent Company, in the case of each of sub-clauses (A) and (B), in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Issuer and/or any Restricted Subsidiary) of, Qualified Capital Stock of the Issuer or any Parent Company to the extent any such proceeds are contributed to the capital of the Issuer and/or any Restricted Subsidiary in respect of Qualified Capital Stock (“Refunding Capital Stock”) and (ii) declare and pay dividends on any Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to the Issuer or a Restricted Subsidiary) of any Refunding Capital Stock;

(ix)   to the extent constituting a Restricted Payment, the Issuer or any Restricted Subsidiary may consummate any transaction permitted under the definition of “Permitted Investments” (other than clauses (j) and (t) thereof), under Section 4.09 (other than a transaction exempt therefrom pursuant to clause (f) of the definition of “Asset Sale”) and Section 4.10 (other than clause (c)(iv) thereof);

(x)   the Issuer or any Restricted Subsidiary may make additional Restricted Payments in an aggregate amount not to exceed $150.0 million minus the outstanding amount of Investments made by the Issuer or any Restricted Subsidiary in reliance on clause (q)(ii) under the definition of “Permitted Investments;” provided that no Default relating to any payment to be made under this Indenture or Event of Default shall have occurred and be continuing;

(xi)   the Issuer or any Restricted Subsidiary may pay any dividend or consummate any redemption within 60 days after the date of the declaration thereof or the provision of a redemption notice with respect thereto, as the case may be, if at the date of such declaration or notice, the dividend or redemption contemplated by such declaration or redemption notice would have complied with the provisions hereof;

(xii)   [reserved];

(xiii)   the Issuer or any Restricted Subsidiary may make additional Restricted Payments so long as the Total Leverage Ratio of the Issuer, calculated on a pro forma basis, would not exceed 4.0 to 1.0; provided that no Default relating to any payment to be made under this Indenture or Event of Default has occurred and is continuing or would result therefrom;

(xiv)   the Issuer may make Restricted Payments to fund any payment of interest on (i) Exchange Debt and (ii) unsecured Debt of the Issuer or the Guarantor and, so long as the Total Leverage Ratio of the Issuer, calculated on a pro forma basis, would not exceed 5.0 to 1.0, any repayment, redemption or other retirement of, unsecured Debt of the Issuer or the Guarantor, so long as, on a pro forma basis immediately after giving effect to such Restricted Payments and the incurrence of any Debt in connection therewith, no Default or Event of Default shall have occurred and be continuing;

(xv)   (A) for any taxable period for which the Issuer and/or any of its Subsidiaries are members of a consolidated, combined or similar income tax group for U.S. federal and/or applicable state, local or non-U.S. income tax purposes of which a direct or indirect parent of the Issuer is the common parent (a “Tax Group”), the Issuer and each of its subsidiaries may make additional Restricted Payments the proceeds of which shall be used by such common parent (or any direct or indirect equity holder of the Issuer) to pay the portion of any U.S. federal, state, local or non-U.S. income Taxes of such Tax Group, or any franchise taxes imposed in lieu thereof, for such taxable period that are attributable to the income of the Issuer and/or its subsidiaries, provided that such amount shall not be greater than the amount of U.S. federal, state, local and non-U.S. income taxes, as applicable, that would have been paid by the Issuer and its Subsidiaries for such taxable period if the Issuer and each of its Subsidiaries, as applicable, had been a stand-alone corporate taxpayer or stand-alone group of corporate taxpayers filing on a combined unitary or consolidated basis for all fiscal years ending after the Issue Date of which the Issuer is the Parent Company (taking into account any net operating loss carryforwards attributable to the Issuer and its Subsidiaries, as the case may be) and (B) without duplication of Restricted Payments made under sub-clause (A) of this clause, if the Issuer is a flow-through entity for tax purposes, the Issuer and each of its subsidiaries may make additional Restricted Payments to any direct or indirect owner at the times and in the amounts necessary to enable such owner-Person to pay its Tax obligations attributable to its direct or indirect ownership in the Issuer with respect to such taxable period (taking into account any cumulative net taxable loss of the Issuer allocated to such owner-Person, to the extent such loss is of a character that would allow such loss to be available to reduce Taxes in the current taxable period, and the character (e.g., long-term or short-term capital gain or ordinary or exempt) of the applicable income to the extent reasonably  determinable);

(xvi)   the Issuer or any Restricted Subsidiary may make any Restricted Payments required by the terms of any Disqualified Capital Stock permitted to be incurred pursuant to Section 4.06;

(xvii)   the Issuer or any Restricted Subsidiary may make a distribution of the Capital Stock of, or debt owed to the Issuer, any Guarantor or any Restricted Subsidiary by, (x) any Unrestricted Subsidiary or (y) any Restricted Subsidiary that is the equity owner of an Unrestricted Subsidiary, so long as such Restricted Subsidiary owns no assets other than Capital Stock of an Unrestricted Subsidiary; provided in each case that any such Capital Stock or debt that represents an Investment by the Issuer or any Restricted Subsidiary shall be deemed to continue to charge (as utilization) the respective clause under the definition of “Permitted Investments” pursuant to which such Investment was made;

(xviii)   the Issuer or any Restricted Subsidiary may make payments or distributions to satisfy dissenters’ rights pursuant to or in connection with any acquisition, merger, consolidation, amalgamation or disposition that complies with Section 4.09;

(xix)   Restricted Subsidiaries may make distributions in connection with the acquisition of additional Capital Stock in any Restricted Subsidiary from minority equity holders;

(xx)   the repurchase, redemption, defeasance or other acquisition or retirement for value or payment of principal of any Subordinated Debt or unsecured Debt of the Issuer or the Guarantor in exchange for, or out of the Net Proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of, shares of the Issuer’s Qualified Capital Stock; and

(xxi)   the purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Debt or unsecured Debt of the Issuer or the Guarantor (other than Disqualified Capital Stock) in exchange for, or out of the Net Proceeds of a substantially concurrent incurrence (other than to a Subsidiary) of, Refinancing Debt.

(d)   Notwithstanding the foregoing, no Investments (including, for the avoidance of doubt, as a Permitted Investment) shall be made in Digicel Holdings (Central America) Limited, its Subsidiaries or any other Person directly or indirectly operating businesses in Panama, other than (x) Investments in an aggregate principal amount not to exceed $25.0 million after the Issue Date, (y) Investments that refinance or replace existing Investments; provided that no such Investment shall exceed the amount of such existing Investment or (z) Investments pursuant to agreements in effect on April 1, 2020.

SECTION 4.09.   Limitation on Sale of Certain Assets.

(a)   The Issuer shall not, and shall not permit any Restricted Subsidiary to, consummate any Asset Sale unless:

(i)   the consideration the Issuer or such Restricted Subsidiary receives for such Asset Sale is not less than the Fair Market Value of the assets sold; and

(ii)   at least 75% of the consideration the Issuer or such Restricted Subsidiary receives in respect of such Asset Sale consists of (i) Cash or Cash Equivalents provided that for purposes of the 75% Cash consideration requirement, (w) the amount of any Debt or other liabilities (other than Debt or other liabilities that are subordinated in right of payment to the Notes or that are owed to the Issuer or any Restricted Subsidiary) of the Issuer or any Restricted Subsidiary (as shown on such Person’s most recent balance sheet or statement of financial position (or in the notes thereto) that are assumed by the transferee of any such assets and for which the Issuer and/or its applicable Restricted Subsidiary have been validly released by all relevant creditors in writing, (x) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Asset Sale, (y) any Securities received by the Issuer or any Restricted Subsidiary from such transferee that are converted by such Person into Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition and (z) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (z) that is at that time outstanding, not in excess of $50.0 million, in each case, shall be deemed to be Cash)

(b)   If the Issuer or any Restricted Subsidiary consummates an Asset Sale, the Net Proceeds of the Asset Sale, within 395 days after the consummation of such Asset Sale, may be used by the Issuer or such Restricted Subsidiary (provided that if the Issuer or any Restricted Subsidiary has contractually committed to apply such proceeds pursuant to clause (ii) below during such period but has not yet applied them, such 395 day period shall be extended by six months) to (i) permanently repay or prepay any then outstanding Debt (or, if such Debt is revolving debt, effect a corresponding permanent commitment reduction) of the Issuer or the Guarantor (other than Subordinated Debt), or any Restricted Subsidiary that is not the Guarantor owing to a Person other than the Issuer or a Restricted Subsidiary; provided that, in the case of repayment of Debt of the Issuer or the Guarantor, the Issuer shall equally and ratably reduce obligations under the Notes in accordance with paragraph 6 of the Notes, through open market purchases, or by making an offer (in accordance with the procedures set forth below for an Excess Proceeds Offer) to all Holders to purchase, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, the pro rata principal amount of the Notes; provided, however, that if an excess proceeds offer to repay or repurchase any Debt of any Restricted Subsidiary of the Issuer is made in accordance with the terms of such Debt, the obligation to permanently reduce Debt of a Restricted Subsidiary shall be deemed to be satisfied to the extent of the amount of the excess proceeds offer, whether or not accepted by the holders thereof, and no Excess Proceeds in the amount of such excess proceeds offer shall be deemed to exist following such excess proceeds offer, or (ii) invest in any Replacement Assets, or (iii) any combination of the foregoing. The amount of such Net Proceeds not so used as set forth in this paragraph (b) constitutes “Excess Proceeds.” Pending the final application of any such Net Proceeds, the Issuer may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the terms of this Indenture.

(c)   When the aggregate amount of Excess Proceeds exceeds $50.0 million, the Issuer shall, within 20 Business Days, make an offer to purchase (an “Excess Proceeds Offer”) from all Holders and from the holders of any Pari Passu Debt, to the extent required by the terms thereof, on a pro rata basis, in accordance with the procedures set forth in this Indenture or the agreements governing any such Pari Passu Debt, the maximum principal amount (expressed as a multiple of $1.00) of the Notes and any such Pari Passu Debt that may be purchased with the amount of the Excess Proceeds. The offer price as to each Note and any such Pari Passu Debt shall be payable in cash in an amount equal to (solely in the case of the Notes) 100% of the principal amount of such Note and (solely in the case of Pari Passu Debt) no greater than 100% of the principal amount (or accreted value, as applicable) of such Pari Passu Debt, plus in each case accrued and unpaid interest, if any, to the date of purchase.

(d)   Notwithstanding the foregoing, if the Issuer or any Restricted Subsidiary consummates an Asset Sale of (a) any Collateral, (b) any newly issued Capital Stock of Digicel Pacific Limited, Digicel Limited, Digicel (Central America) Group Limited or Digicel (PNG) Limited, or (c) any Capital Stock of Digicel (Singapore) Private Limited, then the Issuer shall, within 20 Business Days after the date of receipt of such Net Proceeds, apply the Net Proceeds (such amount, the “Collateral Proceeds”), to make an offer to purchase (a “Collateral Proceeds Offer”) from all holders of Notes and from holders of any Pari Passu Debt secured by ratable Liens on the collateral, to the extent required by the terms thereof, in accordance with the procedures set forth in this Indenture or the agreements governing any Pari Passu Debt, the maximum principal amount (expressed as a multiple of $1.00) of the Notes and any Pari Passu Debt that may be purchased with the amount of the Collateral Proceeds. The offer price as to each Note and any such Pari Passu Debt shall be payable in cash in an amount equal to (solely in the case of the Notes) 100% of the principal amount of such Note and (solely in the case of Pari Passu Debt) no greater than 100% of the principal amount (or accreted value, as applicable) of such Pari Passu Debt, plus in each case accrued and unpaid interest, if any, to the date of purchase.

If the Issuer has complied with this clause (d) with respect to Asset Sales of any Collateral, it need not comply with clauses (b) and (c) above with respect to such Asset Sale.

(e)   To the extent that the aggregate principal amount of Notes and any such Pari Passu Debt tendered pursuant to an Excess Proceeds Offer or Collateral Proceeds Offer is less than the aggregate amount of Excess Proceeds or Collateral Proceeds, as applicable, the Issuer may use the amount of such Excess Proceeds or Collateral Proceeds not used to purchase Notes and Pari Passu Debt (“Declined Proceeds”) for general corporate purposes that are not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and any Pari Passu Debt validly tendered and not withdrawn by holders thereof exceeds the aggregate amount of Excess Proceeds or Collateral Proceeds, as applicable, the Notes and any Pari Passu Debt to be purchased shall be selected by the Trustee on a pro rata basis (based upon the principal amount of Notes and the principal amount or accreted value of such Pari Passu Debt tendered by each holder) and in accordance with the procedures of DTC. Upon completion of each such Excess Proceeds Offer or Collateral Proceeds Offer, the amount of Excess Proceeds or Collateral Proceeds shall be reset to zero.

SECTION 4.10.   Limitation on Transactions with Affiliates.

(a)   The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) involving payment in excess of $25.0 million in any individual transaction with any of their respective Affiliates on terms that are less favorable to the Issuer or such Restricted Subsidiary, as the case may be (as determined by the Issuer in good faith), than those that might be obtained at the time in a comparable arm’s-length transaction from a Person who is not an Affiliate.

(b)   In addition, prior to entering into (A) a Disposition of any assets of the Issuer or any Restricted Subsidiary to Denis O’Brien or any of his controlled Affiliates (“Controlling Holder”) (other than the Issuer and its Subsidiaries) involving payments and/or other consideration in excess of $5 million or (B) any other transaction with a Controlling Holder with an expected aggregate value at the time the transaction is entered into involving payments in excess of $25.0 million, the Issuer must in addition obtain a favorable written opinion from a nationally or regionally recognized investment banking, accounting or appraisal firm as to (i) the fairness of the transaction to the Issuer and its Restricted Subsidiaries from a financial point of view or (ii) that such transaction is not materially less favorable to the Issuer and its Restricted Subsidiaries than could be obtained at the time in an arm’s length transaction with a Person who was not an Affiliate.

(c)   Notwithstanding the foregoing, the restrictions set forth in this description shall not apply to:

(i)   any transaction between or among the Issuer and/or one or more Restricted Subsidiaries (or any entity that becomes a Restricted Subsidiary as a result of such transaction) to the extent permitted or not restricted by this Indenture;

(ii)   any issuance, sale or grant of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of any Parent Company, the Issuer or any Restricted Subsidiary;

(iii)   provision of administrative, legal and regulatory, engineering, accounting, marketing, insurance and telecommunications services to Subsidiaries of the Issuer and the allocation of the cost of such services and of overhead and corporate group costs among the Issuer and its Subsidiaries consistent with IFRS and the Issuer’s accounting policies generally applied;

(iv)   (A) transactions permitted by Section 4.06(b)(xiii) and Section 4.08 (including any Permitted Investment other than a Permitted Investment made pursuant to clause (b)(iii) of the definition thereof) and (B) issuances of Capital Stock and issuances and incurrences of Debt not restricted by this Indenture;

(v)   transactions in existence on the Issue Date and any amendment, modification or extension thereof to the extent that such amendment, modification or extension, taken as a whole, is not (A) materially adverse to the Holders or (B) more disadvantageous to the Holders than the relevant transaction in existence on the Issue Date;

(vi)   any payments pursuant to a tax sharing agreement between the Issuer and any other Person with which the Issuer files a consolidated tax return or with which the Issuer is part of a consolidated group for tax purposes;

(vii)   Guarantees permitted by Section 4.06;

(viii)   loans and other transactions among the Issuer and the Guarantor to the extent permitted under this Indenture;

(ix)   customary directors’ fees, indemnification, expense reimbursement and similar arrangements (including the payment of directors’ and officers’ insurance premiums), consulting fees, financial advisory fees, employee salaries, bonuses, employment agreements and arrangements, compensation or employee benefit arrangements, including stock options or legal fees, so long as the Issuer’s board of directors (or equivalent body) has approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation or payments to be fair consideration therefor;

(x)   the payment of reasonable out-of-pocket costs and expenses related to registration rights and customary indemnities provided to shareholders under any shareholder agreement;

(xi)   (A) any purchase by any Parent Company of the Capital Stock of (or contribution to the equity capital of) the Issuer and (B) any intercompany loans made by any Parent Company to the Issuer or any Restricted Subsidiary; and

(xii)   any transaction approved by a majority of the disinterested members of the board of directors (or equivalent governing body) of the Issuer or the applicable Restricted Subsidiary, as the case may be, provided that this exception shall not override Section 4.10(b).

SECTION 4.11.   Purchase of Notes upon a Change of Control.

(a)   If a Change of Control occurs at any time, then the Issuer must make an offer (a “Change of Control Offer”) to each Holder to purchase such Holder’s Notes, in whole or in part in integral multiples of $1.00, at a purchase price (the “Change of Control Purchase Price”) in cash in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Purchase Date”) (subject to the rights of holders of record on relevant regular record dates that are prior to the Change of Control Purchase Date to receive interest due on an interest payment date).

(b)   Within 30 days following any Change of Control, the Issuer shall:

(i)   send notice of the Change of Control Offer by first-class mail, with a copy to the Trustee, to each Holder to the address of such Holder appearing in the Security Register, which notice shall state:

(A)   that a Change of Control has occurred, and the date it occurred;

(B)   the circumstances and relevant facts regarding such Change of Control;

(C)   the Change of Control Purchase Price and the Change of Control Purchase Date, which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act and any applicable securities laws or regulations;

(D)   that any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date unless the Change of Control Purchase Price is not paid;

(E)   that any Note (or part thereof) not tendered shall continue to accrue interest; and

(F)   any other procedures that a Holder must follow to accept a Change of Control Offer or to withdraw such acceptance.

(c)   The Trustee shall promptly authenticate and deliver a new Note or Notes equal in principal amount to any unpurchased portion of Notes surrendered, if any, to the Holder in global form or to each holder of certificated Notes; provided that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1.00 above such amount. The Issuer shall publicly announce the results of a Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

(d)   A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(e)   The Issuer shall not be required to make a Change of Control Offer if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. The Change of Control provisions described above shall be applicable whether or not any other provisions of this Indenture are applicable.

(f)    If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuer as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party shall have the right, upon not less than 15 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to but excluding the date of redemption.

(g)   The Issuer shall comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations in connection with a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under this Indenture by virtue of such conflict.

SECTION 4.12.   Additional Amounts.

(a)   All payments that the Issuer makes under or with respect to the Notes or that the Guarantor makes under or with respect to the Guarantee shall be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including, without limitation, penalties, interest and other similar liabilities related thereto) of whatever nature (collectively, “Taxes”) imposed or levied by or on behalf of (i) any jurisdiction in which the Issuer or the Guarantor is incorporated, organized or otherwise considered to be a resident or maintaining a permanent establishment or doing business for tax purposes or (ii) any jurisdiction from or through which the Issuer makes any payment on the Notes or the Guarantee or by or within any department or political subdivision thereof or therein having the power to tax (each of clauses (i) and (ii), a “Relevant Taxing Jurisdiction”), unless the Issuer or the Guarantor, as the case may be, is required to withhold or deduct Taxes by law or by the interpretation or administration of law.  If the Issuer or the Guarantor is required to withhold or deduct any amount for or on account of Taxes of a Relevant Taxing Jurisdiction from any payment made under or with respect to the Notes, the Issuer or the Guarantor, as the case may be, shall pay additional amounts in cash (“Additional Amounts”) as may be necessary to ensure that the net amount received by each Holder after such withholding or deduction (including withholding or deduction attributable to Additional Amounts payable hereunder) shall not be less than the amount the Holder would have received if such Taxes had not been withheld or deducted.

(b)   Neither the Issuer nor the Guarantor shall pay Additional Amounts to a Holder or beneficial owner of any Note:

(i)   to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the Holder’s or beneficial owner’s present or former connection with the Relevant Taxing Jurisdiction (other than a connection arising by reason of the acquisition, ownership, holding or disposition of Notes or by reason of the receipt of payments thereunder or under the Guarantee or the exercise or enforcement of rights under any Notes or this Indenture or under the Guarantee);

(ii)   to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the failure of the Holder or beneficial owner of Notes, following the Issuer’s timely written request addressed to the Holder, to the extent such Holder or beneficial owner is legally entitled to do so, to comply with any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Relevant Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Relevant Taxing Jurisdiction (including, without limitation, a certification that the Holder or beneficial owner is not resident in the Relevant Taxing Jurisdiction);

(iii)   in respect of any Tax imposed or withheld pursuant to Sections 1471 through 1474 of the Code as of the date of this Indenture (or any amended or successor version of such sections that is substantively comparable and not materially more onerous to comply with), current or future Treasury Regulations issued thereunder or any official interpretation thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Indenture (or any amended or successor version described above), and any intergovernmental agreement (or related governmental regulations, rules or official administrative practices) implementing the foregoing;

(iv)   with respect to any estate, inheritance, gift, sales, transfer or personal property tax or any similar Taxes;

(v)   if such Holder is a fiduciary or partnership or Person other than the sole beneficial owner of such payment and the Taxes giving rise to such Additional Amounts would not have been imposed on such payment had such Holder been the beneficiary, partner or sole beneficial owner, as the case may be, of such Note (but only if there is no material cost or expense associated with transferring such Note to such beneficiary, partner or sole beneficial owner and no restriction on such transfer that is outside the control of such beneficiary, partner or sole beneficial owner);

(vi)   to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the presentation by the Holder of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for whichever occurs later; and

(vii)   with respect to any combination of the items listed above.

(c)   The Issuer and the Guarantor shall also (i) make such withholding or deduction required by applicable law and (ii) timely remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  The Issuer and the Guarantor shall make all reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes, in such form as provided in the ordinary course by the Relevant Taxing Jurisdiction.  The Issuer and the Guarantor shall provide to the Trustee, within a reasonable time after the date the payment of any Taxes so deducted or withheld are due pursuant to applicable law, either a certified copy of tax receipts evidencing such payment, or, if such tax receipts are not reasonably available to the Issuer or the Guarantor, such other documentation that provides reasonable evidence of payment of such Taxes by the Issuer or the Guarantor.

(d)   At least 30 calendar days prior to each date on which any payment under or with respect to the Notes is due and payable, if the Issuer or the Guarantor shall be obligated to pay Additional Amounts with respect to such payment (unless such obligation to pay Additional Amounts arises after the 30th day prior to the date on which payment under or with respect to the Notes is due and payable, in which case it shall be promptly thereafter), the Issuer shall deliver to the Trustee an Officer’s Certificate stating that such Additional Amounts shall be payable and the amounts so payable and setting forth such other information necessary to enable the Trustee to pay such Additional Amounts to the Holders on the relevant payment date.  The Issuer shall promptly publish a notice in accordance with Section 13.02 stating that such Additional Amounts shall be payable and describing the obligations to pay such amounts.

The Issuer and the Guarantor, jointly and severally, shall indemnify and hold harmless the Holders, and, upon written request of any Holder, reimburse such Holder for the amount of (i) any Taxes levied or imposed by a Relevant Taxing Jurisdiction and payable by such Holder in connection with payments made under or with respect to the Notes held by such Holder or the Guarantee; and (ii) any Taxes levied or imposed by a Relevant Taxing Jurisdiction with respect to any reimbursement under the foregoing clause (i) or this clause (ii), so that the net amount received by such Holder after such reimbursement shall not be less than the net amount such Holder would have received if the Taxes giving rise to the reimbursement described in clauses (i) and/or (ii) had not been imposed, provided, however, that the indemnification obligation provided for in this paragraph shall not extend to Taxes imposed for which the eligible Holder would not have been eligible to receive payment of Additional Amounts hereunder or to the extent such Holder received Additional Amounts with respect to such payments.

In addition, the Issuer and the Guarantor shall pay (i) any present or future stamp, issue, registration, court, documentation, excise or other similar taxes, charges and duties, including interest and penalties with respect thereto, imposed by any Relevant Taxing Jurisdiction in respect of the execution, issue, registration or delivery of the Notes or the Guarantee or any other document or instrument referred to thereunder and (ii) any such taxes, charges or duties imposed by any jurisdiction as a result of, or in connection with, the enforcement of the Notes, the Guarantee and/or any other such document or instrument and the Issuer and the Guarantor agree to indemnify the Holders for any such Taxes paid by or on behalf of such Holders.

(e)   The obligations described under this Section 4.12 shall survive any termination, defeasance or discharge of this Indenture and shall apply mutatis mutandis to any successor Person to the Issuer or the Guarantor and to any jurisdiction in which such successor is incorporated, organized or is otherwise considered to be a resident for tax purposes or maintaining a permanent establishment or doing business for Tax purposes or any jurisdiction from or through which payment is made by or on behalf of such successor or its respective agents and any political subdivision or taxing authority or agency thereof or therein.

(f)    Whenever this Indenture or the Notes refer to, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to any Note, such reference includes the payment of Additional Amounts or indemnification payments as described hereunder if applicable.

SECTION 4.13.   Digicel Pacific Limited and Digicel Limited.

Notwithstanding any other provisions of this Indenture, the Issuer shall not permit (a) the transfer of any portion of the businesses or operations of Digicel Pacific Limited or its Subsidiaries (or equity interests therein) to Digicel Limited or any of its Subsidiaries or (b) Investments by Digicel Pacific Limited or its Subsidiaries in Digicel Limited or any of its Restricted Subsidiaries, other than Investments made pursuant to clauses (c), (f), (i), (k), (s), (v) or (y) of the definition of “Permitted Investments,” provided that for purposes of this Section 4.13, Investments made pursuant to clause (f) of such definition shall be limited to Investments existing on, or contractually committed to as of, April 1, 2020.

SECTION 4.14.   Limitation on Sale and Lease-Back Transactions.  The Issuer shall not and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which the Issuer or the relevant Restricted Subsidiary (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Issuer or any of its Restricted Subsidiaries) and (b) intends to use for substantially the same purpose as the property which has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to any Person (other than the Issuer or any of its Restricted Subsidiaries) in connection with such lease (such a transaction, a “Sale and Lease-Back Transaction”); provided that (A) the foregoing restriction shall not apply to Sale and Lease-Back Transactions in respect of towers and other infrastructure equipment owned by the Issuer or any of its Restricted Subsidiaries and used in their public mobile communications networks, or other telephone, telecommunications, broadcasting or other information systems. and related assets and (B) other Sale and Lease-Back Transactions shall be permitted so long as the aggregate principal amount of Debt resulting from such Sale and Lease-Back Transactions (if any) is permitted under Section 4.06.

SECTION 4.15.   Limitation on Guarantees of Debt by Restricted Subsidiaries.

(a)   The Issuer shall not permit any Restricted Subsidiary that is not the Guarantor to guarantee or assume the payment of any Debt of the Issuer or the Guarantor, unless:

(i)   such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to this Indenture providing for a Guarantee of payment of the Notes by such Restricted Subsidiary on a senior secured basis; and

(ii)   such Restricted Subsidiary waives and shall not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee.

Notwithstanding the foregoing, the supplemental indenture and notation of Guarantee may be modified in respect of any Guarantor organized, formed or incorporated outside the United States of America as necessary or appropriate to (1) comply with applicable law, (2) avoid any general legal limitations such as general statutory limitations, financial assistance, corporate benefit, fraudulent preference, “thin capitalization,” “earnings stripping,” “controlled foreign corporation” and “capital maintenance” rules, retention of title claims, employee consultation or approval requirements or similar matters, (3) avoid a conflict with the fiduciary duties of such company’s directors, contravention of any legal prohibition or regulatory condition, or the material risk of personal or criminal liability for any officers or directors or (4) limit the maximum guaranteed amount consistent with customary practice in the relevant jurisdiction to minimize stamp duty, notarization, registration or other applicable fees, taxes and duties where the economic benefit of increasing the guaranteed amount is disproportionate to the level of such fee, taxes and duties (collectively referred to as “Agreed Guarantee Principles”), in each case as determined by the Issuer in its sole discretion.

(b)   [reserved].

(c)   Notwithstanding the foregoing, any Guarantee of the Notes shall be automatically and unconditionally released and discharged:

(i)   upon the consummation of any permitted transaction or series of related transactions if as a result thereof such Guarantor ceases to be a Restricted Subsidiary (included by merger or dissolution) or becomes an Excluded Subsidiary as a result of a single transaction or series of related transactions permitted under this Indenture;

(ii)   if such Subsidiary Guarantor qualifies as an “Excluded Subsidiary” other than under clause (a) of the definition thereof;

(iii)   upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of this Indenture; or

(iv)   upon designation of such Guarantor as an Unrestricted Subsidiary in accordance with this Indenture.

(d)   Upon delivery by the Issuer to the Trustee of an Officer’s Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Issuer in accordance with the provisions of this Indenture, including without limitation Sections 4.08 and 4.09 hereof, the Trustee shall execute any documents reasonably required in order to evidence the release of each Guarantor from its obligations under its Guarantee.

(e)   Any Guarantor not released from its obligations under its Guarantee (including in respect of the Notes) shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in Article Ten.

SECTION 4.16.   Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a)   The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

(i)   pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock or any other interest or participation in, or measured by, its profits;

(ii)   pay any Debt owed to the Issuer or any other Restricted Subsidiary;

(iii)   make loans or advances to the Issuer or any other Restricted Subsidiary; or

(iv)   transfer any of its properties or assets to the Issuer or any other Restricted Subsidiary.

(b)   The provisions of the covenant described in paragraph (a) above shall not apply to:

(i)   encumbrances and restrictions imposed by the Notes, this Indenture, the Guarantee, the Collateral Documents, any Debt of any Parent Company outstanding on the Issue Date, the Senior Credit Facility, the DIFL Secured Notes, the DIFL Unsecured Notes, the DIFL Subordinated Notes, the New DL Notes, the PNG Facility and any security documents related thereto;

(ii)   any encumbrances or restrictions created under any agreements with respect to Debt of the Issuer or a Restricted Subsidiary permitted to be incurred subsequent to the date of this Indenture pursuant to the provisions of Section 4.06, including encumbrances or restrictions imposed by Debt permitted to be incurred under Credit Facilities or any guarantees thereof in accordance with such section; provided that such agreements (i) do not prohibit the payment of interest with respect to the Notes or the Guarantee absent a default or event of default or failure to achieve or maintain a specified financial ratio under such agreement, (ii) will not, in the good faith judgment of the Issuer, at the time of incurrence, be likely to materially adversely affect the ability of the Issuer to make principal and interest payments on the Notes when due or (iii) are not materially more restrictive than those in the Senior Credit Facility, the DIFL Secured Notes, the DIFL Unsecured Notes, the DIFL Subordinated Notes, the New DL Notes or the PNG Facility;

(iii)   encumbrances or restrictions contained in any agreement in effect on the date of this Indenture (other than an agreement described in another clause of this paragraph (b));

(iv)   with respect to restrictions or encumbrances referred to in clause (a)(iv) above, encumbrances and restrictions:  (A) that restrict in a customary manner the subletting, assignment or transfer of any properties or assets that are subject to a lease, license, conveyance or other similar agreement to which the Issuer or any Restricted Subsidiary is a party; and (B) contained in operating leases for real property and restricting only the transfer of such real property upon the occurrence and during the continuance of a default in the payment of rent;

(v)   encumbrances or restrictions contained in any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary in effect at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(vi)   encumbrances or restrictions contained in contracts for sales of Capital Stock or assets permitted by the provisions of Section 4.09 with respect to the assets or Capital Stock to be sold pursuant to such contract or in customary merger or acquisition agreements (or any option to enter into such contract) for the purchase or acquisition of Capital Stock or assets or any of the Issuer’s Subsidiaries by another Person;

(vii)   with respect to restrictions or encumbrances referred to in clause (a)(iv) above, any customary encumbrances or restrictions pertaining to any asset or property subject to a Lien to the extent set forth in the security document governing such Lien;

(viii)   encumbrances or restrictions imposed by applicable law or regulation or by governmental licenses, concessions, franchises or permits;

(ix)   any encumbrances or restrictions existing under any agreement that extends, renews, amends, modifies, restates, supplements, refunds, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (b)(i), (ii), and (iii); provided that the terms and conditions of any such encumbrances or restrictions are not materially less favorable, taken as a whole, to the Holders than those under or pursuant to the agreement so extended, renewed, amended, modified, restated, supplemented, refunded, refinanced or replaced;

(x)   encumbrances or restrictions on cash or other deposits or net worth imposed by customers under contracts entered into the ordinary course of business;

(xi)   customary limitations on the distribution or disposition of assets or property in joint venture agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements (or the Persons the Capital Stock of which is the subject of such agreement);

(xii)   in the case of clause (a)(iv) above, customary encumbrances or restrictions in connection with purchase money obligations, mortgage financings and Capital Leases for property acquired in the ordinary course of business;

(xiii)   any encumbrance or restriction arising by reason of customary non-assignment provisions in agreements; or

(xiv)   provisions restricting the granting of a security interest in intellectual property contained in licenses, sublicenses or cross-licenses by the Issuer and its Restricted Subsidiaries of such intellectual property, which licenses, sublicenses and cross-licenses were entered into in the ordinary course of business (in which case such restriction shall relate only to such intellectual property).

SECTION 4.17.   Designation of Unrestricted and Restricted Subsidiaries.

(a)   The Issuer’s board of directors may designate any Subsidiary (including newly acquired or newly established Subsidiaries) to be an “Unrestricted Subsidiary” only if:

(i)   no Default has occurred and is continuing at the time of or after giving effect to such designation;

(ii)   the Issuer would be permitted to make an Investment at the time of designation (assuming the effectiveness of such designation) pursuant to Section 4.08 or as a Permitted Investment in an amount equal to the Fair Market Value of the Issuer’s interest in such Subsidiary (excluding any investment therein that constituted a Restricted Payment when made); and

(iii)   no Unrestricted Subsidiary shall own any Capital Stock in any Restricted Subsidiary of the Issuer (unless such Restricted Subsidiary is also designated as an Unrestricted Subsidiary simultaneously with the aforementioned designation in accordance with the terms of this Indenture) or hold any Debt of or any Lien on any property of the Issuer or its Restricted Subsidiaries (unless the Issuer or such Restricted Subsidiary is permitted hereunder to incur such Debt or grant such Lien in favor of such Unrestricted Subsidiary).

(b)   In the event of any such designation, the Issuer shall be deemed to have made an Investment constituting a Restricted Payment pursuant to Section 4.08 or a Permitted Investment for all purposes of this Indenture in an amount equal to the Fair Market Value of the Issuer’s interest in such Subsidiary (excluding any investment therein that constituted a Restricted Payment when made).

(c)   Neither the Issuer nor any Restricted Subsidiary shall at any time be directly or indirectly liable for any Debt of any Unrestricted Subsidiary, except to the extent permitted under Section 4.08 and Section 4.10.

(d)   Notwithstanding the foregoing, the Issuer may not designate any Subsidiary as an Unrestricted Subsidiary other than (i) an existing or newly created Subsidiary of an existing Unrestricted Subsidiary or (ii) an Unrestricted Subsidiary formed solely to act as the issuer of Escrow Notes and perform customary related activities. “Escrow Notes” means Debt, 100% of the net proceeds of the issuance of which (together with such additional amounts as may be necessary to fund the repayment thereof and accrued interest through the date of repayment) is and remains deposited to an escrow or segregated account established by the issuer of such Debt that is subject to customary escrow or other control arrangements providing for the prepayment or redemption of such Debt with the proceeds of such Debt in certain circumstances (and otherwise providing for the release of the proceeds of such Debt to the issuer of such Debt (or a successor thereto)).

(e)   The Issuer’s board of directors may designate any Unrestricted Subsidiary as a Restricted Subsidiary if:

(i)   no Default or Event of Default has occurred and is continuing at the time of or will occur and be continuing after giving effect to such designation; and

(ii)   immediately before and after giving effect to such proposed designation, and after giving pro forma effect to the incurrence of any such Debt of such redesignated Subsidiary as if such Debt was incurred on the date of the redesignation, such Debt could be incurred pursuant to Section 4.06.

(f)    Any such designation as an Unrestricted Subsidiary or Restricted Subsidiary by the Issuer’s board of directors shall be evidenced to the Trustee by filing a resolution of the Issuer’s board of directors with the Trustee giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the foregoing conditions, and giving the effective date of such designation.  Any such filing with the Trustee must occur within 60 days after the end of the Issuer’s fiscal quarter in which such designation is made (or, in the case of a designation made during the last fiscal quarter of the Issuer’s fiscal year, within 120 days after the end of such fiscal year).

SECTION 4.18.   Payment of Taxes and Other Claims.  The Issuer shall pay or discharge and shall cause each of its Subsidiaries to pay or discharge, or cause to be paid or discharged, before the same shall become delinquent (a) all material taxes, assessments and governmental charges levied or imposed upon (i) the Issuer or any such Subsidiary, (ii) the income or profits of any such Subsidiary that is a corporation or (iii) the property of the Issuer or any such Subsidiary and (b) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a lien upon the property of the Issuer or any such Subsidiary; provided that the Issuer shall not be required to pay or discharge, or cause to be paid or discharged, any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings or for which adequate reserves have been established.

SECTION 4.19.   [Reserved]

SECTION 4.20.   [Reserved]

SECTION 4.21.   Reports.  So long as any Notes are outstanding, the Issuer shall furnish to the Trustee:

(a) its consolidated annual financial statements audited by an internationally recognized firm of independent public accountants within 120 days after the end of the Issuer’s fiscal year and an operating and financial review of the annual financial statements, including a discussion of the results of operations, financial condition and liquidity and capital resources (which may be provided separately);

(b) its consolidated quarterly financial statements (including a balance sheet, income statement and cash flow statement for the fiscal quarter or quarters then ended and the corresponding fiscal quarter or quarters from the prior year, and notes thereto) within 60 days of the end of each of the first three fiscal quarters of each fiscal year and an operating and financial review of the quarterly financial statements, including a discussion of the results of operations, financial condition and material changes in liquidity and capital resources; and

(c)  promptly after the occurrence of any material acquisition, disposition or restructuring or any senior executive officer changes at the Issuer or change in auditors of the Issuer or any other material event that the Issuer or any of its Restricted Subsidiaries announces publicly, a report containing a description of such event; provided, however, that the foregoing shall not obligate the Issuer to (i) provide any information the Issuer determines in its good faith judgment is not material to Holders or the business, assets, operations or financial position of the Issuer and its Restricted Subsidiaries, taken as a whole, or (ii) disclose any trade secrets, privileged or confidential information obtained from another Person or competitively sensitive information.

The annual and quarterly financial statements listed in clauses (a) and (b) above (collectively, the “Financial Reports”) shall be prepared in accordance with IFRS.

In addition, the Issuer shall furnish to Holders, prospective investors and securities analysts, upon the requests of such Holders, prospective investors or securities analysts, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Exchange Act by Persons who are not “affiliates” under the Securities Act.

The Issuer shall also (a) post to a secure website any reports delivered to the Trustee; or (b) make available copies of all reports furnished to the Trustee to an information agent that shall furnish the reports to the Holders, prospective investors and securities analysts upon request; provided that the Issuer shall be entitled to suspend compliance with its obligations under this sentence (i) if and so long as the Issuer files Exchange Act reports with the Commission or (ii) if the Issuer determines it must do so to comply with its obligations under applicable securities laws, including in connection with the issuance and sale or potential issuance and sale of securities.

The Issuer shall, no later than 10 Business Days after providing to the Trustee any Financial Report, hold a call to discuss such Financial Report and the results of operations for the applicable reporting period. The Issuer shall also maintain a website to which holders, prospective investors and securities analysts are given access, on which not later than the date by which the Financial Reports are required to be provided to the Trustee pursuant to clause (a) above, the Issuer (i) makes available such Financial Reports and (ii) provides details about how to access on a toll-free basis the quarterly conference calls described above.

Notwithstanding the foregoing, the obligations set forth above may be satisfied with respect to any financial statements of the Issuer by furnishing (a) the applicable financial statements of any Parent Company or (b) the Issuer or any Parent Company’s, as applicable, Form 10-K or 10-Q, (or Form 20-F or 6-K) as applicable, filed with the SEC or any securities exchange, in each case, within the time periods specified in such paragraphs; provided that (i) to the extent such financial statements relate to any Parent Company, such financial statements shall be accompanied by consolidating information that summarizes in reasonable detail the differences between the information relating to such Parent Company, on the one hand, and the information relating to the Issuer and its Subsidiaries on a standalone basis, on the other hand.

No Financial Report required to be delivered pursuant to this covenant shall be required to include acquisition accounting adjustments relating to any permitted acquisition or other Investment to the extent it is not practicable to include any such adjustments in such Financial Report.

At any time that any of the Issuer’s Subsidiaries are Unrestricted Subsidiaries and any such Unrestricted Subsidiary or a group of Unrestricted Subsidiaries, taken as a whole, would (if it were restricted) constitute a Significant Subsidiary of the Issuer, then the quarterly and annual financial reports required by the first paragraph of Section 4.21 shall include a summary of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Issuer.

SECTION 4.22.   Further Instruments and Acts.  Upon request of the Trustee (but without imposing any duty or obligation of any kind on the Trustee to make any such request), the Issuer and any Guarantors shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

SECTION 4.23.   Debt Incurrence Offer.

(a)   In the event that (i) Digicel Pacific Limited or any of its Subsidiaries incurs Debt in aggregate amount in excess of $100 million pursuant to Section 4.06(a) or Section 4.06(b)(xvii) and (ii) on a pro forma basis, after giving effect to the incurrence of such Debt and the intended application of the proceeds thereof, Digicel Pacific Limited and its Restricted Subsidiaries have in excess of $100 million of unrestricted cash and cash equivalents, on a consolidated basis (“Minimum Consolidated Liquidity”), the Issuer shall, not later than ten Business Days after the receipt of such Net Proceeds by Digicel Pacific Limited or any of its Subsidiaries, make an offer to purchase (a “Debt Incurrence Offer”) from all Holders and from the holders of any Pari Passu Debt, to the extent required by the terms thereof, on a pro rata basis, in accordance with the procedures set forth in this Indenture or the agreements governing any such Pari Passu Debt, the maximum principal amount (expressed as a multiple of $1.00) of the Notes and any such Pari Passu Debt that may be purchased with an amount (“Debt Incurrence Amount”) equal to the lesser of (A) such Net Proceeds and (B) an amount of such Net Proceeds such that, after giving effect to the redemption payment, the Issuer still has Minimum Consolidated Liquidity. The offer price as to each Note and any such Pari Passu Debt will be payable in cash in an amount equal to (solely in the case of the Notes) 100% of the principal amount of such Note and (solely in the case of Pari Passu Debt) no greater than 100% of the principal amount (or accreted value, as applicable) of such Pari Passu Debt, plus in each case accrued and unpaid interest, if any, to the date of purchase.

(b)   To the extent that the aggregate principal amount of Notes and any such Pari Passu Debt tendered pursuant to a Debt Incurrence Offer is less than the Debt Incurrence Amount, the Issuer may use the portion of the Debt Incurrence Amount not used to purchase Notes and Pari Passu Debt (“Declined Debt Incurrence Amount Proceeds”) for general corporate purposes that are not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and any such Pari Passu Debt validly tendered and not withdrawn by holders thereof exceeds the Debt Incurrence Amount, the Notes and any such Pari Passu Debt to be purchased shall be selected by the Trustee on a pro rata basis (based upon the principal amount of Notes and the principal amount or accreted value of such Pari Passu Debt tendered by each holder) and in accordance with the procedures of DTC. Upon completion of each such Debt Incurrence Offer, any Declined Debt Incurrence Amount Proceeds shall no longer constitute Debt Incurrence Amount.

SECTION 4.24.   Excess Amount Offer.

(a)   Not later than 65 Business Days after the date on which annual financial statements are required to be furnished to the Trustee under Section 4.21 commencing with the fiscal year ending March 31, 2021, the Issuer shall make an offer to purchase (an “Excess Amount Offer”) from all Holders and from the holders of any Pari Passu Debt, to the extent required by the terms thereof, on a pro rata basis, in accordance with the procedures set forth in this Indenture or the agreements governing any such Pari Passu Debt, the maximum principal amount (expressed as a multiple of $1.00) of the Notes and any such Pari Passu Debt that may be purchased with the Excess Amount. The offer price as to each Note and any such Pari Passu Debt shall be payable in cash in an amount equal to (solely in the case of the Notes) 100% of the principal amount of such Note and (solely in the case of Pari Passu Debt) no greater than 100% of the principal amount (or accreted value, as applicable) of such Pari Passu Debt, plus in each case accrued and unpaid interest, if any, to the date of purchase.

(b)   To the extent that the aggregate principal amount of Notes and any such Pari Passu Debt tendered pursuant to an Excess Amount Offer is less than the Excess Amount, the Issuer may use the portion of the Excess Amount not used to purchase Notes and Pari Passu Debt (“Declined Excess Amount Proceeds”) for general corporate purposes that are not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and any such Pari Passu Debt validly tendered and not withdrawn by holders thereof exceeds the Excess Amount, the Notes and any such Pari Passu Debt to be purchased shall be selected by the Trustee on a pro rata basis (based upon the principal amount of Notes and the principal amount or accreted value of such Pari Passu Debt tendered by each holder) and in accordance with the procedures of DTC. Upon completion of each such Excess Amount Offer, any Declined Excess Amount Proceeds shall no longer constitute Excess Amount.

SECTION 4.25.   Procedures for Excess Proceeds Offer, Debt Incurrence Offer and Excess Amount Offer.

(a)   If the Issuer is obligated to make an Excess Proceeds Offer, Debt Incurrence Offer or Excess Amount Offer, the Issuer shall purchase the Notes and Pari Passu Debt, at the option of the holders thereof, in whole or in part in minimum amounts of $2,000 and integral multiples of $1.00 above such amount, on a date that is not earlier than 30 days and not later than 60 days from the date the notice of the Excess Proceeds Offer, Debt Incurrence Offer or Excess Amount Offer, as applicable, is given to such holders, or such later date as may be required under the Exchange Act.

(b)   If the Issuer is required to make an Excess Proceeds Offer, Debt Incurrence Offer or Excess Amount Offer, the Issuer shall comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations, including any securities laws of Bermuda and the requirements of any applicable securities exchange on which Notes are then listed. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, we shall comply with such securities laws and regulations and shall not be deemed to have breached our obligations described in this covenant by virtue thereof.

(c)   Notwithstanding anything to the contrary in Section 4.09, Section 4.23 and Section 4.24, (a) the Issuer shall not be required to make an Excess Proceeds Offer, Collateral Proceeds Offer, Debt Incurrence Offer or Excess Amount Offer to the extent that the relevant Asset Sale is consummated by any Subsidiary, the relevant Debt is incurred by any Subsidiary or excess cash flow that contributes to the relevant ECF Prepayment Amount is generated by any Subsidiary, as the case may be, for so long as the Issuer determines in good faith that the repatriation to the Issuer of any amount of excess cash flow or asset sale or debt proceeds would be prohibited or delayed (beyond the time period during which such prepayment is otherwise required to be made pursuant hereto) under any requirement of law or conflict with the fiduciary duties of such Subsidiary’s directors, or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer, director, employee, manager, member of management or consultant of such Subsidiary (including on account of financial assistance, corporate benefit, thin capitalization, capital maintenance or similar considerations); it being understood and agreed that if the repatriation of the relevant affected Net Proceeds, Debt Incurrence Amount or ECF Prepayment Amount is permitted under the applicable requirement of law and, to the extent applicable, would no longer conflict with the fiduciary duties of such director, or result in, or be reasonably expected to result in, a material risk of personal or criminal liability for the Persons described above, in either case, within 365 days following the date such Net Proceeds or Debt Incurrence Amount are received or the last day of the fiscal year to which such ECF Prepayment Amount relates, the relevant Subsidiary shall promptly repatriate the relevant Net Proceeds, Debt Incurrence Amount or ECF Prepayment Amount, and the repatriated Net Proceeds, Debt Incurrence Amount or ECF Prepayment Amount shall be promptly (and in any event not later than 20 Business Days after such repatriation) applied (net of additional taxes payable or reserved against such Net Proceeds, Debt Incurrence Amount or ECF Prepayment Amount, as a result thereof) to an Excess Proceeds Offer, Collateral Proceeds Offer, Debt Incurrence Offer or Excess Amount Offer to the extent required by such covenants, (b) the Issuer shall not be required to make an Excess Proceeds Offer, Collateral Proceeds Offer, Debt Incurrence Offer or Excess Amount Offer to the extent that the relevant Net Proceeds, Debt Incurrence Amount or ECF Prepayment Amount are received by any Joint Venture for so long as the Issuer determines in good faith that the distribution to the Issuer of such Net Proceeds, Debt Incurrence Amount or ECF Prepayment Amount would be prohibited under the organizational documents (or any relevant shareholders’ or similar agreement) governing such Joint Venture; it being understood that if the relevant prohibition ceases to exist within the 365-day period following the date such Net Proceeds or Debt Incurrence Amount are received or the last day of the fiscal year to which such ECF Prepayment Amount relates, as the case may be, the relevant Joint Venture shall promptly distribute the relevant Net Proceeds, Debt Incurrence Amount or ECF Prepayment Amount, and the Net Proceeds, Debt Incurrence Amount or ECF Prepayment Amount shall be promptly (and in any event not later than 20 Business Days after such distribution) applied (net of additional taxes payable or reserved against as a result thereof) to make an Excess Proceeds Offer, Collateral Proceeds Offer, Debt Incurrence Offer or Excess Amount Offer to the extent required by such covenants and (c) if the Issuer determines in good faith that the repatriation to the Issuer of any amounts required to make an Excess Proceeds Offer, Collateral Proceeds Offer, Debt Incurrence Offer or Excess Amount Offer would result in material adverse tax consequences for the Issuer or any of its Subsidiaries, Affiliates or direct or indirect equity owners, taking into account any foreign tax credit or benefit actually realized in connection with such repatriation (such amount, a “Restricted Amount”), as determined by the Issuer in good faith, the amount the Issuer shall be required to make an Excess Proceeds Offer, Collateral Proceeds Offer, Debt Incurrence Offer or Excess Amount Offer, as the case may be, shall be reduced by the Restricted Amount; provided that to the extent that the repatriation of any Net Proceeds, Debt Incurrence Amount or ECF Prepayment Amount from the relevant Subsidiary would no longer have a material and adverse tax consequence within the 365-day period following the date such Net Proceeds or Debt Incurrence Amount are received or the last day of the fiscal year to which such ECF Prepayment Amount relates, as the case may be, an amount equal to the Net Proceeds, Debt Incurrence Amount or ECF Prepayment Amount not previously applied pursuant to this clause (c), shall be promptly applied to make an Excess Proceeds Offer, Debt Incurrence Offer or Excess Amount Offer to the extent required by such covenants.

ARTICLE Five

CONSOLIDATION, MERGER AND SALE OF ASSETS

SECTION 5.01.   Consolidation, Merger and Sale of Assets.

(a)   The Issuer shall not, in a single transaction or through a series of related transactions, consolidate, amalgamate or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the Issuer’s properties and assets to any other Person or Persons and the Issuer shall not permit any Restricted Subsidiary to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, lease or other disposition of all or substantially all of the properties and assets of the Issuer and its Restricted Subsidiaries on a consolidated basis. The previous sentence shall not apply if:

(i)   at the time of, and immediately after giving effect to, any such transaction or series of transactions, either (i) the Issuer will be the continuing corporation or (ii) the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Issuer) or to which such sale, assignment, conveyance, transfer, lease or disposition of all or substantially all the properties and assets of the Issuer and the Restricted Subsidiaries on a consolidated basis has been made (the “Surviving Entity”):

(A)   will be a corporation or company duly incorporated and validly existing under the laws of Jamaica, Bermuda, the Cayman Islands, Barbados, St. Lucia, Trinidad & Tobago, Aruba, Curaçao, St. Vincent & Grenadines, Grenada, the United States of America, any state thereof, or the District of Columbia, and

(B)   will expressly assume, by a supplemental indenture, the Issuer’s obligations under the Notes and this Indenture, and the Notes and this Indenture will remain in full force and effect as so supplemented;

(ii)   immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating any obligation of the Issuer or any Restricted Subsidiary incurred in connection with or as a result of such transaction or series of transactions as having been incurred by the Issuer or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default will have occurred and be continuing;

(iii)   immediately after giving effect to such transaction or series of transactions on a pro forma basis (on the assumption that the transaction or series of transactions occurred on the first day of the four-quarter fiscal period immediately prior to the consummation of such transaction or series of transactions with the appropriate adjustments with respect to the transaction or series of transactions being included in such pro forma calculation), the Issuer (or the Surviving Entity if the Issuer is not the continuing obligor under this Indenture) could incur at least $1.00 of additional Debt under the provisions of Section 4.06(a) or the Total Leverage Ratio for the Issuer (or the Surviving Entity if the Issuer is not the continuing obligor under this Indenture) and its Restricted Subsidiaries would be lower than such ratio prior to such transaction;

(iv)   any Guarantor, unless it is the other party to the transactions described above, will have by supplemental indenture confirmed that its Guarantee will apply to such Person’s obligations under this Indenture and the Notes;

(v)   any of the Issuer’s property or assets would thereupon become subject to any Lien, the provisions of Section 4.07 are complied with; and

(vi)   the Issuer or the Surviving Entity will have delivered to the Trustee an Officer’s Certificate (attaching the computations to demonstrate compliance with clause (iii) above) and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger, sale, assignment, conveyance, transfer, lease or other disposition, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the requirements of this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied and that this Indenture and the Notes constitute legal, valid and binding obligations of the continuing person, enforceable in accordance with their terms.

(b)   Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and this Indenture in connection with any transaction complying with the provisions of

Section 4.09) shall not, and the Issuer shall not cause or permit any Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and this Indenture in connection with any transaction complying with the provisions of Section 4.09) to, consolidate with or merge with or into any Person other than the Issuer or any other Guarantor unless:

(i)   the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made shall be a corporation or company duly incorporated and validly existing under the laws of Jamaica, Bermuda, the Cayman Islands, Barbados, St. Lucia, Trinidad & Tobago, Aruba, Curaçao, St. Vincent & Grenadines, Grenada, Singapore, the United Kingdom, the United States of America, any state thereof, the District of Columbia, or the jurisdiction where such Guarantor was organized;

(ii)   the entity expressly assumes by a supplemental indenture all of the obligations of the Guarantor under the Guarantee, and this Indenture and the Guarantee and this Indenture shall remain in full force and effect as so supplemented; and

(iii)   immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

(c)   In the case of any transaction involving the Issuer, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of the Issuer under this Indenture, but, in the case of a lease of all or substantially all of the Issuer’s assets, the Issuer shall not be released from the obligation to pay the principal of, premium, if any, and interest, on the Notes.

(d)   Nothing in this Indenture shall prevent (i) any Restricted Subsidiary that is not a Guarantor from consolidating with, merging into or transferring all or substantially all of its properties and assets to the Issuer or any other Restricted Subsidiary, or (ii) any Guarantor from merging into or transferring all or part of its properties and assets to the Issuer or another Guarantor.

The Issuer shall publish a notice of any consolidation, merger or sale of assets described above in accordance with Section 13.02.

SECTION 5.02.   Successor Substituted.  Upon any consolidation or merger, or any sale, conveyance, transfer, lease or other disposition of all or substantially all of the property and assets of the Issuer in accordance with Section 5.01 of this Indenture, any Surviving Entity formed by such consolidation or into which the Issuer is merged or to which such sale, conveyance, transfer, lease or other disposition is made, shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under this Indenture with the same effect as if such Surviving Entity had been named as the Issuer herein; provided that the Issuer shall not be released from its obligation to pay the principal of, premium, if any, or interest and Additional Amounts, if any, on the Notes in the case of a lease of all or substantially all of its property and assets.

ARTICLE Six

DEFAULTS AND REMEDIES

SECTION 6.01.   Events of Default.

(a)   “Event of Default,” wherever used herein, means any of the following events:

(i)   default for 30 days in the payment when due of any interest or any Additional Amounts on any Note;

(ii)   default in the payment of the principal of or premium, if any, on any Note at its Maturity (upon acceleration, optional or mandatory redemption, if any, required repurchase or otherwise);

(iii)   failure to comply with any covenant or agreement of the Issuer or of any Restricted Subsidiary that is contained in this Indenture (other than specified in clause (i) and (ii) above) and such failure continues for a period of 60 days or more after the written notice specified in Section 6.02;

(iv)   default under the terms of any instrument evidencing or securing the Debt of (i) the Issuer, (ii) any Significant Subsidiary or (iii) any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer), would constitute a Significant Subsidiary, in each case having an outstanding principal amount in excess of $50.0 million individually or in the aggregate, if that default:  (x) results in the acceleration of the payment of such Debt or (y) is caused by the failure to pay such Debt at final Maturity thereof after giving effect to the expiration of any applicable grace periods and other than by regularly scheduled required prepayment and such failure to make any payment has not been waived or the Maturity of such Debt has not been extended, and in either case the total amount of such Debt unpaid or accelerated exceeds $50.0 million or its equivalent at the time;

(v)   any material portion of the Guarantee ceases to be, or shall be asserted in writing by the Guarantor, or any Person acting on behalf of the Guarantor, not to be in full force and effect or enforceable in accordance with its terms (other than as provided for in this Indenture or the Guarantee);

(vi)   one or more final judgments, orders or decrees (not subject to appeal and not covered by insurance) shall be rendered against the Issuer or any Significant Subsidiary, either individually or in an aggregate amount, in excess of $50.0 million, and either a creditor shall have commenced an enforcement proceeding upon such judgment, order or decree or there shall have been a period of 30 consecutive days or more during which a stay of enforcement of such judgment, order or decree was not (by reason of pending appeal or otherwise) in effect;

(vii)   the entry by a court of competent jurisdiction of (A) a decree or order for relief in respect of the Issuer, any Significant Subsidiary or Significant Subsidiary Group in an involuntary case or proceeding under any applicable Bankruptcy Law or (B) a decree or order adjudging the Issuer, any Significant Subsidiary or Significant Subsidiary Group bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Issuer, any Significant Subsidiary or Significant Subsidiary Group under any applicable law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Issuer, any Significant Subsidiary or Significant Subsidiary Group or of any substantial part of their respective properties or ordering the winding up or liquidation of their affairs, and any such decree, order or appointment pursuant to any Bankruptcy Law for relief shall continue to be in effect, or any such other decree, appointment or order shall be unstayed and in effect, for a period of 100 consecutive days;

(viii)   (A) the Issuer, any Significant Subsidiary or Significant Subsidiary Group (x) commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent or (y) consents to the filing of a petition, application, answer or consent seeking reorganization or relief under any applicable Bankruptcy Law, (B) the Issuer, any Significant Subsidiary or Significant Subsidiary Group consents to the entry of a decree or order for relief in respect of the Issuer, such Significant Subsidiary or such Significant Subsidiary Group in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or (C) the Issuer, any Significant Subsidiary or Significant Subsidiary Group (x) consents to the appointment of, or taking possession by, a custodian, receiver, liquidator, administrator, supervisor, assignee, trustee, sequestrator or similar official of the Issuer, such Significant Subsidiary or such Significant Subsidiary Group or of any substantial part of their respective properties, (y) makes an assignment for the benefit of creditors or (z) admits in writing its inability to pay its debts generally as they become due; provided that the announcement, commencement or consummation of any scheme of arrangement pursuant to section 99 of the Companies Act 1981 of Bermuda to effectuate any of the Transactions will not be a Default or Event of Default; or

(ix)   with respect to any Collateral, the Collateral Documents cease to be in full force and effect, or the Collateral Documents cease to give the Holders the Liens purported to be created thereby, or the Collateral Documents are declared null and void or the Issuer or any Guarantor, or any of their subsidiaries, denies in writing that it has any further liability under the Collateral Documents (in each case other than in accordance with the terms of this Indenture or the Collateral Documents), except to the extent that any loss of perfection or priority results from the failure of the Collateral Agent (or any other collateral agent for any secured Debt) to maintain possession of instruments pledged under the Collateral Documents, or otherwise results from the gross negligence or willful misconduct of the Trustee or the Collateral Agent (or any other collateral agent for any Secured Debt); provided that if a failure of the sort described in this clause (ix) is susceptible of cure (including with respect to any loss of Lien priority on material portions of the Collateral), no Event of Default shall arise under this clause (ix) with respect thereto until 30 days after an Officer becomes aware of such failure.

(b)   If a Default or an Event of Default occurs and is continuing and is actually known to the Trustee, the Trustee shall mail to each Holder notice of the Default or Event of Default within 15 Business Days after its occurrence by registered or certified mail or facsimile transmission an Officer’s Certificate specifying such event, notice or other action, its status and what action the Issuer is taking or proposes to take with respect thereto. Except in the case of a Default or an Event of Default in payment of principal or, premium, if any, on the Notes or interest, if any, or Additional Amounts, if any, on any Note, the Trustee may withhold the notice to the Holders if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of the Holders. Notice to Holders under this Section 6.01 will be given in the manner and to the extent provided in Section 313(c) of the Trust Indenture Act.

(c)   If a Default for a failure to report or failure to deliver a required certificate in connection with another default (the “Initial Default”) occurs, then at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another default that resulted solely because of that Initial Default will also be cured without any further action and (ii) any Default or Event of Default for the failure to comply with the time periods prescribed in Section 4.21 or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by such covenant or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture.

SECTION 6.02.   Acceleration.

(a)   If an Event of Default (other than as specified in Section 6.01(a)(vii) or (viii) with respect to the Issuer) occurs and is continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding by written notice to the Issuer (and to the Trustee if such notice is given by the Holders) may, and the Trustee, upon the written request of such Holders, shall, declare the principal of, premium, if any, and any Additional Amounts and accrued interest on all of the outstanding Notes immediately due and payable, and upon any such declaration all such amounts payable in respect of the Notes shall become immediately due and payable.

(b)   If an Event of Default specified in Section 6.01(a)(vii) or (viii) occurs and is continuing with respect to the Issuer, then the principal of, premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

(c)   [Reserved].

(d)   At any time after a declaration of acceleration under this Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Issuer and the Trustee, may rescind such declaration and its consequences if:

(i)   the Issuer has paid or deposited with the Trustee a sum sufficient to pay:

(A)   all overdue interest and Additional Amounts on all Notes then outstanding;

(B)   all unpaid principal of and premium, if any, on any outstanding Notes that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes;

(C)   to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Notes; and

(D)   all sums paid or advanced by the Trustee under this Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel;

(ii)   the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

(iii)   all Defaults and Events of Default, other than the non-payment of amounts of principal of, premium, if any, and any Additional Amounts and interest on the Notes that has become due solely by such declaration of acceleration, have been cured or waived.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

SECTION 6.03.   Other Remedies.  If an Event of Default occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

All rights of action and claims under this Indenture or the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name and as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders in respect of which such judgment has been recovered.

SECTION 6.04.   Waiver of Past Defaults.  The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may, on behalf of the Holders of all the Notes, waive any past Default hereunder and its consequences, except a Default:

(a) in the payment of the principal of, premium, if any, and Additional Amounts or interest on any Note; or

(b) in respect of a covenant or provision hereof which under Article Nine cannot be modified or amended without the consent of the Holder of each Note outstanding.

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

SECTION 6.05.   Control by Majority.  The Holders of a majority in aggregate principal amount of the Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee under this Indenture; provided that:

(a) the Trustee may refuse to follow any direction that conflicts with law, this Indenture or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction;

(b) the Trustee may refuse to follow any direction that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability; and

(c) the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction.

SECTION 6.06.   Limitation on Suits.  No Holder has any right to institute any proceedings with respect to this Indenture or any remedy hereunder, unless the Holders of at least 25% in aggregate principal amount of the outstanding Notes have made a written request, and offered reasonable indemnity or security, to the Trustee to institute such proceeding as Trustee under the Notes and this Indenture, the Trustee has failed to institute such proceeding within 30 days after receipt of such notice and the Trustee within such 30-day period has not received directions inconsistent with such written request by Holders of a majority in aggregate principal amount of the outstanding Notes.  Such limitations do not, however, apply to a suit instituted by a Holder for the enforcement of the payment of the principal of, premium, if any, and Additional Amounts or interest on such Note on or after the respective due dates expressed in such Note.

A Holder may not use this Indenture to prejudice the rights of any other Holder or to obtain a preference or priority over another Holder.

SECTION 6.07.   Unconditional Right of Holders To Receive Payment.  Subject to the provisions of Section 9.02(b), but notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, premium, if any, Additional Amounts, if any, and interest, if any, on the Notes held by such Holder, on or after the respective due dates expressed in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.08.   Collection Suit by Trustee.

(a)   The Issuer covenants that if default is made in the payment of:

(i)   any installment of interest on any Note when such interest becomes due and payable and such default continues for a period of 30 days, or

(ii)   the principal of (or premium, if any, on) any Note at the Maturity thereof, the Issuer shall, upon demand of the Trustee, pay to the Trustee for the benefit of the Holders of such Notes, the whole amount then due and payable on such Notes for principal (and premium, if any), Additional Amounts, if any and interest, and interest on any overdue principal (and premium, if any) and Additional Amounts, if any and, to the extent that payment of such interest shall be legally enforceable, upon any overdue installment of interest, at the rate borne by the Notes, and, in addition thereto, such further amount as shall be sufficient to cover the amounts provided for in Section 7.07 and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

(b)   If the Issuer fails to pay such amounts forthwith upon such demand, the Trustee, in its own name as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Issuer or any other obligor upon the Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Issuer or any other obligor upon the Notes, wherever situated.

SECTION 6.09.   Trustee May File Proofs of Claim.  The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07) and the Holders allowed in any judicial proceedings relative to the Issuer or any Guarantor, their creditors or their property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders at their direction in any election of a trustee in bankruptcy or other Person performing similar functions, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.07.

Nothing herein contained shall be deemed to empower the Trustee to authorize or consent to, or accept or adopt on behalf of any Holder, any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10.   Application of Money Collected.  If the Trustee collects any money or property pursuant to this Article Six (including upon realization of the Collateral, but subject to any applicable intercreditor agreement contemplated hereunder in respect of any additional Debt permitted hereunder and required hereunder to be subject to such intercreditor agreement (including, without limitation, the Acceptable Junior Lien Intercreditor Agreement and the Acceptable Pari Passu Intercreditor Agreement), it shall pay out the money or property in the following order:

FIRST:  to the Trustee for amounts due under Section 7.07;

SECOND:  to Holders for amounts due and unpaid on the Notes for principal of, premium, if any, interest, if any, and Additional Amounts, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, interest, if any, and Additional Amounts, if any, respectively; and

THIRD:  to the Issuer, any Guarantor or any other obligors of the Notes, as their interests may appear, or as a court of competent jurisdiction may direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.  At least 30 days before such record date, the Issuer shall mail to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11.   Undertaking for Costs.  A court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, the filing by any party litigant in the suit of an undertaking to pay the costs of such suit, and such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 6.11 does not apply to a suit by the Trustee, a suit by Holders of more than 10% in aggregate principal amount of the outstanding Notes or to any suit by any Holder pursuant to Section 6.07.

SECTION 6.12.   Restoration of Rights and Remedies.  If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Issuer, any Guarantor, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

SECTION 6.13.   Rights and Remedies Cumulative.  Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 6.14.   Delay or Omission not Waiver.  No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein.  Every right and remedy given by this Article Six or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

SECTION 6.15.   Record Date.  The Issuer may set a record date (which need not be within the time limits otherwise prescribed by Section 316(c) of the Trust Indenture Act) for purposes of determining the identity of Holders entitled to vote or to consent to any action by vote or consent authorized or permitted by Sections 6.04, 6.05 and 12.04.  Unless this Indenture provides otherwise, such record date shall be the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee pursuant to Section 2.05 prior to such solicitation.

SECTION 6.16.   Waiver of Stay or Extension Laws.  The Issuer covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE Seven

TRUSTEE

SECTION 7.01.   Duties of Trustee.

(a)   If an Event of Default has occurred and is continuing of which a Trust Officer of the Trustee has actual knowledge, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and the Collateral Documents and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs;

(b)   Except during the continuance of an Event of Default of which a Trust Officer of the Trustee has actual knowledge:  (i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no others and no implied covenants or obligations shall be read into this Indenture against the Trustee; and (ii) in the absence of gross negligence on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture and the Collateral Documents.  In the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine same to determine whether they conform to the requirements of this Indenture and the Collateral Documents (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein);

(c)   The Trustee shall not be relieved from liability for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct, except that:

(i)   this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(ii)   the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(iii)   the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.02 or 6.05;

(d)   The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer or the Guarantor.  Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law;

(e)   No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity or security against such risk or liability is not reasonably assured to it; and

(f)    Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.01.

SECTION 7.02.   Certain Rights of Trustee.

(a)   Subject to Section 7.01 and Sections 315(a) through (d) of the Trust Indenture Act:

(i)   the Trustee may rely conclusively, and shall be protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper person;

(ii)   before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both, which shall conform to Section 13.05.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion;

(iii)   the Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care by it hereunder;

(iv)   the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction;

(v)   the Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers;

(vi)   whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officer’s Certificate;

(vii)   the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document or compliance or performance or any covenant or agreement in this Indenture, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer personally or by agent or attorney and shall not incur any additional liability or assume any additional obligations by reason of such further inquiry or investigation;

(viii)   the Trustee shall not be required to give any bond or surety with respect to the performance of its duties or the exercise of its powers under this Indenture;

(ix)   in the event the Trustee receives inconsistent or conflicting requests and indemnity from two or more groups of Holders, each representing less than a majority in aggregate principal amount of the

Notes then outstanding, pursuant to the provisions of this Indenture, the Trustee, in its sole discretion, may determine what action, if any, will be taken;

(x)   the permissive right of the Trustee to take the actions permitted by this Indenture shall not be construed as an obligation or duty to do so;

(xi)   delivery of reports, information and documents to the Trustee under Section 4.21 is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates);

(xii)   the rights, privileges, protections, immunities and benefits given to the Trustee in this Indenture, including, without limitation, its rights to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder (including, without limitation, in its capacities as Paying Agent, Transfer Agent, Registrar and Collateral Agent), and each agent, custodian and other Person employed to act hereunder;

(xiii)   the Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel shall, subject to Section 7.01(c), be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon; and

(xiv)   the Trustee shall not be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of actions.

(b)   The Trustee may request that the Issuer deliver an Officer’s Certificate setting forth the names of the individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

SECTION 7.03.   Individual Rights of Trustee.  The Trustee, the Collateral Agent, any Paying Agent, any Registrar or any other agent of the Issuer or of the Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuer with the same rights it would have if it were not Trustee, Collateral Agent, Paying Agent, Registrar or such other agent.  However, the Trustee is subject to Sections 310(b) and 311 of the Trust Indenture Act.  For purposes of Sections 311(b)(4) and (6) of the Trust Indenture Act:

(a)   “Cash Transaction” means any transaction in which full payment for goods or securities sold is made within seven days after delivery of the goods or securities in currency or in checks or other orders drawn upon banks or bankers and payable upon demand; and

(b)   “Self-Liquidiating Paper” means any draft, bill of exchange, acceptance or obligation which is made, drawn, negotiated or incurred for the purpose of financing the purchase, processing, manufacturing, shipment, storage or sale of goods, wares or merchandise and which is secured by documents evidencing title to, possession of, or a lien upon, the goods, wares or merchandise or the receivables or proceeds arising from the sale of the goods, wares or merchandise previously constituting the security, provided the security is received by the Trustee simultaneously with the creation of the creditor relationship arising from the making, drawing, negotiating or incurring of the draft, bill of exchange, acceptance or obligation.

SECTION 7.04.   Trustee’s Disclaimer.  The recitals contained herein and in the Notes, except for the Trustee’s certificates of authentication, shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representations as to the validity or sufficiency of this Indenture or of the Notes, except that the Trustee represents that it is duly authorized to execute and deliver this Indenture and to authenticate the Notes.  The Trustee shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture nor shall it be responsible for the use or application of any money received by any Paying Agent other than the Trustee.

SECTION 7.05.   Reports by Trustee to Holders. Within 60 days after each May 15, beginning with May 15, 2021, the Trustee will mail to each Holder, as provided in Section 313(c) of the Trust Indenture Act, a brief report dated as of such May 15, if required by Section 313(a) of the Trust Indenture Act, and file such reports with each stock exchange upon which the Notes are listed and with the Commission as required by Section 313(d) of the Trust Indenture Act.

SECTION 7.06.   [Reserved].

SECTION 7.07.   Compensation and Indemnity.  The Issuer, failing which the Guarantor, shall pay to the Trustee such compensation as shall be agreed in writing for its services hereunder.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Issuer, failing which the Guarantor, shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances or expenses incurred or made by it, including costs of collection, in addition to the compensation for its services.  Such expenses shall include the reasonable compensation, disbursements, advances and expenses of the Trustee’s agents and counsel.

The Issuer, failing which the Guarantor, shall indemnify the Trustee against any and all loss, liability or expense (including attorneys’ fees and expenses) incurred by it without willful misconduct or gross negligence on its part arising out of or in connection with the administration of this trust and the performance of its duties hereunder (including the costs and expenses of enforcing this Indenture against the Issuer and the Guarantor (including this Section 7.07) and defending itself against any claim, whether asserted by the Issuer, the Guarantor, any Holder or any other Person, or liability in connection with the execution and performance of any of its powers and duties hereunder).  The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity.  Failure by the Trustee to so notify the Issuer shall not relieve the Issuer or the Guarantor of its obligations hereunder.  The Issuer shall, at the Trustee’s sole discretion, defend the claim and the Trustee shall reasonably cooperate and may participate at the Issuer’s expense in such defense.  Alternatively, the Trustee may at its option have separate counsel of its own choosing and the Issuer shall pay the reasonable fees and expenses of such counsel.  The Issuer need not pay for any settlement made without its consent, which consent may not be unreasonably withheld.  The Issuer shall not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct or gross negligence.

To secure the Issuer’s payment obligations in this Section 7.07, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee, in its capacity as Trustee, except money or property held in trust to pay principal of, premium, if any, and interest on particular Notes.  Such lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses after the occurrence of a Default specified in Section 6.01(a)(vii) or (viii) with respect to the Issuer, the Guarantor, or any Restricted Subsidiary, the expenses are intended to constitute expenses of administration under any applicable Bankruptcy Law.

The Issuer’s obligations under this Section 7.07 and any claim or lien arising hereunder shall survive the resignation or removal of any Trustee, the satisfaction and discharge of the Issuer’s obligations pursuant to Article Eight and any rejection or termination under any applicable Bankruptcy Law, and the termination of this Indenture.

SECTION 7.08.   Replacement of Trustee.  A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

The Trustee may resign at any time by so notifying the Issuer.  The Holders of a majority in outstanding principal amount of the outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer.  The Issuer shall remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10;

(b) the Trustee is adjudged bankrupt or insolvent;

(c) a receiver or other public officer takes charge of the Trustee or its property; or

(d) the Trustee otherwise becomes incapable of acting.

If the Trustee is no longer eligible under Section 7.10 or in the circumstances described in Section 310(b) of the Trust Indenture Act, any Holder that satisfies the requirements of Section 310(b) of the Trust Indenture Act may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

If the Trustee resigns or is removed, or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee.  Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.  If the successor Trustee does not deliver its written acceptance required by the next succeeding paragraph of this Section 7.08 within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer or the Holders of a majority in principal amount of the outstanding Notes may, at the expense of the Issuer, petition any court of competent jurisdiction for the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer.  Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee shall mail a notice of its succession to Holders.  The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided that all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer or the Holders of at least 25% in outstanding principal amount of the Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee at the expense of the Issuer.

If the Trustee fails to comply with Section 7.10, any Holder who has been a bona fide Holder of a Note for at least six months may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.08, the Issuer’s and the Guarantor’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

The Trustee agrees to give the notices provided for in, and otherwise comply with, Section 310(b) of the Trust Indenture Act.

SECTION 7.09.   Successor Trustee by Merger.  Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided such corporation shall be otherwise qualified and eligible under this Article Seven, without the execution or filing of any paper or any further act on the part of any of the parties hereto.  In case any Notes shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes.  In case at that time any of the Notes shall not have been authenticated, any successor Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor Trustee.  In all such cases such certificates shall have the full force and effect which this Indenture provides for the certificate of authentication of the Trustee shall have; provided that the right to adopt the certificate of authentication of any predecessor Trustee or to authenticate Notes in the name of any predecessor Trustee shall apply only to its successor or successors by merger, conversion or consolidation.

SECTION 7.10.   Eligibility; Disqualification.  The Trustee shall at all times be a Person organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities that shall have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.  No obligor upon the Notes or Person directly controlling, controlled by, or under common control with such obligor shall serve as trustee upon the Notes.

SECTION 7.11.   [Reserved].

SECTION 7.12.   Appointment of Co-Trustee.

(a)   It is the purpose of this Indenture that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as trustee in such jurisdiction.  It is recognized that in case of litigation under this Indenture, and in particular in case of the enforcement thereof on default, or in the case the Trustee deems that by reason of any present or future law of any jurisdiction it may not exercise any of the powers, rights or remedies herein granted to the Trustee or hold title to the properties, in trust, as herein granted or take any action which may be desirable or necessary in connection therewith, it may be necessary that the Trustee appoint an individual or institution as a separate or co-trustee.  The following provisions of this Section 7.12 are adopted to these ends.

(b)   In the event that the Trustee appoints an additional individual or institution as a separate or co-trustee, each and every remedy, power, right, claim, demand, cause of action, immunity, estate, title, interest and lien expressed or intended by this Indenture to be exercised by or vested in or conveyed to the Trustee with respect thereto shall be exercisable by and vest in such separate or co-trustee but only to the extent necessary to enable such separate or co-trustee to exercise such powers, rights and remedies, and only to the extent that the Trustee by the laws of any jurisdiction is incapable of exercising such powers, rights and remedies, and every covenant and obligation necessary to the exercise thereof by such separate or co-trustee shall run to and be enforceable by either of them.

(c)   Should any instrument in writing from the Issuer be required by the separate or co-trustee so appointed by the Trustee for more fully and certainly vesting in and confirming to him or it such properties, rights, powers, trusts, duties and obligations, any and all such instruments in writing shall to the extent permitted by applicable law, on request, be executed, acknowledged and delivered by the Issuer; provided that if an Event of Default shall have occurred and be continuing, if the Issuer does not execute any such instrument within 15 days after request therefor, the Trustee shall be empowered as an attorney-in-fact for the Issuer to execute any such instrument in the Issuer’s name and stead.  In case any separate or co-trustee or a successor to either shall die, become incapable or acting, resign or be removed, all the estates, properties, rights, powers, trusts, duties and obligations of such separate or co-trustee, so far as permitted by law, shall vest in and be exercised by the Trustee until the appointment of a new trustee or successor to such separate or co-trustee.

(d)   Each separate trustee and co-trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

(i)   all rights and powers, conferred or imposed upon the Trustee shall be conferred or imposed upon and may be exercised or performed by such separate trustee or co-trustee; and

(ii)   no trustee hereunder shall be liable by reason of any act or omission of any other trustee hereunder.

(e)   Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them.  Every instrument appointing any separate trustee or co-trustee shall refer to this Indenture and the conditions of this Article Seven.

(f)    Any separate trustee or co-trustee may at any time appoint the Trustee as its agent or attorney-in-fact with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Indenture on its behalf and in its name.  If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by-law, without the appointment of a new or successors trustee..

ARTICLE Eight

DEFEASANCE; SATISFACTION AND DISCHARGE

SECTION 8.01.   Option To Effect Defeasance or Covenant Defeasance.  The Issuer may, at its option by a resolution of its board of directors, at any time, with respect to the Notes, elect to have either Section 8.02 or Section 8.03 applied to all outstanding Notes upon compliance with the conditions set forth below in this Article Eight.

SECTION 8.02.   Defeasance and Discharge.  Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuer and each Guarantor shall be deemed to have been discharged from their obligations with respect to the Notes, and the Liens on the Collateral with respect to the Notes shall be released, on the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Legal Defeasance”).  For this purpose, such Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire Debt represented by the outstanding Notes and to have satisfied all its other obligations under the Notes and this Indenture (and the Trustee, at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:  (a) the rights of Holders of outstanding Notes to receive, solely from the trust fund described in Section 8.08 and as more fully set forth in such Section, payments in respect of the principal of (and premium, if any, on) and interest on such Notes when such payments are due, (b) the provisions set forth at Section 8.06 below, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuer’s and each Guarantor’s obligations in connection therewith and (d) this Section 8.02.  Subject to compliance with this Article Eight, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 below with respect to the Notes.  If the Issuer exercises its Legal Defeasance option, payment of the Notes may not be accelerated because of an Event of Default.

If the Issuer exercises its Legal Defeasance option, each Guarantor (and the related Liens on the Collateral securing the Notes) shall be released from all its obligations under its Guarantee, and the Trustee shall execute a release of such Guarantee.

SECTION 8.03.   Covenant Defeasance.  Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuer and each Guarantor (and the Liens on the Collateral with respect to the Notes) shall be released from their obligations under any covenant contained in Sections 4.04 through 4.11, 4.13 through 4.17, 4.19 through 4.21, 4.23 through 4.25, and 5.01 with respect to the Notes on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”).  For this purpose, such Covenant Defeasance means that the Issuer may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.

SECTION 8.04.   Conditions to Defeasance.  In order to exercise either Legal Defeasance or Covenant Defeasance:

(a) the Issuer must irrevocably deposit or cause to be deposited in trust with the Trustee, for the benefit of the Holders, cash in dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of an internationally recognized firm of independent public accountants, to pay and discharge the principal of, premium, if any, and interest, on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuer must (i) specify whether the Notes are being defeased to Maturity or to a particular redemption date; and (ii) if applicable, have delivered to the Trustee an Officer’s Certificate to redeem all of the outstanding Notes of such principal, premium, if any, or interest;

(b) in the case of an election under Section 8.02, the Issuer must have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee stating that (x) the Issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or (y) since the date of this Indenture, there has been a change in applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of an election under Section 8.03, the Issuer must have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee to the effect that the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(e) [reserved];

(f) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit), this Indenture or any material agreement or instrument to which the Issuer or any Restricted Subsidiary is a party or by which the Issuer or any Restricted Subsidiary is bound;

(g) such Legal Defeasance or Covenant Defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the US Investment Company Act of 1940 unless such trust shall be registered under such Act or exempt from registration thereunder;

(h) the Issuer must have delivered to the Trustee an Opinion of Counsel in the country of the Issuer’s incorporation to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions, following a period of time after the deposit set forth in such opinion, the trust funds shall not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(i) the Issuer must have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others, or removing assets beyond the reach of the relevant creditors or increasing debts of the Issuer to the detriment of the relevant creditors; and

(j) the Issuer must have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

If the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of, premium, if any, and interest on the Notes when due because of any acceleration occurring after an Event of Default, then the Issuer and each Guarantor shall remain liable for such payments.

If the Issuer exercises its Legal Defeasance option or its Covenant Defeasance option, all Liens on the Collateral securing the Debt evidenced by the Notes shall be released and the Collateral Documents shall cease to be of further effect, all without delivery of any instrument or performance of any act by any party.

SECTION 8.05.   Satisfaction and Discharge of Indenture.  This Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights under Section 2.06) when:

(a) the Issuer has irrevocably deposited or caused to be deposited with the Trustee as funds in trust for such purpose an amount in dollars or U.S. Government Obligations sufficient to pay and discharge the entire Debt on such Notes that have not, prior to such time, been delivered to the Trustee for cancellation, for principal of, premium, if any, and any Additional Amounts and accrued and unpaid interest on the Notes to the date of such deposit (in the case of Notes which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be, and the Issuer has delivered irrevocable instructions to the Trustee in the form of an Officer’s Certificate under this Indenture to apply the deposited money toward the payment of Notes at Maturity or on the Redemption Date, as the case may be and either:

(i) all the Notes that have been authenticated and delivered (other than destroyed, lost or stolen Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust as provided for in Section 8.07) have been delivered to the Trustee for cancellation; or

(ii) all Notes that have not been delivered to the Trustee for cancellation (x) have become due and payable (by reason of the mailing of a notice of redemption or otherwise), (y) will become due and payable at Stated Maturity within one year or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the Issuer’s name, and at the Issuer’s expense;

(b) the Issuer has paid or caused to be paid all sums payable by the Issuer under this Indenture; and

(c) the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that:

(i) all conditions precedent provided in this Indenture relating to the satisfaction and discharge of this Indenture have been satisfied; and

(ii) such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, this Indenture or any other agreement or instrument to which the Issuer or any Subsidiary is a party or by which the Issuer or any Subsidiary is bound.

If this Indenture shall be satisfied and discharged pursuant to this Section 8.05, all Liens on the Collateral in favor of the Collateral Agent for the benefit of the First Lien Notes Secured Parties shall be released and the Collateral Documents, solely with respect to the Notes, shall cease to be of further effect, all without delivery of any instrument or performance of any act by any party.

SECTION 8.06.   Survival of Certain Obligations.  Notwithstanding Sections 8.01 and 8.03, any obligations of the Issuer and each Guarantor in Sections 2.02 through 2.14, 6.07, 7.07 and 7.08 shall survive until the Notes have been paid in full.  Thereafter, any obligations of the Issuer and each Guarantor in Section 7.07 shall survive such satisfaction and discharge.  Nothing contained in this Article Eight shall abrogate any of the obligations or duties of the Trustee under this Indenture.

SECTION 8.07.   Acknowledgment of Discharge by Trustee.  Subject to Section 8.09, after the conditions of Section 8.02 or 8.03 have been satisfied, the Trustee upon written request shall acknowledge in writing the discharge of all of the Issuer’s and each Guarantor’s obligations under this Indenture except for those surviving obligations specified in this Article Eight.

SECTION 8.08.   Application of Trust Money.  Subject to Section 8.09, the Trustee shall hold in trust cash in dollars or U.S. Government Obligations deposited with it pursuant to this Article Eight.  It shall apply the deposited cash or U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of, premium, if any, interest, and Additional Amounts, if any, on the Notes; but such money need not be segregated from other funds except to the extent required by law.

SECTION 8.09.   Repayment to Issuer.  Subject to Sections 7.07, and 8.01 through 8.04, the Trustee and the Paying Agent shall promptly pay to the Issuer upon request set forth in an Officer’s Certificate any excess money held by them at any time and thereupon shall be relieved from all liability with respect to such money.  The Trustee and the Paying Agent shall pay to the Issuer upon request any money held by them for the payment of principal, premium, if any, interest or Additional Amounts, if any, that remains unclaimed for two years; provided that the Trustee or Paying Agent before being required to make any payment may cause to be published (a) in the Financial Times and The Wall Street Journal or another leading newspaper in each of London, England and New York, New York, as the case may be, and (b) through the newswire service of Bloomberg or, if Bloomberg does not then operate, any similar agency or mail to each Holder entitled to such money at such Holder’s address (as set forth in the Security Register) notice that such money remains unclaimed and that after a date specified therein (which shall be at least 30 days from the date of such publication or mailing) any unclaimed balance of such money then remaining shall be repaid to the Issuer.  After payment to the Issuer, Holders entitled to such money must look to the Issuer for payment as general creditors unless an applicable law designates another Person, and all liability of the Trustee and such Paying Agent with respect to such money shall cease.

SECTION 8.10.   Indemnity for Government Securities.  The Issuer shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal, premium, if any, interest, if any, and Additional Amounts, if any, received on such U.S. Government Obligations.

SECTION 8.11.   Reinstatement.  If the Trustee or Paying Agent is unable to apply cash in dollars or U.S. Government Obligations in accordance with this Article Eight by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and each Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article Eight until such time as the Trustee or any such Paying Agent is permitted to apply all such cash or U.S. Government Securities in accordance with this Article Eight; provided that, if the Issuer has made any payment of principal of, premium, if any, interest, if any, and Additional Amounts, if any, on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the cash in dollars or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE Nine

AMENDMENTS AND WAIVERS

SECTION 9.01.   Without Consent of Holders.  The Issuer, when authorized by a resolution of its board of directors (as evidenced by the delivery of such resolution to the Trustee), the Guarantor and the Trustee (and, with respect to any Collateral Documents, the Collateral Agent) may modify, amend or supplement this Indenture, the Collateral Documents, the Guarantee or the Notes without notice to or consent of any Holder:

(i)   to evidence the succession of another Person to the Issuer and the assumption by any such successor of the covenants in this Indenture and in the Notes in accordance with Article Five;

(ii)   to add to the Issuer’s covenants and those of any Guarantor or any other obligor upon the Notes for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor or any other obligor upon the Notes, as applicable, in this Indenture, in the Collateral Documents, in the Notes or in any Guarantees;

(iii)   to cure any ambiguity, or to correct or supplement any provision in this Indenture, the Notes, the Collateral Documents or any Guarantees that may be defective or inconsistent with any other provision in this Indenture, the Notes, the Collateral Documents or any Guarantees or make any other modifications with respect to matters or questions arising under this Indenture, the Notes, the Collateral Documents or any Guarantees; provided that, in each case, such provisions shall not materially adversely affect the interests of the Holders;

(iv)   to release any Guarantor in accordance with and if permitted by the terms of and limitations set forth in this Indenture or to add a Guarantor or other guarantor under this Indenture;

(v)   to evidence and provide the acceptance of the appointment of a successor Trustee or collateral agent under this Indenture and the Collateral Documents;

(vi)   to mortgage, pledge, hypothecate or grant a security interest for the benefit of the Collateral Agent, the Trustee and the Holders as additional security for the payment and performance of the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted for the benefit of the Collateral Agent, the Trustee and the Holders pursuant to this Indenture or otherwise;

(vii)   to provide for the issuance of Additional Notes in accordance with and if permitted by the terms of and limitations set forth in this Indenture;

(viii)   to conform any provision to the “Description of the DGL0.5 Secured Notes” section of the offering memorandum relating to the initial issuance of the Notes dated April 1, 2020, as supplemented by Supplement No. 1 dated April 15, 2020 to the offering memorandum, Supplement No. 2 dated April 24, 2020 to the offering memorandum, Supplement No. 3 dated April 28, 2020 to the offering memorandum and Supplement No. 4 dated May 13, 2020 to the offering memorandum;

(ix)   to secure the Notes or the Guarantee;

(x)   to release Collateral from the Liens pursuant to this Indenture and the Collateral Documents when permitted or required by this Indenture or the Collateral Documents;

(xi)   in the event that PIK Notes are issued in certificated form, to establish minimum redemption amounts for certificated PIK Notes; or

(xii)   to comply with any requirements of the Commission in connection with the qualification of this Indenture under the Trust Indenture Act.

In addition, the Issuer, the Trustee and the Collateral Agent may enter into any applicable intercreditor agreement (including, without limitation, any Acceptable Junior Lien Intercreditor Agreement and any Acceptable Pari Passu Intercreditor Agreement) contemplated hereunder in respect of any additional Debt permitted hereunder and required hereunder to be subject to such intercreditor agreement and amend the Collateral Documents to provide for the addition of any creditors to such agreements to the extent a lien for the benefit of such creditor is permitted by the terms of this Indenture, in each case provided that the Issuer delivers an Officer’s Certificate to the Trustee and Collateral Agent certifying that the terms thereof are customary, the applicable intercreditor agreement is an Acceptable Pari Passu Intercreditor Agreement or Acceptable Junior Interecreditor Agreement, as applicable, as defined under, and that is permitted by the terms of, this Indenture and that the Trustee and Collateral Agent are authorized pursuant to this Section 9.01 to enter into such intercreditor agreement. Upon delivery of the aforementioned Officer’s Certificate, the Trustee and Collateral Agent may request an Opinion of Counsel confirming that the applicable intercreditor agreement is permitted under this Indenture and that they are authorized to enter into an intercreditor agreement pursuant to this Section 9.01. Notwithstanding the foregoing, neither the Trustee nor the Collateral Agent shall be obligated to execute any such intercreditor agreement that adversely affects the Trustee’s or the Collateral Agent's own rights, duties or immunities under this Indenture.

SECTION 9.02.   With Consent of Holders.

(a)   Except as provided in Section 9.02(b) below and Section 6.04 and without prejudice to Section 9.01, the Issuer, the Guarantor and the Trustee (and, with respect to the Collateral Documents, the Collateral Agent) may:

(i)   modify, amend or supplement this Indenture, the Collateral Documents or the Notes, or

(ii)   waive compliance by the Issuer with any provision of this Indenture, the Collateral Documents or the Notes,

with the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or in exchange for the Notes).

(b)   Without the consent of the Holder of each outstanding Note affected thereby, no amendment, modification, supplement or waiver, including a waiver pursuant to Section 6.04 and an amendment, modification or supplement pursuant to Section 9.01, may:

(i)   change the Stated Maturity of the principal of, or any installment of or Additional Amounts or interest on, any Note;

(ii)   reduce the principal amount of any Note (or Additional Amounts or premium, if any) or the rate of or change the time for payment of interest on any Note;

(iii)   change the coin or currency in which the principal of any Note or any premium or any Additional Amounts or the interest thereon is payable;

(iv)   impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date);

(v)   after the occurrence of an Asset Sale requiring the making of an Excess Proceeds Offer or a Change of Control, amend, change or modify the obligation to make and consummate an Excess Proceeds Offer with respect to any Asset Sale in accordance with Section 4.09 or the obligation to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with Section 4.11, as applicable, including, in each case, amending, changing or modifying any definition relating thereto;

(vi)   reduce the principal amount of Notes whose Holders must consent to any amendment, supplement or waiver of provisions of this Indenture;

(vii)   modify any of the provisions of this Article Nine relating to the waiver of certain covenants, except to increase the percentage of outstanding Notes required for such actions or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each Note affected thereby;

(viii)   except as otherwise permitted under Article Five, consent to the assignment or transfer by the Issuer of any of the Issuer’s rights or obligations under this Indenture;

(ix)   make any change to any provisions of this Indenture affecting the ranking or subordination provisions of the Notes or the Guarantee, in each case in a manner that adversely affects the rights of the Holders; or

(x)   make any change in Section 4.12 that adversely affects the rights of any Holder or amend the terms of the Notes or this Indenture in a way that would result in a loss of an exemption from any of the Taxes described thereunder or an exemption from any obligation to withhold or deduct Taxes so described thereunder unless the Issuer or the Guarantor agrees to pay Additional Amounts (if any) in respect thereof in the supplemental indenture.

In addition, without the consent of Holders of at least 66 2/3% in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), no amendment or supplement may (i) modify any Collateral Document or the provisions of this Indenture dealing with Collateral or the Collateral Documents to the extent that such amendment or supplement would have the effect of releasing all or substantially all of the Liens securing the Notes (except as permitted by the terms of this Indenture and the Collateral Documents) or change or alter the priority of the security interests in the Collateral or (ii) release the Guarantee.

The consent of the Holders is not necessary to approve the particular form of any proposed amendment, modification, supplement or waiver.  It is sufficient if such consent approves the substance of the proposed amendment, modification, supplement or waiver.

SECTION 9.03.   [Reserved].

SECTION 9.04.   Effect of Supplemental Indentures.  Upon the execution of any supplemental indenture under this Article Nine, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

SECTION 9.05.   Notation on or Exchange of Notes.  If an amendment, modification or supplement changes the terms of a Note, the Issuer or the Trustee may require the Holder to deliver it to the Trustee.  The Trustee may place an appropriate notation on the Note and on any Note subsequently authenticated regarding the changed terms and return it to the Holder.  Alternatively, if the Issuer so determines, the Issuer in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms.  Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment, modification or supplement.

SECTION 9.06.   Conformity with Trust Indenture Act. Every supplemental indenture executed pursuant to this Article shall conform to the requirements of the Trust Indenture Act.

SECTION 9.07.   Notice of Amendment or Waiver.  Promptly after the execution by the Issuer and the Trustee of any supplemental indenture or waiver pursuant to the provisions of Section 9.02, the Issuer shall give notice thereof to the Holders of each outstanding Note affected, in the manner provided for in Section 13.02(b), setting forth in general terms the substance of such supplemental indenture or waiver.

SECTION 9.08.   Trustee To Sign Amendments; Etc.  The Trustee shall execute any amendment, supplement or waiver authorized pursuant and adopted in accordance with this Article Nine; provided that the Trustee may, but shall not be obligated to, execute any such amendment, supplement or waiver which affects the Trustee’s own rights, duties or immunities under this Indenture.  The Trustee shall be entitled to receive, if requested, an indemnity or security reasonably satisfactory to it and to receive, and shall be fully protected in relying upon, an Opinion of Counsel and an Officer’s Certificate each stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article Nine is authorized or permitted by this Indenture.  Such Opinion of Counsel shall be an expense of the Issuer.

ARTICLE Ten

GUARANTEE

SECTION 10.01.   Notes Guarantees.

(a)   Each Guarantor hereby fully and, subject to the Agreed Guarantee Principles, including any limitations set forth in any notation of Guarantee and the limitations on the effectiveness and enforceability set forth in Section 10.03, unconditionally guarantees, on a senior secured, joint and several basis, to each Holder and to the Trustee and its successors and assigns on behalf of each Holder, the full payment of principal of, premium, if any, interest, if any, and Additional Amounts, if any on, and all other monetary Obligations of the Issuer under this Indenture and the Notes (including obligations to the Trustee and the obligations to pay Additional Amounts, if any) with respect to each Note authenticated and delivered by the Trustee or its agent pursuant to and in accordance with this Indenture, in accordance with the terms of this Indenture (all the foregoing being hereinafter collectively called the “Obligations”).  Each Guarantor further agrees that the Obligations guaranteed hereby may be extended or renewed, in whole or in part, without notice or further assent from such Guarantor and that such Guarantor shall remain bound under this Article Ten notwithstanding any extension or renewal of any Obligation guaranteed hereby.  All payments under each Guarantee shall be made in dollars.

(b)   Each Guarantor hereby agrees that its obligations hereunder shall be as if it were the principal debtor and not merely surety, unaffected by, and irrespective of, any invalidity, irregularity or unenforceability of any Note or this Indenture, any failure to enforce the provisions of any Note or this Indenture, any waiver, modification or indulgence granted to the Issuer with respect thereto by the Holders or the Trustee, or any other circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantor (except payment in full); provided that, notwithstanding the foregoing, no such waiver, modification, indulgence or circumstance shall without the written consent of the Guarantor increase the principal amount of a Note or the interest rate thereon or change the currency of payment with respect to any Note, or alter the Stated Maturity thereof.  Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Issuer, any right to require that the Trustee pursue or exhaust its legal or equitable remedies against the Issuer prior to exercising its rights under a Guarantee (including, for the avoidance of doubt, any right which a Guarantor may have to require the seizure and sale of the assets of the Issuer to satisfy the outstanding principal of, interest on or any other amount payable under each Note prior to recourse against such Guarantor or its assets), protest or notice with respect to any Note or the Debt evidenced thereby and all demands whatsoever, and covenants that its Guarantee shall not be discharged with respect to any Note except by payment in full of the principal thereof and interest thereon or as otherwise provided in this Indenture, including Section 10.03.  If at any time any payment of principal of, premium, if any, interest, if any, or Additional Amounts, if any, on such Note is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Issuer, the Guarantor’s obligations hereunder with respect to such payment shall be reinstated as of the date of such rescission, restoration or returns as though such payment had become due but had not been made at such times.

(c)   Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

SECTION 10.02.   Subrogation.

(a)   Each Guarantor shall be subrogated to all rights of the Holders against the Issuer in respect of any amounts paid to such Holders by a Guarantor pursuant to the provisions of its Guarantee.

(b)   Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Obligations guaranteed hereby until payment in full of all Obligations.  Each Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (x) the Maturity of the Obligations guaranteed hereby may be accelerated as provided in Section 6.02 for the purposes of a Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such Obligations as provided in Section 6.02, such Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of this Section 10.02.

SECTION 10.03.   Limitation and Effectiveness of Guarantees.  Each Guarantee is subject to the Agreed Guarantee Principles, including any limitations set forth in any notation of Guarantee, and limited to (i) an amount not to exceed the maximum amount that can be guaranteed by the Guarantor that gave the Guarantee without rendering the Guarantee, as it relates to the Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally or (ii) the maximum amount otherwise permitted by law.

SECTION 10.04.   Notation Not Required.  Neither the Issuer nor a Guarantor shall be required to make a notation on the Notes to reflect a Guarantee or any release, termination or discharge thereof.

SECTION 10.05.   Successors and Assigns.  This Article Ten shall be binding upon each Guarantor and each of its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assigns, all subject to the terms and conditions of this Indenture.

SECTION 10.06.   No Waiver.  Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article Ten shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege.  The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and are not exclusive of any other rights, remedies or benefits which either may have under this Article Ten at law, in equity, by statute or otherwise.

SECTION 10.07.   Modification.  No modification, amendment or waiver of any provision of this Article Ten, nor the consent to any departure by a Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice to or demand on a Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstance.

ARTICLE Eleven

COLLATERAL AND SECURITY

SECTION 11.01.   Security Interest; Additional Collateral.

(a)   The due and punctual payment of the principal of, premium (if any) and interest, if any, on, the Notes when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium (if any) and interest, if any, on the Notes and performance of all other Obligations of the Issuer and the Guarantor to the Holders or the Trustee or Collateral Agent under this Indenture (including, without limitation, the Guarantee), the Notes, any intercreditor agreement (including, without limitation, any Acceptable Junior Lien Intercreditor Agreement and any Acceptable Pari Passu Intercreditor Agreement) and any Collateral Document, according to the terms hereunder or thereunder, shall be secured as provided herein and in the Collateral Documents.  The Trustee and the Issuer hereby acknowledge and agree that the Collateral Agent holds the Collateral in trust for the benefit of the Holders and the Trustee and pursuant to the terms of this Indenture, any Collateral Document and any applicable intercreditor agreement (including, without limitation, any Acceptable Junior Lien Intercreditor Agreement and any Acceptable Pari Passu Intercreditor Agreement) contemplated hereunder in respect of any additional Debt permitted hereunder and required hereunder to be subject to such intercreditor agreement.

Each Holder, by its acceptance of a Note, consents and agrees to the terms of the Collateral Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral and entry into any applicable intercreditor agreement (including, without limitation, any Acceptable Junior Lien Intercreditor Agreement and any Acceptable Pari Passu Intercreditor Agreement) contemplated hereunder in respect of any additional Debt permitted hereunder and required hereunder to be subject to such intercreditor agreement) as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture and authorizes and directs the Collateral Agent to enter into and perform its obligations under any Collateral Document and any applicable intercreditor agreement (including, without limitation, any Acceptable Junior Lien Intercreditor Agreement and any Acceptable Pari Passu Intercreditor Agreement) contemplated hereunder in respect of any additional Debt permitted hereunder and required hereunder to be subject to such intercreditor agreement and to perform its obligations and exercise its rights thereunder in accordance with the provisions thereof.  The Issuer consents and agrees to be bound by the terms of any Collateral Document, as the same may be in effect from time to time, and agrees to perform its obligations thereunder in accordance therewith.

(b)   The Issuer (i) shall make all filings (including filings of UCC financing statements and continuation statements and amendments to UCC financing statements that may be necessary to continue the effectiveness of such UCC financing statements), (ii) will deliver to the Collateral Agent copies of all such documents required to be filed pursuant to any Collateral Document, and (iii) will and will do or cause to be done all such acts and things as may be necessary under applicable law, reasonably requested by the Collateral Agent or required by the provisions of this Indenture or the Collateral Documents, to assure and confirm to the Collateral Agent the perfected first priority security interest in the Collateral contemplated hereby and/or by any Collateral Document or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes.  The Issuer shall take any and all actions reasonably required under applicable law or reasonably requested by the Trustee and/or the Collateral Agent to cause the Collateral Documents to create and maintain, as security for the Obligations under the Notes, a valid and enforceable perfected Lien in and on all the Collateral in favor of the Collateral Agent for the benefit of the Trustee and the Holders, to the extent required by, and with the Lien priority required under, the Collateral Documents.

(c)   The Collateral Agent is authorized to receive any funds for the benefit of the Holders distributed under the Collateral Documents, and to make further distributions of such funds to the Holders (or to the Trustee for distribution to the Holders) according to the provisions hereof and thereof.

SECTION 11.02.   Duties of Collateral Agent and Trustee.

(a)   Deutsche Bank Trust Company Americas is hereby designated and appointed as the Collateral Agent of the Holders under this Indenture and the Collateral Documents, and is authorized as the Collateral Agent for such Holders to execute and enter into, or appoint a co-collateral agent to execute and enter into, each of the Collateral Documents and all other instruments relating to the Collateral Documents and (i) to take action and exercise such powers and remedies as are expressly required or permitted hereunder and under the Collateral Documents and all instruments relating hereto and thereto and (ii) to exercise such powers and perform such duties as are, in each case, expressly delegated to the Collateral Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental hereto and thereto.  The Collateral Agent shall have all the rights, immunities, indemnities, privileges, benefits and protections provided in the Collateral Documents and, additionally, shall have all the rights, immunities, indemnities, privileges, benefits and protections provided to the “Trustee” under Article Seven to the same extent as if such rights, immunities, indemnities, privileges, benefits and protections referred to the Collateral Agent.

(b)   Except as expressly required under this Indenture, any Collateral Document or any applicable intercreditor agreement (including, without limitation, any Acceptable Pari Passu Intercreditor Agreement and any Acceptable Junior Lien Intercreditor Agreement) contemplated hereunder in respect of any additional Debt permitted hereunder and required hereunder to be subject to such intercreditor agreement, the Collateral Agent shall not be obligated to take any action which is discretionary in nature.  In addition, the Collateral Agent and the Trustee shall not be responsible for or have any duty to ascertain or inquire into any statement, warranty or representation made in connection with the Collateral Documents or any secured instrument, the contents of any certificate, report or other document delivered pursuant to this Indenture or thereunder or in connection herewith or therewith, the occurrence of any default, the validity, enforceability, effectiveness or genuineness of any Collateral Document, any applicable intercreditor agreement (including, without limitation, any Acceptable Junior Lien Intercreditor Agreement and any Acceptable Pari Passu Intercreditor Agreement) contemplated hereunder in respect of any additional Debt permitted hereunder and required hereunder to be subject to such intercreditor agreement, or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, the value or the sufficiency of any Collateral for any Obligations, or the satisfaction of any condition set forth in any Collateral Document, other than to confirm receipt of items expressly required to be delivered to the Collateral Agent or the Trustee.  Neither the Trustee nor the Collateral Agent shall be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any Lien or security interest in the Collateral.

(c)   Upon the receipt by the Collateral Agent and the Trustee of an Officer's Certificate and an Opinion of Counsel, the Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder, any Collateral Document to be executed after the Issue Date. Such

Officer's Certificate and an Opinion of Counsel shall (i) state that it is being delivered to the Collateral Agent and the Trustee pursuant to this clause, and (ii) instruct the Trustee to instruct the Collateral Agent to execute and enter into such Collateral Document. Any such execution of a Collateral Document shall be at the direction and expense of the Issuers, upon delivery to the Trustee and the Collateral Agent of an Officer's Certificate and an Opinion of Counsel stating that all conditions precedent (if any) to the execution and delivery of the Collateral Document have been satisfied. The Holders, by their acceptance of the Notes, hereby authorize and direct the Trustee to direct the Collateral Agent, and authorize and direct the Collateral Agent, to execute such Collateral Documents.

(d)   After the occurrence of an Event of Default, the Trustee may direct the Collateral Agent in connection with any action required or permitted by this Indenture or the Collateral Documents.

SECTION 11.03.   Recording and Opinions(a). The Issuer shall comply with the provisions of Section 314(b) of the Trust Indenture Act, including the delivery to the Trustee of any opinions relating to the perfection of the security interest in the Collateral created by the Collateral Documents, to the extent required thereby.

SECTION 11.04.   Release of Liens on Collateral.  (a) The Liens securing the Notes and Guarantees will be automatically released, all without delivery of any instrument or performance of any act by any party, at any time and from time to time as provided by this Section 11.04.  The Collateral shall be released from the Lien and security interest securing the Notes created by the Collateral Documents under one or more of the following circumstances:

(i)   upon satisfaction and discharge of this Indenture as set forth under Article Eight hereof;

(ii)   upon a Legal Defeasance or Covenant Defeasance of the Notes as set forth under Article Eight hereof;

(iii)   upon payment in full and discharge of all Notes outstanding under this Indenture and of all Obligations that are outstanding, due and payable under this Indenture and the Collateral Documents at the time the Notes are paid in full and discharged;

(iv)   with respect to any property or assets, to enable the disposition of such property or assets to any Person (other than the Issuer or a Restricted Subsidiary) to the extent not prohibited under Section 4.09;

(v)   with respect to any Capital Stock, upon the dissolution or liquidation of the issuer of that Capital Stock that is not prohibited by this Indenture; or

(vi)   in whole or in part, with the consent of the Holders of the requisite percentage of Notes in accordance with Section 9.02 hereof.

(b)   The Collateral Agent and, if necessary, the Trustee shall, at the Issuer’s expense (and subject to their receipt of an Officer's Certificate and Opinion of Counsel as provided below), execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence and shall do or cause to be done all other acts reasonably necessary to effect, in each case as soon as is reasonably practicable, the release of any Collateral permitted to be released pursuant to this Indenture and the Collateral Documents.  Neither the Trustee nor the Collateral Agent shall be liable for any such release undertaken in reliance upon any Officer’s Certificate.  Without limiting the foregoing, prior to the release of any Collateral the Trustee and the Collateral Agent shall be entitled to receive an Officer’s Certificate and Opinion of Counsel stating that all conditions precedent under this Indenture and the Collateral Documents to such release have been met and such release is permitted under this Indenture and the Collateral Documents.

(c)   The release of any Collateral from the terms of this Indenture and any of the Collateral Documents will not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to the terms hereof or of any of the Collateral Documents. To the extent applicable, the Issuer shall cause Trust Indenture Act Section 313(b), relating to reports, and Trust Indenture Act Section 314(d), relating to the release of property or securities from the Lien and security interest of the Collateral

Documents and relating to the substitution therefor of any property or securities to be subjected to the Lien and security interest of the Collateral Documents, to be complied with. Any certificate or opinion required by Trust Indenture Act Section 314(d) may be made by an officer of the Issuer except in cases where Trust Indenture Act Section 314(d) requires that such certificate or opinion be made by an independent Person, which Person shall be an independent engineer, appraiser or other expert selected by the Issuer in a manner consistent with the requirements of the Trust Indenture Act.  Notwithstanding anything to the contrary in this Section 11.04(c), the Issuer will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if it determines, in good faith based on advice of counsel, that under the terms of Section 314(d) of the Trust Indenture Act and/or any interpretation or guidance as to the meaning thereof of the Commission and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released Collateral.

SECTION 11.05.   Certificates of the Issuer(a). The Issuer shall furnish to the Trustee and the Collateral Agent, prior to each proposed release of Collateral pursuant to a Collateral Document, (i) all documents required by Section 314(d) of the Trust Indenture Act and (ii) an Opinion of Counsel, which may be rendered by internal counsel to the Issuer to the effect that such accompanying documents constitute all documents required by Section 314(d) of the Trust Indenture Act.

SECTION 11.06.   Certificates of the Trustee(a). In the event that the Issuer wishes to release Collateral in accordance with a Collateral Document and has delivered the certificates and documents required by such Collateral Document and Sections 11.04 and 11.05 hereof in connection with such release, the Trustee shall deliver a certificate to the Collateral Agent setting forth that it has received all such documentation.

SECTION 11.07.   Intercreditor Agreements.  If requested by the Issuer and subject to Section 9.01, the Collateral Agent shall enter into (a) an Acceptable Pari Passu Intercreditor Agreement in respect of any additional Debt permitted hereunder that is incurred by the Issuer and secured by Liens on the Collateral on a pari passu basis with the Liens securing the Notes and/or (b) an Acceptable Junior Lien Intercreditor Agreement in respect of any additional Debt permitted hereunder that is incurred by the Issuer and secured by Liens on the Collateral on a junior lien basis with the Liens securing the Notes. The relative rights in the Collateral among the Holders and the holders of any future obligations that are (i) secured by Liens on the Collateral on a pari passu basis with the Liens securing the Notes will be governed by such Acceptable Pari Passu Intercreditor Agreement and (ii) secured by Liens on the Collateral on a junior lien basis with the Liens securing the Notes will be governed by such Acceptable Junior Lien Intercreditor Agreement.  In the event of a conflict between this Indenture, on the one hand, and any Acceptable Pari Passu Intercreditor Agreement, any Acceptable Junior Lien Intercreditor Agreement or any Collateral Document, on the other hand, this Indenture shall govern.  By its acceptance of the Notes, each Holder shall be deemed to consent to the terms of and authorize and direct the Trustee and the Collateral Agent, as applicable, to enter into and perform its obligations under, and to make the representations and warranties of the Holders in, any Acceptable Pari Passu Intercreditor Agreement and any Acceptable Junior Lien Intercreditor Agreement, in each case, contemplated by this Indenture.

SECTION 11.08.   Creation and Perfection of Certain Security Interests After the Issue Date.  The Issuer agrees to use its commercially reasonable efforts to create and perfect on the Issue Date the security interests in the Collateral in favor of the Collateral Agent for the benefit of the First Lien Notes Secured Parties, but to the extent any such security interest is not created or perfected by such date, the Issuer hereby agrees to use its commercially reasonable efforts to do or cause to be done all acts and things that would be required, including obtaining any required consents from third parties, to have all security interests in the Collateral duly created and enforceable and perfected, in each case to the extent required by any Collateral Document, promptly following the Issue Date, but in no event later than 60 days thereafter.  Neither the Trustee nor the Collateral Agent on behalf of the Holders has any duty or responsibility to see to or monitor the performance of the Issuer with regard to these matters.

SECTION 11.09.   Replacement of Collateral Agent.

A resignation or removal of the Collateral Agent and appointment of a successor Collateral Agent shall become effective only upon the successor Collateral Agent’s acceptance of appointment as provided in this Section 11.09.

The Collateral Agent may resign at any time by so notifying the Issuer.  The Holders of a majority in outstanding principal amount of the outstanding Notes may remove the Collateral Agent by so notifying the Collateral Agent and the Issuer.  The Issuer shall remove the Collateral Agent if:

(a) the Collateral Agent is adjudged bankrupt or insolvent;

(b) a receiver or other public officer takes charge of the Collateral Agent or its property; or

(c) the Collateral Agent otherwise becomes incapable of acting.

If the Collateral Agent resigns or is removed, or if a vacancy exists in the office of Collateral Agent for any reason, the Issuer shall promptly appoint a successor Collateral Agent.  Within one year after the successor Collateral Agent takes office, the Holders of a majority in principal amount of the outstanding Notes may appoint a successor Collateral Agent to replace the successor Collateral Agent appointed by the Issuer.  If the successor Collateral Agent is not appointed, or if one is appointed but does not deliver its written acceptance required by the next succeeding paragraph of this Section 11.09, within 30 days after the retiring Collateral Agent delivers notice of its resignation or is notified that it is being removed, the retiring Collateral Agent, the Issuer or the Holders of a majority in principal amount of the outstanding Notes may, at the expense of the Issuer, petition any court of competent jurisdiction for the appointment of a successor Collateral Agent.

A successor Collateral Agent shall deliver a written acceptance of its appointment to the retiring Collateral Agent and to the Issuer.  Thereupon the resignation or removal of the retiring Collateral Agent shall become effective, and the successor Collateral Agent shall have all the rights, powers and duties of the Collateral Agent under this Indenture.  The successor Collateral Agent shall mail a notice of its succession to Holders.  The retiring Collateral Agent shall promptly transfer all property held by it as Collateral Agent to the successor Collateral Agent.

If a successor Collateral Agent does not take office within 60 days after the retiring Collateral Agent resigns or is removed, the retiring Collateral Agent, the Issuer or the Holders of at least 25% in outstanding principal amount of the Notes may petition any court of competent jurisdiction for the appointment of a successor Collateral Agent at the expense of the Issuer.

If the Collateral Agent fails to comply with this Section 11.09, any Holder who has been a bona fide Holder of a Note for at least six months may petition any court of competent jurisdiction for the removal of the Collateral Agent and the appointment of a successor Collateral Agent.

Notwithstanding the resignation or removal of the Collateral Agent pursuant to this Section 11.09 (i) the Issuer’s obligations under Section 11.08 shall continue for the benefit of the retiring Collateral Agent until such time as the appointment of a successor Collateral Agent shall have become effective and (ii) the Issuer’s and the Guarantor’s obligations under Section 7.07 shall continue for the benefit of the retiring Collateral Agent.

SECTION 11.10.   Successor Collateral Agent by Consolidation, Merger, etc.

If the Collateral Agent consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust assets to another entity, the successor entity without any further act shall be the successor Collateral Agent.

SECTION 11.11.   Reinstatement; Powers Exercisable by Receiver or Trustee.

(a)   To the extent any Secured Party (as defined in any of the Collateral Documents) is required in any insolvency or liquidation proceeding or otherwise to turn over or otherwise pay any amount, including with respect to the Obligations or proceeds of any Collateral, to the estate of the Issuer (or any trustee, receiver or similar person therefor) because the payment of such amount was subsequently invalidated, set aside, declared to be fraudulent or preferential in any respect or for any other reason, any such amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff or otherwise, then as among the parties hereto, the Obligations owing to such party shall be deemed to be reinstated to the extent of such Recovery and to be outstanding as if such payment had not been received.  Such Secured Party and the Trustee shall be entitled to a reinstatement of the Obligations, the Liens and security interests with respect to all such recovered amounts and shall have all rights, powers and remedies as a Secured Party under this Indenture and the applicable Collateral Document which shall continue in full force and effect.  In such event, this Indenture shall be automatically reinstated and each of the Issuer and the Guarantor shall take such action as may be reasonably requested by the Trustee to effect such reinstatement.

(b)   In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article Eleven upon the Issuer with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or of any officer or officers thereof required by the provisions of this Article Eleven; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.

ARTICLE Twelve

HOLDERS’ MEETINGS

SECTION 12.01.   Purposes of Meetings.  A meeting of the Holders may be called at any time pursuant to this Article Twelve for any of the following purposes:

(a) to give any notice to the Issuer or any Guarantor or to the Trustee, or to give any directions to the Trustee, or to consent to the waiving of any Default hereunder and its consequences, or to take any other action authorized to be taken by Holders pursuant to Article Nine;

(b) to remove the Trustee and appoint a successor trustee pursuant to Article Seven; or

(c) to consent to the execution of an indenture supplement pursuant to Section 9.02.

SECTION 12.02.   Place of Meetings.  Meetings of Holders may be held at such place or places as the Trustee or, in case of its failure to act, the Issuer, the Guarantor or the Holders calling the meeting, shall from time to time determine.

SECTION 12.03.   Call and Notice of Meetings.

(a)   The Trustee may at any time (upon not less than 21 days’ notice) call a meeting of Holders to be held at such time and at such place in New York, New York or in such other city as determined by the Trustee pursuant to Section 12.02.  Notice of every meeting of Holders, setting forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting, shall, at the Issuer’s expense, be mailed to each Holder and published in the manner contemplated by Section 13.02(b).

(b)   In case at any time the Issuer, pursuant to a resolution of the board of directors, or the Holders of at least 10% in aggregate principal amount at Maturity of the Notes then outstanding, shall have requested the Trustee to call a meeting of the Holders, by written request setting forth in reasonable detail the action proposed to be taken at the meeting, and the Trustee shall not have made the first giving of the notice of such meeting within 20 days after receipt of such request, then the Issuer or the Holders of Notes in the amount above specified may determine the time (not less than 21 days after notice is given) and the place in New York, New York or in such other city as determined by the Issuer or the Holders pursuant to Section 12.02 for such meeting and may call such meeting to take any action authorized in Section 12.01 by giving notice thereof as provided in Section 12.01(a).

SECTION 12.04.   Voting at Meetings.  To be entitled to vote at any meeting of Holders, a Person shall be (i) a Holder at the relevant record date set in accordance with Section 6.15 or (ii) a Person appointed by an instrument in writing as proxy for a Holder or Holders by such Holder or Holders.  The only Persons who shall be entitled to be present or to speak at any meeting of Holders shall be the Persons so entitled to vote at such meeting and their counsel and any representatives of the Trustee and its counsel and any representatives of the Issuer and the Guarantor and their counsel.

SECTION 12.05.   Voting Rights, Conduct and Adjournment.

(a)   Notwithstanding any other provisions of this Indenture, the Trustee may make such reasonable regulations as it may deem advisable for any meeting of Holders in regard to proof of the holding of Notes and of the appointment of proxies and in regard to the appointment and duties of inspectors of votes, the submission and examination of proxies, certificates and other evidence of the right to vote, and such other matters concerning the conduct of the meeting as it shall deem appropriate.  Except as otherwise permitted or required by any such regulations, the holding of Notes shall be proved in the manner specified in Section 2.03 and the appointment of any proxy shall be proved in such manner as is deemed appropriate by the Trustee or by having the signature of the Person executing the proxy witnessed or guaranteed by any bank, banker or trust company customarily authorized to certify to the holding of a Note such as a Global Note.

(b)   At any meeting of Holders, the presence of Persons holding or representing Notes in an aggregate principal amount at Stated Maturity sufficient under the appropriate provision of this Indenture to take action upon the business for the transaction of which such meeting was called shall constitute a quorum.  Subject to any required aggregate principal amount at Stated Maturity of Notes required for the taking of any action pursuant to Article Nine, in no event shall less than a majority of the votes given by Persons holding or representing Notes at any meeting of Holders be sufficient to approve an action.  Any meeting of Holders duly called pursuant to Section 12.03 may be adjourned from time to time by vote of the Holders (or proxies for the Holders) of a majority of the Notes represented at the meeting and entitled to vote, whether or not a quorum shall be present; and the meeting may be held as so adjourned without further notice.  No action at a meeting of Holders shall be effective unless approved by Persons holding or representing Notes in the aggregate principal amount at Stated Maturity required by the provision of this Indenture pursuant to which such action is being taken.

(c)   At any meeting of Holders, each Holder or proxy shall be entitled to one vote for each $1,000 aggregate principal amount at Stated Maturity of outstanding Notes held or represented.

SECTION 12.06.   Revocation of Consent by Holders at Meetings.  At any time prior to (but not after) the evidencing to the Trustee of the taking of any action at a meeting of Holders by the Holders of the percentage in aggregate principal amount at Maturity of the Notes specified in this Indenture in connection with such action, any Holder of a Note the serial number of which is included in the Notes the Holders of which have consented to such action may, by filing written notice with the Trustee at its principal Corporate Trust Office and upon proof of holding as provided herein, revoke such consent so far as concerns such Note.  Except as aforesaid, any such consent given by the Holder of any Note shall be conclusive and binding upon such Holder and upon all future Holders and owners of such Note and of any Note issued in exchange therefor, in lieu thereof or upon transfer thereof, irrespective of whether or not any notation in regard thereto is made upon such Note.  Any action taken by the Holders of the percentage in aggregate principal amount at Maturity of the Notes specified in this Indenture in connection with such action shall be conclusively binding upon the Issuer, the Guarantor, the Trustee and the Holders.  This Section 12.06 shall not apply to revocations of consents to amendments, supplements or waivers, which shall be governed by the provisions of Section 9.04.

ARTICLE Thirteen

MISCELLANEOUS

SECTION 13.01.   Trust Indenture Act of 1939.  This Indenture shall incorporate and be governed by the provisions of the Trust Indenture Act that are required to be part of and to govern indentures qualified under the Trust Indenture Act.

SECTION 13.02.   Notices.

(a)   Any notice or communication shall be in writing and delivered in person or mailed by first-class mail or sent by facsimile transmission addressed as follows:

(i)	if to the Issuer or the Guarantor:

Digicel Group 0.5 Limited
The Digicel Building
14 Ocean Boulevard
Kingston, Jamaica, W.I.
Facsimile:  441-278-7879
Attention: Chief Financial Officer

(ii)	if to the Trustee:

Deutsche Bank Trust Company Americas
60 Wall Street
New York, New York 10005, 24th Floor
MS: NYC60-2405
Facsimile:  732-578-4635
Attention: Trust and Agency Services

    Corporates Team, Digicel

(iii)	if to the Collateral Agent:

Deutsche Bank Trust Company Americas
60 Wall Street
New York, New York 10005, 24th Floor
MS: NYC60-2405
Facsimile: 732-578-4635
Attention: Trust and Agency Services

    Corporates Team, Digicel

The Issuer, the Guarantor, the Trustee or the Collateral Agent by notice to the others may designate additional or different addresses for subsequent notices or communications.

(b)   Notices to the Holders regarding the Notes shall be:

(i)   given by first-class mail and, in the case of notices given pursuant to Article Three, Section 4.09, Section 4.11, Article Five and Section 9.07, published (A) in a leading newspaper having general circulation in London (which is expected to be the Financial Times) and in New York (which is expected to be The Wall Street Journal); or (B) through the newswire service of Bloomberg or any similar agency; and

(ii)   in the case of certificated Notes, mailed to each Holder by first-class mail at such Holder’s address as it appears on the registration books of the Registrar.

Notices given by first-class mail shall be deemed given five calendar days after mailing and notices given by publication shall be deemed given on the first date on which publication is made.  Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.  If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.

(c)   If and so long as the Notes are listed on any securities exchange, notices shall also be given in accordance with any applicable requirements of such securities exchange.

(d)   If and so long as the Notes are represented by Global Notes, notice to Holders, in addition to being given in accordance with Section 13.02(b) above, shall also be given by delivery of the relevant notice to the Depository for communication.

(e)   Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice.  Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

SECTION 13.03.   Communication by Holders with Other Holders.  The rights of Holders to communicate with other Holders with respect to their rights under this Indenture or the Notes are as provided by the Trust Indenture Act, and the Issuer and the Trustee shall comply with Section 312(b) of the Trust Indenture Act.  Neither the Issuer nor the Trustee will be held accountable by reason of any disclosure of information as to names and addresses of Holders made pursuant to the Trust Indenture Act.

SECTION 13.04.   Certificate and Opinion as to Conditions Precedent.  Upon any request or application by the Issuer or the Guarantor to the Trustee to take or refrain from taking any action under this Indenture (except in connection with the original issuance of the Notes on the date hereof), the Issuer or the Guarantor, as the case may be, shall furnish upon request to the Trustee:

(a) an Officer’s Certificate in form reasonably satisfactory to the Trustee stating that, in the opinion of the signer, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

Any Officer’s Certificate may be based, insofar as it relates to legal matters, upon an Opinion of Counsel, unless the officer signing such certificate knows, or in the exercise of reasonable care should know, that such Opinion of Counsel with respect to the matters upon which such Officer’s Certificate is based are erroneous.  Any Opinion of Counsel may be based and may state that it is so based, insofar as it relates to factual matters, upon certificates of public officials or an Officer’s Certificate stating that the information with respect to such factual matters is in the possession of the Issuer, unless the counsel signing such Opinion of Counsel knows, or in the exercise of reasonable care should know, that the Officer’s Certificate with respect to the matters upon which such Opinion of Counsel is based are erroneous.

SECTION 13.05.   Statements Required in Certificate or Opinion.  Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(a) a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of each such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

SECTION 13.06.   Rules by Trustee, Paying Agent and Registrar.  The Trustee may make reasonable rules for action by or at a meeting of Holders.  The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 13.07.   Legal Holidays.  If an Interest Payment Date or other payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period.  If a Record Date is not a Business Day, the Record Date shall not be affected.

SECTION 13.08.   Governing Law.  THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 13.09.   Jurisdiction.  The Issuer and the Guarantor agree that any suit, action or proceeding against the Issuer or the Guarantor brought by any Holder or the Trustee arising out of or based upon this Indenture, the Guarantee or the Notes may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and each of them irrevocably submits to the exclusive jurisdiction of such courts in any suit, action or proceeding.  Each of the Issuer and the Guarantor irrevocably waives, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Guarantee or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum.  The Issuer and the Guarantor agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Issuer or the Guarantor, as the case may be, and may be enforced in any court to the jurisdiction of which the Issuer or the Guarantor, as the case may be, are subject by a suit upon such judgment; provided that service of process is effected upon the Issuer or the Guarantor, as the case may be, in the manner provided by this Indenture.  Each of the Issuer and the Guarantor has appointed CT Corporation System, with offices on the date hereof at 111 Eighth Avenue, New York, New York, 10011, or any successor, as its authorized agent (the “Authorized Agent”), upon whom process may be served in any suit, action or proceeding arising out of or based upon this Indenture, the Guarantee or the Notes or the transactions contemplated herein which may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, by any Holder or the Trustee, and expressly accepts the non-exclusive jurisdiction of any such court in respect of any such suit, action or proceeding.  Each of the Issuer and the Guarantor hereby represents and warrants that the Authorized Agent has accepted such appointment and has agreed to act as said agent for service of process, and the Issuer and the Guarantor agree to take any and all action, including the filing of any and all documents that may be necessary to continue such respective appointment in full force and effect as aforesaid.  Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the Issuer and the Guarantor.  Notwithstanding the foregoing, any action involving the Issuer or the Guarantor arising out of or based upon this Indenture, the Guarantee or the Notes may be instituted by any Holder or the Trustee in any other court of competent jurisdiction.

SECTION 13.10.   No Recourse Against Others.  A director, officer, employee or shareholder, as such, of the Issuer or the Guarantor shall not have any liability for any obligations of the Issuer or the Guarantor under the Notes, this Indenture or the Guarantee or for any claim based on, in respect of or by reason of such obligations or their creation.  By accepting a Note, each Holder shall waive and release all such liability.  The waiver and release shall be part of the consideration for the issue of the Notes.

SECTION 13.11.   Successors.  All agreements of the Issuer and the Guarantor in this Indenture and the Notes shall bind their respective successors.  All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 13.12.   Multiple Originals.  The parties may sign any number of copies of this Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  One signed copy is enough to prove this Indenture.

SECTION 13.13.   Table of Contents, Cross-Reference Sheet and Headings.  The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 13.14.   Severability.  In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 13.15.   Force Majeure.  The Trustee shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Trustee (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, epidemic or pandemic local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

SECTION 13.16.   Counterparts.  This Indenture may be signed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Indenture. Facsimile, documents executed, scanned and transmitted electronically and electronic signatures, including those created or transmitted through a software platform or application, shall be deemed original signatures for purposes of this Indenture, the Notes (other than the Trustee’s Certificate of Authentication) the Collateral Documents and all matters and agreements related thereto, with such facsimile, scanned and electronic signatures having the same legal effect as original signatures. The parties agree that this Indenture, the Notes (other than the Trustee’s Certificate of Authentication) or any Collateral Document or any instrument, agreement or document necessary for the consummation of the transactions contemplated by this Indenture or the Collateral Documents or related hereto or thereto (including, without limitation, addendums, amendments, notices, instructions, communications with respect to the delivery of securities or the wire transfer of funds or other communications) (“Executed Documentation”) may be accepted, executed or agreed to through the use of an electronic signature in accordance with applicable laws, rules and regulations in effect from time to time applicable to the effectiveness and enforceability of electronic signatures. Any Executed Documentation accepted, executed or agreed to in conformity with such laws, rules and regulations will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any third party electronic signature capture service providers as may be reasonably chosen by a signatory hereto or thereto. When the Trustee, Collateral Agent, Paying Agent, Transfer Agent or Registrar acts on any Executed Documentation sent by electronic transmission, it will not be responsible or liable for any losses, costs or expenses arising directly or indirectly from its reliance upon and compliance with such Executed Documentation, notwithstanding that such Executed Documentation (i) may not be an authorized or authentic communication of the party involved or in the form such party sent or intended to send (whether due to fraud, distortion or otherwise) or (ii) may conflict with, or be inconsistent with, a subsequent written instruction or communication; it being understood and agreed that the Trustee, Collateral Agent, Paying Agent, Transfer Agent and Registrar shall each conclusively presume that Executed Documentation that purports to have been sent by an authorized officer of a Person has been sent by an authorized officer of such Person. The party providing Executed Documentation through electronic transmission or otherwise with electronic signatures agrees to assume all risks arising out of such electronic methods, including, without limitation, the risk of the Trustee, Collateral Agent, Paying Agent, Transfer Agent or Registrar acting on unauthorized instructions and the risk of interception and misuse by third parties.

SECTION 13.17.   USA Patriot Act.  In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering, including Section 326 of the USA PATRIOT Act of the United States, the Trustee and the Collateral Agent are required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Trustee and the Collateral Agent. Accordingly, the Issuer and each Holder shall provide to the Trustee and the Collateral Agent, upon their request from time to time such identifying information and documentation as may be available for such party in order to enable the Trustee and the Collateral Agent to comply with such laws, rules, regulations and executive orders.

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

DIGICEL GROUP 0.5 LIMITED

By:
Name:
Title:

DIGICEL PACIFIC LIMITED
as Guarantor

By:
Name:
Title:

[Signature Page — Indenture]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

DEUTSCHE BANK TRUST COMPANY AMERICAS
as Trustee

By:
Name:
Title:

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS
as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

[Signature Page — Indenture]

EXHIBIT A

[FORM OF FACE OF NOTE]

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO.  OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[To be included only in Rule 144A or Regulation S Notes – Restricted Notes Legend]

THIS SECURITY (OR ITS PREDECESSOR) HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT AS SET FORTH IN THE NEXT SENTENCE.  BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER:

(1)  REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) (A “QIB”), OR (B) IT IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE U.S. SECURITIES ACT;

(2)  AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE ISSUER OR ANY OF ITS SUBSIDIARIES, (B) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QIB PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR 904 OF REGULATION S UNDER THE SECURITIES ACT, (D) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT) THAT, PRIOR TO SUCH TRANSFER, FURNISHES THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE TRANSFER OF THIS SECURITY (THE FORM OF WHICH CAN BE OBTAINED FROM THE TRUSTEE) AND, IF SUCH TRANSFER IS IN RESPECT OF AN AGGREGATE PRINCIPAL AMOUNT OF SECURITIES LESS THAN $250,000, AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER, IF THE ISSUER SO REQUESTS, THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE U.S. SECURITIES ACT, (F) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER), OR (G) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER

THE U.S. SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH THE APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION; AND

(3)  AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS SECURITY OR AN INTEREST HEREIN IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.

AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION” AND “UNITED STATES” HAVE THE MEANINGS GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE U.S. SECURITIES ACT.  THE INDENTURE GOVERNING THIS SECURITY CONTAINS A PROVISION REQUIRING THE TRUSTEE TO REFUSE TO REGISTER ANY TRANSFER OF THIS SECURITY IN VIOLATION OF THE FOREGOING.

No. ___

US$:
CUSIP No.
ISIN No:

DIGICEL GROUP 0.5 LIMITED

$[                  ]

10.0% SENIOR SECURED CASH PAY/PIK NOTE DUE 2024

Digicel Group 0.5 Limited, an exempted company with limited liability incorporated under the laws of Bermuda (the “Issuer”), for value received promises to pay to CEDE & CO. or registered assigns the principal sum of $              on April 1, 2024.

Interest Payment Dates:  April 1 and October 1 of each year, commencing October 1, 2020

Record Dates:  March 15 and September 15

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

Dated:                 , 2020

IN WITNESS WHEREOF, the Issuer has caused this Note to be signed manually or by facsimile by one of its duly authorized officers.

Dated:                 , 2020

DIGICEL GROUP 0.5 LIMITED

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Trustee, certifies that this is one of the Notes
referred to in the Indenture.

By:
Authorized Officer

[FORM OF REVERSE SIDE OF NOTE]

10.0% Senior Secured Cash Pay/PIK Note due 2024

1.	Interest

Digicel Group 0.5 Limited, an exempted company with limited liability incorporated under the laws of Bermuda (the “Issuer”), for value received promises to pay cash interest on the principal amount of this Note at 8.0% per annum. In addition to the cash interest payable as provided above, the Issuer promises to pay interest in kind (“PIK Interest”) on the principal amount of this Note at 2.0% per annum. On the first two Interest Payment Dates following the Issue Date, the Issuer may, at its option and in lieu of cash and PIK Interest that would otherwise be due on such dates, pay PIK Interest at a rate of 10.0% per annum with no cash interest (“Optional PIK Interest”). In the event that the Issuer elects to pay Optional PIK Interest with respect to an Interest Payment Date, the Issuer shall deliver a notice of such election to the Trustee and Holders not later than ten Business Days prior to the relevant Record Date. PIK Interest, including Optional PIK Interest, will be paid (x) with respect to Notes represented by one or more global notes registered in the name of, or held by, DTC or its nominee on the relevant Record Date, by increasing the principal amount of the outstanding global Note by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest $1.00) and (y) with respect to Notes represented by certificated notes, by issuing Notes under the Indenture in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable period (rounded up to the nearest $1.00), and the Trustee will, at the request of the Issuer, authenticate and deliver such Notes in certificated form for original issuance to the Holders on the relevant Record Date, as shown by the records of the register of Holders. Following an increase in the principal amount of the outstanding global notes as a result of a PIK Interest payment, the global notes will bear interest on such increased principal amount from and after the date of such PIK Interest payment. Any Notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date. All Notes issued pursuant to a PIK Interest payment will mature on April 1, 2024 and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the Notes issued on the Issue Date (as defined in the Indenture). Any certificated Notes will be issued with the description PIK on the face of such Note, and references to the “principal amount” of the Notes shall include any increase in the principal amount of the outstanding Notes as a result of any PIK interest payment. Both cash interest and PIK Interest will accrue from (i) if interest has not yet been paid on this Note, March 30, 2020, and (ii) thereafter, the most recent interest payment date to which interest has been paid or provided for, whichever is later. The calculation of PIK Interest will be made by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate, and such calculation and the correctness thereof shall not be a duty or obligation of the Trustee. Interest will be computed on the basis of a 360-day year of twelve 30-day months.  The Issuer will pay cash interest on overdue principal at 1% per annum in excess of the cash interest rate borne by the Notes compounded semiannually, and it shall pay cash interest on other overdue amounts at the same rate compounded semiannually to the extent lawful.  Any interest paid on this Note shall be increased to the extent necessary to pay Additional Amounts as set forth in this Note.

2.	Additional Amounts

(a)  All payments that the Issuer makes under or with respect to the Notes or that the Guarantor makes under or with respect to the Guarantee will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including, without limitation, penalties, interest and other similar liabilities related thereto) of whatever nature (collectively, “Taxes”) imposed or levied by or on behalf of (i) any jurisdiction in which the Issuer or the Guarantor is incorporated, organized or otherwise considered to be a resident or maintaining a permanent establishment or doing business for tax purposes or (ii) any jurisdiction from or through which the Issuer makes any payment on the Notes or the Guarantee or by or within any department or political subdivision thereof or therein having the power to tax (each of clauses (i) and (ii), a “Relevant Taxing Jurisdiction”), unless the Issuer or the Guarantor, as the case may be, is required to withhold or deduct Taxes by law or by the interpretation or administration of law. If the Issuer or the Guarantor is required to withhold or deduct any amount for or on account of Taxes of a Relevant Taxing Jurisdiction from any payment made under or with respect to the Notes, the Issuer or the Guarantor, as the case may be, will pay additional amounts in cash (“Additional Amounts”) as may be necessary to ensure that the net amount received by each holder of the Notes after such withholding or deduction (including withholding or deduction attributable to Additional Amounts payable hereunder) will not be less than the amount the holder would have received if such Taxes had not been withheld or deducted.

(b)  Neither the Issuer nor the Guarantor will, however, pay Additional Amounts to a holder or beneficial owner of Notes:

(i) to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the holder’s or beneficial owner’s present or former connection with the Relevant Taxing Jurisdiction (other than a connection arising by reason of the acquisition, ownership, holding or disposition of Notes or by reason of the receipt of payments thereunder or under the Guarantee or the exercise or enforcement of rights under any Notes or the Indenture or under the Guarantee);

(ii) to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the failure of the holder or beneficial owner of Notes, following the Issuer’s timely written request addressed to the holder, to the extent such holder or beneficial owner is legally entitled to do so, to comply with any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Relevant Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Relevant Taxing Jurisdiction (including, without limitation, a certification that the holder or beneficial owner is not resident in the Relevant Taxing Jurisdiction);

(iii) in respect of any Tax imposed or withheld pursuant to Sections 1471 through 1474 of the Code as of the date of the Indenture (or any amended or successor version of such sections that is substantively comparable and not materially more onerous to comply with), current or future Treasury Regulations issued thereunder or any official interpretation thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code as of the date of the Indenture (or any amended or successor version described above), and any intergovernmental agreement (or related governmental regulations, rules or official administrative practices) implementing the foregoing;

(iv) with respect to any estate, inheritance, gift, sales, transfer or personal property tax or any similar Taxes;

(v) if such holder is a fiduciary or partnership or person other than the sole beneficial owner of such payment and the Taxes giving rise to such Additional Amounts would not have been imposed on such payment had such holder been the beneficiary, partner or sole beneficial owner, as the case may be, of such Note (but only if there is no material cost or expense associated with transferring such Note to such beneficiary, partner or sole beneficial owner and no restriction on such transfer that is outside the control of such beneficiary, partner or sole beneficial owner);

(vi) to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the presentation by the holder of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for whichever occurs later; and

(vii) with respect to any combination of the items listed above.

The Issuer and the Guarantor will (i) make such withholding or deduction required by applicable law and (ii) timely remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Issuer and the Guarantor will make all reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes, in such form as provided in the ordinary course by the Relevant Taxing Jurisdiction. The Issuer and the Guarantor will provide to the Trustee, within a reasonable time after the date the payment of any Taxes so deducted or withheld are due pursuant to applicable law, either a certified copy of tax receipts evidencing such payment, or, if such tax receipts are not reasonably available to the Issuer or the Guarantor, such other documentation that provides reasonable evidence of payment of such Taxes by the Issuer or the Guarantor.

(c)  At least 30 calendar days prior to each date on which any payment under or with respect to the Notes is due and payable, if the Issuer or the Guarantor will be obligated to pay Additional Amounts with respect to such payment (unless such obligation to pay Additional Amounts arises after the 30th day prior to the date on which payment under or with respect to the Notes is due and payable, in which case it will be promptly thereafter), the Issuer will deliver to the Trustee an Officer’s Certificate stating that such Additional Amounts will be payable and the amounts so payable and setting forth such other information necessary to enable the Trustee to pay such Additional Amounts to holders on the relevant payment date. The Issuer shall promptly publish a notice in accordance with Section 13.02 stating that such Additional Amounts will be payable and describing its obligations to pay such amounts.

In addition, the Issuer and the Guarantor will pay (i) any present or future stamp, issue, registration, court, documentation, excise or other similar taxes, charges and duties, including interest and penalties with respect thereto, imposed by any Relevant Taxing Jurisdiction in respect of the execution, issue, registration or delivery of the Notes or the Guarantee or any other document or instrument referred to thereunder and (ii) any such taxes, charges or duties imposed by any jurisdiction as a result of, or in connection with, the enforcement of the Notes, the Guarantee and/or any other such document or instrument and the Issuer and the Guarantor agree to indemnify the holders for any such Taxes paid by or on behalf of such holders.

(d)  The foregoing provisions shall survive any termination, defeasance or discharge of the Indenture and shall apply mutatis mutandis to any jurisdiction in which any Surviving Entity (as defined in Section 5.01(a)(i) of the Indenture) is organized or is otherwise considered to be a resident for tax purposes or maintaining a permanent establishment or doing business for Tax purposes or any jurisdiction from or through which payment is made by or on behalf of such Surviving Entity or its agents and any political subdivision or taxing authority or agency thereof or therein.

(e)  Whenever the Indenture or the Notes refer to, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to any Note, such reference includes the payment of Additional Amounts or indemnification payments as described hereunder, to the extent that in such context Additional Amounts or indemnification payments are, were or would be payable in respect thereof pursuant to Section 4.12 of the Indenture.

(f)  The Issuer and the Guarantor, jointly and severally, will indemnify and hold harmless the holders of Notes, and, upon written request of any holder of Notes, reimburse such holder for the amount of (i) any Taxes levied or imposed by a Relevant Taxing Jurisdiction and payable by such holder in connection with payments made under or with respect to the Notes held by such holder or the Guarantee; and (ii) any Taxes levied or imposed by a Relevant Taxing Jurisdiction with respect to any reimbursement under the foregoing clause (i) or this clause (ii), so that the net amount received by such holder after such reimbursement will not be less than the net amount such holder would have received if the Taxes giving rise to the reimbursement described in clauses (i) and/or (ii) had not been imposed, provided, however, that the indemnification obligation provided for in this paragraph shall not extend to Taxes imposed for which the eligible holder of the Notes would not have been eligible to receive payment of Additional Amounts pursuant to exceptions (b)(i) through (vii) above or to the extent such holder received Additional Amounts with respect to such payments.

3.	Method of Payment

The Issuer shall pay interest on this Note (except defaulted interest) to the persons who are registered Holders of this Note at the close of business on the Record Date for the next Interest Payment Date even if this Note is cancelled after the Record Date and on or before the Interest Payment Date.  The Issuer shall pay principal and cash interest in dollars in immediately available funds that at the time of payment is legal tender for payment of public and private debts, except for PIK Interest in accordance with Paragraph 1 of this Note; provided that payment of cash interest may be made at the option of the Issuer by check mailed to the Holder.

Notwithstanding anything to the contrary herein, the payment of accrued interest (including the interest that would be PIK Interest when paid) in connection with the any redemption of Notes as described under this Section 3 and Section 4.11 of the Indenture shall be made solely in cash.

The amount of payments in respect of interest on each Interest Payment Date shall correspond to the aggregate principal amount of Notes represented by the Regulation S Global Note and the Restricted Global Note, as established by the Registrar at the close of business on the relevant Record Date.  Payments of principal shall be made upon surrender of the Regulation S Global Note and the Restricted Global Note to the Paying Agent.

4.	Paying Agent and Registrar

Initially, Deutsche Bank Trust Company Americas or one of its affiliates will act as Paying Agent and Registrar.  The Issuer or any of its Affiliates may act as Paying Agent, Registrar or co-Registrar.

5.	Indenture

The Issuer issued the Notes under an indenture dated as of                , 2020 (the “Indenture”), among the Issuer, the Guarantor, and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”) and as collateral agent.  Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.  The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of those terms.  To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Notes are secured senior obligations of the Issuer and are issued in an initial aggregate principal amount at Maturity of $               ..  The Indenture imposes certain limitations on the Issuer, the Guarantor and their Affiliates, including, without limitation, limitations on the incurrence of indebtedness and issuance of stock, the payment of dividends and other payment restrictions affecting the Issuer and its subsidiaries, the sale of assets, transactions with and among Affiliates of the Restricted Subsidiaries, change of control and Liens.

This Note is one of a duly authorized issue of notes of the Issuer designated as its 10.0% Senior Secured Cash Pay/PIK Notes due 2024.  The Issuer shall be entitled to issue Additional Notes pursuant to Section 2.15 of the Indenture.

6.	Optional Redemption

At any time, upon not less than 15 nor more than 60 days’ notice, the Issuer may redeem all or part of the Notes at the redemption price of 100% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date. These redemptions will be in a minimum amount of $2,000 and multiples thereof of $1.00. This redemption is subject to the right of holders of record on the relevant regular record date that is prior to the redemption date to receive interest due on an interest payment date:

7.	Redemption upon Changes in Withholding Taxes

If, as a result of:

(a)	any amendment to, or change in, the laws (or regulations or rulings promulgated thereunder) of any Relevant Taxing Jurisdiction which amendment or change is not publicly announced prior to April 1, 2020, and becomes effective on or after April 1, 2020 (or, if a Relevant Taxing Jurisdiction becomes a Relevant Taxing Jurisdiction on a date after April 1, 2020, on or after such later date); or

(b)	any change in, or amendment to, the official application or official interpretation of the laws, treaties, regulations or rulings of any Relevant Taxing Jurisdiction applicable to the Issuer or the Guarantor which change or amendment is not publicly announced prior to April 1, 2020, and becomes effective on or after April 1, 2020 (or, if a Relevant Taxing Jurisdiction becomes a Relevant Taxing Jurisdiction on a date after April 1, 2020, on or after such later date) (each of the foregoing in clause (a) and (b), a “Change in Tax Law”), the Issuer or the Guarantor would be obligated to pay, on the next date for any payment, Additional Amounts or indemnification payments (as described above in Section 2 of this Note) with respect to the Relevant Taxing Jurisdiction, which the Issuer or the Guarantor reasonably determines it cannot avoid by the use of reasonable measures available to it, then the Issuer may redeem all, but not less than all, of the Notes, at any time thereafter, upon not less than 15 nor more than 60 days’ notice, at a redemption price of 100% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date. This redemption is subject to the right of holders of record on the relevant regular record date that is prior to the redemption date to receive interest due on an interest payment date. Prior to the giving of any notice of redemption described in this paragraph, the Issuer will deliver to the Trustee:

(a)	an Officer’s Certificate stating that it is entitled to effect such redemption and that the obligation to pay such Additional Amounts or indemnification payments cannot be avoided by the Issuer’s or Guarantor’s taking reasonable measures available to it; and

(b)	a written opinion of an independent legal counsel to the Issuer of recognized standing and reasonably satisfactory to the Trustee to the effect that the Issuer or the Guarantor has or will become obligated to pay such Additional Amounts or indemnification payments as a result of a Change in Tax Law.

The Issuer will publish a notice of any optional redemption of the Notes described above in accordance with the provisions of the Indenture described under Section 13.02.  No such notice of redemption may be given more than 60 days before or 365 days after the Issuer first becomes liable to pay any Additional Amount or indemnification payments.

The foregoing will apply (a) to any Guarantor only if the payment giving rise to such requirement cannot be made by the Issuer or another Guarantor without the obligation to pay Additional Amounts and (b) mutatis mutandis to any successor Person and to any jurisdiction in which any successor Person is incorporated or organized or otherwise considered to be a tax resident or maintaining a permanent establishment or doing business for Tax purposes or any jurisdiction from or through which any payment on the Notes or any Notes Guarantee is made by or on behalf of such successor Person and any political subdivision or taxing authority or agency thereof or therein.

8.	Notice of Redemption

Notice of redemption will be mailed by first-class mail postage prepaid, at least 15 days but not more than 60 days before the Redemption Date to the Holder of this Note to be redeemed at the addresses contained in the Security Register, except that a redemption notice may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture.  Any redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of any Equity Offering, a refinancing transaction or any other corporate transactions.  If this Note is in a denomination larger than $2,000 of principal amount at Maturity it may be redeemed in part but only in integral multiples of $1.00 at Maturity.  In the event of a redemption of less than all of the Notes, the Notes for redemption will be chosen by the Trustee in accordance with the Indenture.  If this Note is redeemed subsequent to a Record Date with respect to any Interest Payment Date specified above, then any accrued interest will be paid to the Holder at the close of business on such Record Date.  If money sufficient to pay the Redemption Price of and accrued interest on all Notes (or portions thereof) to be redeemed on the Redemption Date is deposited with the applicable Paying Agent on or before the Redemption Date and certain other conditions are satisfied, interest ceases to accrue on such Notes (or such portions thereof) called for redemption on or after such Redemption Date.

9.	Repurchase at the Option of Holders

The Notes may be the subject of an offer to purchase, as further described in the Indenture.

10.	Denominations

The Notes are in denominations of $1.00 and integral multiples of $1.00 of principal amount at Maturity.  The transfer of Notes may be registered, and Notes may be exchanged, as provided in the Indenture.  The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.

11.	Unclaimed Money

All moneys paid by the Issuer or the Guarantor to the Trustee or a Paying Agent for the payment of the principal of, or premium, if any, or interest on, any Notes that remain unclaimed at the end of two years after such principal, premium or interest has become due and payable may be repaid to the Issuer or the Guarantor, subject to applicable law, and the Holder of such Note thereafter may look only to the Issuer or the Guarantor for payment thereof.

12.	Discharge and Defeasance

Subject to certain conditions, the Issuer at any time may terminate some or all of its obligations and the obligations of the Guarantor under the Notes, the Guarantee and the Indenture if the Issuer irrevocably deposits with the Trustee dollars or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or Maturity, as the case may be.

13.	Amendment, Supplement and Waiver

Subject to certain exceptions, the Collateral Documents, the Indenture, the Guarantee and the Notes may be amended, or default may be waived, with the consent of the Holders of a majority in principal amount of the outstanding Notes. Without notice to or the consent of any Holder, the Issuer, the Guarantor, the Trustee and the Collateral Agent (at the direction of the Trustee) may amend or supplement the Indenture, the Guarantee or the Notes to, among other things, cure any ambiguity, defect or inconsistency if such amendment or supplement does not materially adversely affect the interests of the Holders.

14.	Defaults and Remedies

The Notes have the Events of Default as set forth in Section 6.01 of the Indenture.  If an Event of Default occurs and is continuing, the Trustee, by notice to the Issuer and the Guarantor, or the registered Holders of not less than 25% in aggregate principal amount of the Notes then outstanding by written notice to the Issuer and the Guarantor (and to the Trustee if such notice is given by the Holders), subject to certain limitations, may declare all the Notes to be due and payable immediately.  Certain events of bankruptcy or insolvency are Events of Default and shall result in the Notes being due and payable immediately upon the occurrence of such Events of Default.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture.  The Trustee may refuse to enforce the Indenture or the Notes unless it receives an indemnity satisfactory to it.  Subject to certain limitations, Holders of a majority in aggregate principal amount of the Notes may direct the Trustee in its exercise of any trust or power.  The Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee may rescind any acceleration and its consequence if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, or interest that has become due solely because of such acceleration.  The above description of Events of Default and remedies is qualified by reference, and subject in its entirety, to the provisions of the Indenture.

15.	Trustee Dealings with the Issuer

Subject to certain limitations imposed by the U.S. Trust Indenture Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuer, the Guarantor or any of their Affiliates with the same rights it would have if it were not Trustee.  Any Paying Agent, Registrar, co-Registrar or co-Paying Agent may do the same with like rights.

16.	No Recourse Against Others

A director, officer, employee, or stockholder, as such, of the Issuer or the Guarantor shall not have any liability for any obligations of the Issuer or the Guarantor under the Notes, the Guarantee or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  By accepting a Note, each Holder shall waive and release all such liability.  The waiver and release are part of the consideration for the issue of the Notes.

17.	Authentication

This Note shall not be valid until an authorized officer of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

18.	Collateral

This Note will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Collateral Documents. The Collateral Agent holds the Collateral for the benefit of the Holders pursuant to the Collateral Documents. Each Holder, by accepting this Note, consents and agrees to the terms of the Collateral Documents (including the provisions providing for the foreclosure and release of the Collateral) as the same may be in effect or may be amended from time to time in accordance with the terms thereof and of the Indenture and authorizes and directs the Collateral Agent to enter into, or appoint a co-collateral agent to enter into, the Collateral Documents, and to perform its obligations and exercise its rights thereunder in accordance therewith.

19.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

20.	ISIN and CUSIP Numbers

The Issuer may have caused ISIN or CUSIP numbers to be printed on the Notes and directed the Trustee to use such ISIN or CUSIP numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of any such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

21.	Governing Law

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

The Issuer or the Guarantor shall furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture.  Requests may be made to:

Digicel Group 0.5 Limited
The Digicel Building
14 Ocean Boulevard
Kingston, Jamaica, W.I.
Attention:  General Counsel

ASSIGNMENT FORM

To assign and transfer this Note, fill in the form below:

(I) or (the Issuer) assign and transfer this Note to

(Insert assignee’s social security or tax I.D. no.)

(Print or type assignee’s name, address and postal code)

and irrevocably appoint _____________________ agent to transfer this Note on the books of the Issuer.  The agent may substitute another to act for him.

Your Signature:

_______________________________________________________

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

_______________________________________________________

(Participant in a recognized signature guarantee medallion program)

Date:  ______________________

Certifying Signature:

[THE FOLLOWING PROVISION TO BE INCLUDED ON ALL
CERTIFICATES BEARING A RESTRICTED LEGEND]

In connection with any transfer of any Notes evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Notes and the last date, if any, on which the Notes were owned by the Issuer or any Affiliate of the Issuer, the undersigned confirms that such Notes are being transferred in accordance with the transfer restrictions set forth in such Notes and:

CHECK ONE BOX BELOW

(1)	☐	to the Issuer or any Subsidiary; or

(2)	☐	pursuant to an effective registration statement under the U.S. Securities Act of 1933; or

(3)	☐	pursuant to and in compliance with Rule 144A under the U.S. Securities Act of 1933; or

(4)	☐	pursuant to and in compliance with Regulation S under the U.S. Securities Act of 1933; or

(5)	☐	such Transfer is being made to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933) that has furnished to the Trustee a signed letter containing certain representations and agreements, in the form which is attached to the Indenture; or

(6)	☐	pursuant to another available exemption from the registration requirements of the U.S. Securities Act of 1933.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (3) is checked, by executing this form, the Transferor is deemed to have certified that such Notes are being transferred to a person it reasonably believes is a “qualified institutional buyer” as defined in Rule 144A under the U.S. Securities Act of 1933 who has received notice that such transfer is being made in reliance on Rule 144A; if box (4) is checked, by executing this form, the Transferor is deemed to have certified that such transfer is made pursuant to an offer and sale that occurred outside the United States in compliance with Regulation S under the U.S. Securities Act; if box (5) is checked, by executing this form, the Transferor is deemed to have certified that such Notes are being transferred to a person it reasonably believes is an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933) and such transferee has furnished to the Trustee a signed letter containing certain representations and agreements, in the form which is attached to the Indenture; and if box (6) is checked, the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuer reasonably request to confirm that such transfer is being made pursuant to an exemption from or in a transaction not subject to, the registration requirements of the U.S. Securities Act of 1933.

Signature: _______________________________________________

Signature Guarantee:

_______________________________________________________

(Participant in a recognized signature guarantee medallion program)

Certifying Signature:  ____________________________   Date:  _____________________

Signature Guarantee:

_______________________________________________________

(Participant in a recognized signature guarantee medallion program)

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note or a portion thereof repurchased pursuant to Sections 4.09, 4.11, 4.23 or 4.24 of the Indenture, check the box:  ☐

If the purchase is in part, indicate the portion (in denominations of $2,000 or any multiple of $1.00 in excess thereof) to be purchased:

Your Signature:

_______________________________________________________

(Sign exactly as your name appears on the other side of this Note)

Date:

Certifying Signature:  ______________________________________

SCHEDULE A

SCHEDULE OF PRINCIPAL AMOUNT

The following decreases/increases in the principal amount of this Security have been made:

Date of Decrease/ Increase	Decrease in Principal Amount	Increase in Principal Amount	Principal Amount Following such Decrease/Increase	Notation Made by or on Behalf of Registrar

SENIOR SECURED GUARANTEE

OF

[NAME OF GUARANTOR]

Relating to the Indenture dated as of                , 2020 (the “Indenture”) among Digicel Group 0.5 Limited, an exempted company with limited liability incorporated organized under the laws of Bermuda (the “Issuer”), the Guarantor and Deutsche Bank Trust Company Americas, as Trustee. Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

For value received, [Name of Guarantor] (the “Guarantor”) hereby fully and, subject to the limitation on the effectiveness and enforceability described below and in Section 10.03 of the Indenture, unconditionally guarantees, on a senior secured, joint and several basis, to each Holder, to the Collateral Agent and its successors and assigns and to the Trustee and its successors and assigns on behalf of each Holder, the full payment of principal of, premium, if any, interest, if any, and Additional Amounts, if any on, and all other monetary obligations of the Issuer under the Indenture and the Note (including obligations to the Collateral Agent and the Trustee) with respect to each Note authenticated and delivered by the Trustee or its agent pursuant to and in accordance with the Indenture, in accordance with the terms of the Indenture (all the foregoing being hereinafter collectively called the “Obligations”).  The Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, as provided in the Indenture without notice or further assent from the Guarantor and that the Guarantor will remain bound by Article Ten of the Indenture notwithstanding any extension or renewal of any Obligation.  All payments under this Senior Secured Guarantee shall be made in dollars.

[Any other limitations to be included.]

Capitalized terms not defined herein have the meanings given to such terms in the Indenture.  This Senior Secured Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the Guarantor has caused this Senior Secured Guarantee to be duly executed.

Dated:                 , 2020

[NAME OF GUARANTOR],
as Guarantor

By:
Name:
Title:

EXHIBIT B

FORM OF TRANSFER CERTIFICATE FOR TRANSFER FROM RESTRICTED
GLOBAL NOTE/IAI GLOBAL NOTE TO REGULATION S GLOBAL NOTE.1

(Transfers pursuant to § 2.06(a)(ii) of the Indenture)

Deutsche Bank Trust Company Americas
Trust and Agency Services

60 Wall Street, 24th Floor

MS: NYC60-2405

New York, New York 10005, USA
Attn: Corporates Team, Digicel
Facsimile: (732) 578-4635

Deutsche Bank Trust Company Americas, as Transfer Agent
c/o DB Services Americas, Inc.
Transfer Department
5022 Gate Parkway, Suite 200
Jacksonville, FL 32256
Attn: Transfer Department

Re:  10.0% Senior Secured Cash Pay/PIK Notes due 2024 (the “Notes”)

Reference is hereby made to the Indenture dated as of                , 2020 (the “Indenture”) among Digicel Group 0.5 Limited, an exempted company with limited liability incorporated under the laws of Bermuda (the “Issuer”), the Guarantor and Deutsche Bank Trust Company Americas, as Trustee.  Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

This letter relates to $____________ aggregate principal amount of Notes that are held as a beneficial interest in the form of the [Restricted Global Note][IAI Global Note](ISIN No. [          ]; CUSIP No.  [           ]) with the Depository in the name of [name of transferor] (the “Transferor”).  The Transferor has requested an exchange or transfer of such beneficial interest for an equivalent beneficial interest in the Regulation S Global Note (ISIN No. [           ]; CUSIP No. [           ]).

In connection with such request, the Transferor does hereby certify that such transfer has been effected in accordance with the transfer restrictions set forth in the Notes and:

(a)  with respect to transfers made in reliance on Regulation S (“Regulation S”) under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), does certify that:

(i) the offer of the Notes was not made to a person in the United States;

(ii) either (i) at the time the buy order is originated the transferee is outside the United States or the Transferor and any person acting on its behalf reasonably believe that the transferee is outside the United States or; (ii) the transaction was executed in, on or through the facilities of a designated offshore securities market described in paragraph (b) of Rule 902 of Regulation S and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States

[1]	If the Note is a Definitive Note, appropriate changes need to be made to the form of this transfer certificate.

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(iii) no directed selling efforts have been made in the United States by the Transferor, an affiliate thereof or any person their behalf in contravention of the requirements of Rule 903 or 904 of Regulation S, as applicable;

(iv) the transaction is not part of a plan or scheme to evade the registration requirements of the U.S. Securities Act; and

(v) the Transferor is not the Issuer, a distributor of the Notes, an affiliate of the Issuer or any such distributor (except any officer or director who is an affiliate solely by virtue of holding such position) or a person acting on behalf of any of the foregoing.

(b)  with respect to transfers made in reliance on Rule 144 the Transferor certifies that the Notes are being transferred in a transaction permitted by Rule 144 under the U.S. Securities Act.

You, the Issuer, the Guarantor and the Trustee are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.  Terms used in this certificate have the meanings set forth in Regulation S.

[Name of Transferor]

By:
Name:
Title:

Date:

cc:	Attn:

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EXHIBIT C

FORM OF TRANSFER CERTIFICATE FOR TRANSFER FROM REGULATION S
GLOBAL NOTE/IAI GLOBAL NOTE TO RESTRICTED GLOBAL NOTE

(Transfers pursuant to § 2.06(a)(iii) of the Indenture)

Deutsche Bank Trust Company Americas
Trust and Agency Services

60 Wall Street, 24th Floor

MS: NYC60-2405

New York, New York 10005, USA
Attn: Corporates Team, Digicel
Facsimile: (732) 578-4635

Deutsche Bank Trust Company Americas
c/o DB Services Americas, Inc.
Transfer Department
5022 Gate Parkway, Suite 200
Jacksonville, FL 32256
Attn: Transfer Department

Re:  10.0% Senior Secured Cash Pay/PIK Notes due 2024 (the “Notes”)

Reference is hereby made to the Indenture dated as of                , 2020 (the “Indenture”) among Digicel Group 0.5 Limited, an exempted company with limited liability incorporated under the laws of Bermuda (the “Issuer”), the Guarantor and Deutsche Bank Trust Company Americas, as Trustee.  Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

This letter relates to $___________ aggregate principal amount at Maturity of Notes that are held in the form of the [Regulation S Global Note][IAI Global Note] with the Depository (ISIN No. [       ]; CUSIP No. [       ]) in the name of [name of transferor] (the “Transferor”) to effect the transfer of the Notes in exchange for an equivalent beneficial interest in the Restricted Global Note (ISIN No. [       ]; CUSIP No. [       ]).

In connection with such request, and in respect of such Notes the Transferor does hereby certify that such Notes are being transferred in accordance with the transfer restrictions set forth in the Notes and that:

CHECK ONE BOX BELOW

☐	the Transferor is relying on Rule 144A under the Securities Act for exemption from such Act’s registration requirements; it is transferring such Notes to a person it reasonably believes is a QIB as defined in Rule 144A that purchases for its own account

☐	the Transferor is relying on an exemption other than Rule 144A from the registration requirements of the Securities Act

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You, the Issuer, the Guarantor, and the Trustee are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Name of Transferor]

By:
Name:
Title:

Date:

cc:	Attn:

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EXHIBIT D

FORM OF CERTIFICATE FROM ACQUIRING ACCREDITED INVESTOR

(Transfers of beneficial interest in [Restricted Global Note][Regulation S Global Note] pursuant to § 2.06(b)(iv) of the Indenture)

Deutsche Bank Trust Company Americas
Trust and Agency Services

60 Wall Street, 24th Floor

MS: NYC60-2405

New York, New York 10005, USA
Attn: Corporates Team, Digicel
Facsimile: (732) 578-4635

Deutsche Bank Trust Company Americas
c/o DB Services Americas, Inc.
Transfer Department
5022 Gate Parkway, Suite 200

Jacksonville, FL 32256 16
Attn: Transfer Department

Re:  10.0% Senior Secured Cash Pay/PIK Notes due 2024 (the “Notes”)

Reference is hereby made to the Indenture dated as of                , 2020 (the “Indenture”) among Digicel Group 0.5 Limited, an exempted company with limited liability incorporated under the laws of Bermuda (the “Issuer”), the Guarantor and Deutsche Bank Trust Company Americas, as Trustee.  Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

In connection with our proposed purchase of $___________ aggregate principal amount of a beneficial interest in a [Restricted Global Note][Regulation S Global Note] we confirm that:

1.  We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture, and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act.

2.  We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence.  We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (a) to the Issuer, (b) so long as the Notes are eligible for resale pursuant to Rule 144A under the Securities Act to a person whom we reasonably believe is a qualified institutional buyer within the meaning of Rule 144A purchasing for its own account or for the account of a qualified institutional buyer, in each case, to whom notice is given that the offer, resale, pledge or other transfer is being made in reliance on Rule 144A, (c) to non-U.S. persons in offshore transactions in accordance with Rule 904 of Regulation S under the Securities Act, (d) pursuant to Rule 144 under the Securities Act, (e) pursuant to an effective registration statement under the Securities Act or (f) in any other transaction that does not require registration under the Securities Act, and we further agree to provide to any person purchasing the beneficial interest in a Global Note from us in a transaction meeting the requirements of any of clauses (a) through (f) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

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3.  We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Issuer such certifications, legal opinions and other information as you and the Issuer may reasonably require to confirm that the proposed sale complies with the foregoing restrictions.  We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4.  We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5.  We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

6.  We are acquiring a minimum principal amount of $250,000 of the Notes for investment purposes and not with a view to or for offer or sale in connection with any distribution in violation of the Securities Act.

You, the Issuer, the Guarantor and the Trustee are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Name of Transferor]

By:
Name:
Title:

Date:

cc:	Attn:

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